                               PRELIMINARY COPY

                                 SCHEDULE 14C

                Information Statement Pursuant to Section 14(c)
                    of the Securities Exchange Act of 1934

Check the appropriate box:

[X]  Preliminary Information Statement
[_]  Definitive Information Statement
[_] Confidential, for the Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

                                BBN CORPORATION
               (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          Common Stock, $1.00 par value

     (2)  Aggregate number of securities to which transaction applies:

          21,582,426 shares of Common Stock*

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          $29.00

     (4)  Proposed maximum aggregate value of transaction:

          $625,890,354

     (5)  Total fee paid:

          $125,178.07

[_]  Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          $123,135

     (2)  Form, Schedule or Registration Statement No.:

          Schedule 14D-1/Schedule 13D

     (3)  Filing Party:

          GTE Massachusetts Incorporated/GTE Corporation

(4)  Date Filed: May 12, 1997

     * Estimated for purposes of calculating the amount of the filing fee only. The amount assumes that 21,582,426 shares of common stock, $1.00 par value, of BBN Corporation (the "Company") (including the associated common stock purchase rights) (collectively, the "Shares") are outstanding upon consummation of the merger of GTE Massachusetts with and into the Company. Such number of shares represents all the Shares outstanding as of June 17, 1997. Such number does not include any Shares issuable upon additional conversion of any of the Company's 6% Convertible Subordinated Notes due 2012.

                               PRELIMINARY COPY

                                BBN CORPORATION


                                                    ______________________, 1997


To the Stockholders of
BBN Corporation:

     BBN Corporation (the "Company") cordially invites you to attend a Special Meeting of Stockholders of BBN Corporation to be held on [________, 1997,] at 10:00 a.m., local time, at Room 36-1, 36th Floor, One International Place, Boston, Massachusetts (the "Meeting"). At the Meeting, a proposal to adopt and approve the Agreement and Plan of Merger dated as of May 5, 1997 (the "Merger Agreement"), by and among GTE Corporation ("Parent"), GTE Massachusetts Incorporated, a wholly owned subsidiary of Parent ("Purchaser"), and the Company, which provides for the merger of Purchaser with and into the Company (the "Merger"), will be voted upon.

     The proposed Merger is the second and final step in the acquisition of the Company by Parent. The first step was a tender offer (the "Offer") by Purchaser to acquire all of the shares of common stock, $1.00 par value per share (including the associated common stock purchase rights) (the "Shares"), of the Company for $29.00 per Share in cash. The Offer has been completed, and approximately 20,492,853 Shares, including Shares subject to guarantee of delivery, were tendered and not withdrawn. Purchaser acquired 20,432,435 Shares in the Offer (which number excludes Shares tendered pursuant to guarantee of delivery for which Share certificates were not received), representing approximately 94.67% of the Shares outstanding on June 17, 1997 (or 85.81% of the Shares that would be outstanding if all of the Subordinated Notes (as defined herein) were converted). Massachusetts law requires the affirmative vote of the holders of at least two-thirds of the outstanding Shares entitled to vote to cause the Merger to be approved and adopted at the Meeting. In the Merger Agreement, Parent agreed to vote, or cause to be voted, all Shares it beneficially owns for the approval and adoption of the Merger Agreement. Accordingly, the adoption and approval of the Merger Agreement at the Meeting is assured without the affirmative vote of any other stockholder and we are not asking you for a proxy and you are requested not to send us a proxy.

     If the Merger is consummated, each Share (other than Shares owned by Parent, Purchaser or any other wholly owned subsidiary of Parent, or Shares held by dissenting stockholders who properly exercise and perfect their appraisal rights under Massachusetts law) will be converted into the right to receive $29.00 per Share in cash, without interest thereon, all as more fully set forth and described in the accompanying Information Statement and the Merger Agreement, a copy of which is attached as Exhibit B to the accompanying Information Statement.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER BY THE STOCKHOLDERS OF THE COMPANY.

     We urge you to read and carefully consider the information presented in the accompanying Information Statement.

                                 Sincerely,



                                 George H. Conrades
                                 Chairman of the Board, President
                                 and Chief Executive Officer

                               PRELIMINARY COPY

                                BBN CORPORATION

                  NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD [_________, 1997]

To the Stockholders of
BBN Corporation:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of BBN Corporation (the "Company") will be held on [_________, 1997,] at 10:00 a.m., local time, at Room 36-1, 36th Floor, One International Place, Boston, Massachusetts, and at any adjournment, continuation or postponement thereof (the "Meeting"), for the following purposes:

     1. To consider and act on the Agreement and Plan of Merger dated as of May 5, 1997 (the "Merger Agreement"), by and among the Company, GTE Corporation ("Parent") and GTE Massachusetts Incorporated, a wholly owned subsidiary of Parent ("Purchaser"). The Merger Agreement provides, among other things, for
(i) the merger of Purchaser with and into the Company (the "Merger"), with the Company as the surviving corporation (the "Surviving Corporation"); and (ii) the conversion of all of the issued and outstanding shares of common stock, $1.00 par value per share, of the Company (including the associated common stock purchase rights) (the "Shares"), other than the Shares owned by Parent, Purchaser or any other wholly owned subsidiary of Parent, or Shares held by dissenting stockholders who properly exercise and perfect their appraisal rights under Massachusetts law, into the right to receive $29.00 per share in cash, without interest, all as more fully described in the accompanying Information Statement.

     2. To transact such other business as may properly be brought before the Meeting.

     If the Merger Agreement is approved by the stockholders of the Company at the Meeting and the Merger is effected, any stockholder (1) who files with the Company before the taking of the vote on the approval of the Merger Agreement, written objection to the proposed action stating that he or she intends to demand payment for his or her Shares if the Merger Agreement is approved and adopted and (2) whose Shares are not voted in favor of such approval and adoption has or may have the right to demand in writing from the Surviving Corporation, within twenty days after the date of mailing to him of notice in writing that the Merger has become effective, payment for his Shares and an appraisal of the value thereof. The Surviving Corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in Sections 88 to 98, inclusive, of Chapter 156B of the General Laws of Massachusetts, a copy of which is attached as Exhibit A to the Information Statement accompanying this notice. For further information about appraisal rights and the procedures to assert those rights, see "The Merger -- Appraisal Rights" in the accompanying Information Statement.

     The Board of Directors has fixed the close of business on [_______, 1997] as the record date (the "Record Date") for the determination of the stockholders entitled to notice of and to vote at the Meeting.

     The Bylaws require that the holders of a majority of the Shares issued, outstanding and entitled to vote be present or be represented by proxy at the Meeting in order to constitute a quorum for the transaction of business.

     The approval and adoption of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding Shares entitled to vote as of the Record Date. The Merger Agreement requires Parent to vote, or cause to be voted, all of the Shares beneficially owned by it in favor of approving and adopting the Merger Agreement. As a result of the purchase of the Shares pursuant to the Offer, Parent and Purchaser have acquired the right to vote a sufficient number of Shares to cause the Merger Agreement to be approved and adopted without the affirmative vote of any other stockholder. Accordingly, approval and adoption of the Merger Agreement at the Meeting is assured.

     The Merger Agreement is attached as Exhibit B to the Information Statement accompanying this notice.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER BY THE STOCKHOLDERS OF THE COMPANY.

     This letter constitutes the notice to stockholders required by Sections 36 and 78 of Chapter 156B of the General Laws of Massachusetts.

     You should not send any Share certificates at this time. You will receive a Letter of Transmittal promptly after the Merger has been consummated. The Letter of Transmittal will give you instructions on where you should send your Shares.



                                    Nancy J. Nitikman
                                    Clerk

Cambridge, Massachusetts
[__________, 1997]

                               PRELIMINARY COPY

                                BBN Corporation
                            150 CambridgePark Drive
                        Cambridge, Massachusetts 02140

                             ---------------------

                             INFORMATION STATEMENT
                        SPECIAL MEETING OF STOCKHOLDERS
                               [________, 1997]

                             ---------------------

                                GENERAL MATTERS

                             ---------------------

                     WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY.

                             ---------------------

     This Information Statement is being furnished by BBN Corporation (the "Company"), for use at the Special Meeting of Stockholders to be held on [___________, 1997] at 10:00 a.m., local time, at Room 36-1, 36th Floor, One
International Place, Boston, Massachusetts, and any adjournment, continuation, or postponement thereof (the "Meeting"). This Information Statement is being first mailed to stockholders of the Company Shares beginning on [________, 1997.]

     The purpose of the Meeting is to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of May 5, 1997 (the "Merger Agreement"), by and among the Company, GTE Corporation ("Parent") and GTE Massachusetts Incorporated, a wholly owned subsidiary of Parent ("Purchaser"). Pursuant to the Merger Agreement, Purchaser will be merged with and into the Company, and the Company will be the surviving corporation (the "Merger") as a wholly owned subsidiary of Parent. The Merger Agreement is included as Exhibit B to this Information Statement. Pursuant to the Merger Agreement, as the first step in the acquisition of the Company by Parent and Purchaser, Purchaser commenced a cash tender offer, pursuant to an Offer to Purchase dated May 12, 1997 (the "Offer to Purchase"), for all outstanding shares of common stock, $1.00 par value per share (the "Company Common Stock"), and the associated common stock purchase rights (the "Rights," and together with the Company Common Stock, the "Shares"), of the Company at $29.00 per Share in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").
The Offer expired at 12:00 midnight, New York City time, on June 9, 1997, at which time approximately 20,492,853 Shares, including Shares tendered subject to guarantee of delivery, had been tendered pursuant to the Offer and not withdrawn, representing approximately 95.78% of the total number of Shares outstanding on June 9, 1997. Purchaser acquired 20,432,435 Shares (which number excludes Shares tendered subject to guarantee of delivery for which Share certificates were not received), representing approximately 94.67% of the Shares outstanding on June 17, 1997 (or 85.81% of the Shares that would be outstanding if all of the Company's 6% Convertible Subordinated Debentures due 2012 (the "Subordinated Notes") were converted). The aggregate consideration paid by Purchaser for the Shares tendered was $592,540,615. The Merger is the second and final step in the acquisition of all of the Shares by Parent and Purchaser.

     The Merger will be consummated on the terms and subject to the conditions set forth in the Merger Agreement. At the effective time of the Merger, (a) the Company will continue as the surviving corporation and will become a wholly owned subsidiary of Parent; and (b) each Share issued and outstanding, other than the Shares owned by Parent, Purchaser or any other wholly owned subsidiary of Parent, or Shares held by dissenting stockholders who properly exercise and perfect their appraisal rights under Massachusetts law, will be converted into the right to receive $29.00 per Share in cash, without interest.

     The approval and adoption of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding Shares entitled to vote as of the Record Date. The Merger Agreement requires Parent to vote, or cause to be voted, all of the Shares beneficially owned by it in favor of approving and adopting the

Merger Agreement. As a result of the purchase of the Shares pursuant to the Offer, Parent and Purchaser have acquired the right to vote a sufficient number of Shares to cause the Merger Agreement to be approved and adopted without the affirmative vote of any other stockholder. Accordingly, approval and adoption of the Merger Agreement at the Meeting is assured.

     The Board of Directors of the Company (the "Board of Directors" or "Board") has unanimously approved the Merger Agreement, the Offer and the Merger, determined that the Offer and the Merger are fair to and in the best interests of the stockholders of the Company. Accordingly, the Board unanimously recommends that all stockholders vote FOR the approval and adoption of the Merger Agreement and the Merger. In arriving at its decision, the Board considered a number of factors, including the opinion of its financial advisor, Alex. Brown & Sons Incorporated ("Alex. Brown"), that the Offer and the Merger are fair, from a financial point of view, to the Company and its stockholders. See "Opinion of the Company's Financial Advisor" below.

     All information contained in this Information Statement concerning Parent, Purchaser and their affiliates other than the Company, the financing of the Merger and plans for Parent and the Company after the Merger has been supplied by Parent and Purchaser. With the exception of the aforementioned information, all information contained in this Information Statement has been supplied by the Company.

     Stockholders should not send any Share certificates at this time. Stockholders will receive a Letter of Transmittal promptly after the Merger has been consummated. The Letter of Transmittal will give stockholders instructions on where they should send their Shares.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS INFORMATION STATEMENT OR THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE IN CONNECTION WITH THE SOLICITATIONS MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PARENT, PURCHASER OR THE COMPANY. THIS INFORMATION STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY. THE DELIVERY OF THIS INFORMATION STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF PARENT, PURCHASER OR THE COMPANY SINCE THE DATE OF THIS INFORMATION STATEMENT.

                              -----------------

                       The Depository for the Merger is

                       THE FIRST NATIONAL BANK OF BOSTON

                              -----------------

          The date of this Information Statement is [_________, 1997]

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----
INTRODUCTION.............................................................   1
     The Meeting.........................................................   1
     Voting Rights and Record Date.......................................   1

INFORMATION CONCERNING PARENT AND PURCHASER..............................   3

THE MERGER...............................................................   3
     General.............................................................   3
     Background..........................................................   4
     Recommendation of the Board and Reasons for the Merger..............   6
     Opinion of the Company's Financial Advisor..........................   7
     Payment of Merger Consideration for the Shares......................  11
     Purpose of the Merger and Plans for the Company.....................  12
     Accounting Treatment................................................  12
     Financing of the Merger.............................................  12
     Regulatory and Other Approvals......................................  12
     Antitrust...........................................................  13
     State Anti-takeover Statutes........................................  13
     Appraisal Rights....................................................  13
     The Merger Agreement................................................  15
     Certain Effects of the Merger.......................................  22
     Certain Tax Considerations..........................................  22

INTERESTS OF CERTAIN PERSONS IN THE MERGER...............................  23
     Common Stock Ownership of Certain Beneficial Owners and Management..  23
     Change-of-Control Arrangements......................................  26
     Certain Provisions in the Merger Agreement..........................  27

SUMMARY FINANCIAL OUTLOOK OF THE COMPANY.................................  30

MARKET PRICES AND DIVIDEND MATTERS.......................................  32

SELECTED HISTORICAL CONSOLIDATED FINANCIAL
INFORMATION OF THE COMPANY...............................................  33

INDEPENDENT PUBLIC ACCOUNTANTS...........................................  35

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................  36

                                    EXHIBITS

Exhibit A         MBCL Appraisal Rights Provisions....................... A-1

Exhibit B         Merger Agreement....................................... B-1

Exhibit C         Opinion of Alex. Brown & Sons Incorporated............. C-1

                                 INTRODUCTION

The Meeting

     This Information Statement is being furnished to stockholders of the Company by the Board of Directors in connection with the Meeting. At the Meeting, stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement pursuant to which Purchaser will be merged with and into the Company, with the Company as the surviving corporation ("Surviving Corporation") in the Merger. As a result of the Merger, the Company will become a wholly owned subsidiary of Parent. The Offer expired at 12:00 midnight, New York City time, on June 9, 1997, at which time approximately 20,492,853 Shares, including Shares tendered subject to guarantee of delivery, had been tendered pursuant to the Offer and not withdrawn, representing approximately 95.78% of the total number of Shares outstanding on June 9, 1997. Purchaser acquired 20,432,435 Shares (which number excludes Shares tendered subject to guarantee of delivery for which Share certificates were not received), representing approximately 94.67% of the Shares outstanding on June 17, 1997 (or 85.81% of the Shares that would be outstanding if all of the Subordinated Notes were converted). The aggregate consideration paid by Purchaser for the Shares tendered was approximately $592,540,615. The Merger is intended to follow the purchase of the Shares pursuant to Offer as the second and final step in the acquisition of the Company pursuant to the Merger Agreement.

Voting Rights and Record Date

     Only stockholders of record ("Record Holders") at the close of business on [___________, 1997] (the ("Record Date") will be entitled to notice of and to vote at the Meeting. On [__________, 1997] there were [_____] Shares outstanding and entitled to vote; each of the Shares is entitled to one vote.

     The presence at the Meeting, in person or by proxy, of a majority of all the Shares outstanding on the Record Date and entitled to vote will constitute a quorum for the transaction of business. The approval and adoption of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding Shares entitled to vote as of the Record Date. It is not expected that any matters other than those referred to in this Information Statement will be brought before the Meeting.

     While the Company is not requesting proxies in connection with the Meeting, Shares which are represented by properly executed proxies, unless such proxies shall have previously been properly revoked, will be voted in accordance with the instructions indicated in such proxies. If no contrary instructions are indicated, such Shares will be voted for approval and adoption of the Merger Agreement. Under the rules of the New York Stock Exchange (the "NYSE"), while brokers who hold shares in "street" name have the authority to vote on certain items for which they have not received instructions from beneficial owners, brokers will not be entitled to vote on the Merger Agreement absent instructions. Brokers who do not receive instructions but who are present, in person or by proxy, at the meeting will be counted present for quorum purposes. Because the approval and adoption of the Merger Agreement by stockholders of the Company requires the affirmative vote of at least two-thirds of the Shares outstanding as of the Record Date, failure to submit a proxy, abstentions and broker non-votes will have the same effect as a vote against approval of the Merger Agreement.

     As a result of the purchase of the Shares pursuant to the Offer, Purchaser holds a total of 20,432,435 Shares, constituting approximately 94.67% of the Shares outstanding as of June 17, 1997 and entitled to vote at the Meeting. Accordingly, Parent beneficially owns a sufficient number of Shares to adopt and approve the Merger Agreement without the affirmative vote of any other stockholder. In the Merger Agreement, Parent has agreed to vote, or cause to be voted, all Shares beneficially owned by it for the approval and adoption of the Merger Agreement. Accordingly, approval and adoption of the Merger Agreement at the Meeting is assured.

     Pursuant to the terms of the Merger Agreement, after the approval and adoption of the Merger Agreement by the stockholders of the Company, the satisfaction or waiver of the other conditions to the Merger and the filing of Articles of Merger with the Massachusetts Secretary of State in accordance with the provisions of Chapter 156B of the General Laws of Massachusetts (the "MBCL") (the date and time of such filing being hereinafter referred to as the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than the Shares owned by Parent, Purchaser or any other wholly owned subsidiary of Parent, or Shares held by dissenting stockholders who properly exercise and perfect their appraisal rights under the MBCL) (hereinafter, the "Outstanding Shares") will be cancelled, extinguished and converted into the right to receive $29.00 per Share in cash, without interest. See "The Merger -- Appraisal Rights." At the Effective Time, the stock transfer books of the Company will be closed and no transfer of the Shares will thereafter be made.

     TO RECEIVE PAYMENT AFTER THE MERGER OF $29.00 PER SHARE IN CASH (WITHOUT INTEREST), HOLDERS OF THE SHARES MUST DELIVER CERTIFICATES EVIDENCING SUCH SHARES ALONG WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL TO THE FIRST NATIONAL BANK OF BOSTON ("PAYING AGENT"). INSTRUCTIONS WITH REGARD TO THE SURRENDER OF SHARE CERTIFICATES TO THE PAYING AGENT, TOGETHER WITH A LETTER OF TRANSMITTAL TO BE USED FOR THIS PURPOSE, WILL BE FORWARDED TO THE COMPANY'S STOCKHOLDERS AS PROMPTLY AS PRACTICABLE FOLLOWING THE EFFECTIVE TIME. STOCKHOLDERS SHOULD SURRENDER SHARE CERTIFICATES ONLY AFTER RECEIVING A LETTER OF TRANSMITTAL. STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

     The obligations of the Company and Parent to consummate the Merger are subject to certain conditions. In the unlikely event that the Merger Agreement is terminated without the Merger being consummated, certificates delivered to the Paying Agent will be promptly returned.

                      INFORMATION CONCERNING THE COMPANY

     The Company is a Massachusetts corporation with its principal executive offices located at 150 CambridgePark Drive, Cambridge, Massachusetts 02140. The telephone number of the Company at such offices is (617) 873-2000.

     The Company is a leading provider of Internet and internetworking services and solutions to businesses and other organizations, and a provider of contract research, development, and consulting services to governmental and other organizations. The Company operates through two principal business units: BBN Planet and BBN Systems and Technologies. BBN Planet is responsible for the Company's Internet offerings to business and other organizational customers, and includes the Company's managed Internet access and value-added services and related network operations and Internet dial-up access capabilities. BBN Systems and Technologies focuses on providing networking solutions and contract research and development, principally for the federal government, as well as creating next generation technology for advanced Internet applications, and is organized into three principal groups: Internetwork Technologies, Information Systems and Technologies, and Physical Systems and Technologies. The Company's commercial speech recognition activities are included in BBN Systems and Technologies. The Company also has minority equity positions in a number of ancillary ventures which in the aggregate are immaterial to the Company's current financial condition.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is required to file reports and other information with the Securities and Exchange Commission (the "SEC") relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be described in periodic statements distributed to the Company's stockholders and filed with the SEC. These reports, proxy statements, and other information, including the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996 (the "Company 10-K"), the Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996, December 31, 1996 and March 31, 1997 and the Schedule 14D-9, should be available for inspection and copying at the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York,

New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office. Such material should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005. The SEC also maintains an Internet site on the World Wide Web at http://www.sec.gov that contains reports and other information.


                  INFORMATION CONCERNING PARENT AND PURCHASER

     Purchaser is a newly formed Massachusetts corporation and a wholly owned subsidiary of Parent. To date, Purchaser has not conducted any business other than in connection with the Offer and the Merger. Other than the Shares purchased pursuant to the Offer, Purchaser does not have any significant assets or liabilities and does not engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is a newly formed corporation and has minimal assets and capitalization (other than the Shares as described above), no meaningful financial information regarding Purchaser is available.

     Parent is a New York corporation. Parent, together with its consolidated subsidiaries, is one of the largest publicly held telecommunications companies in the world. It is the largest U.S.-based local telephone company. Parent's domestic and international operations serve 25.9 million access lines through subsidiaries in the United States, Canada, and the Dominican Republic and an affiliate in Venezuela. Parent is a leading mobile-cellular operator in the United States, with the potential of serving 61.9 million cellular and personal communications service customers. Outside the United States, Parent operates mobile-cellular networks serving some 16.4 million POPs through subsidiaries in Canada and the Dominican Republic and affiliates in Venezuela and Argentina. Beginning in 1996, Parent became the first among its peers to offer "one-stop shopping" for local, long-distance and Internet access services. Parent is also a leader in government and defense communications systems and equipment, aircraft-passenger telecommunications, directories and telecommunications-based information services and systems. Parent also has subsidiaries engaged in financing, insurance, leasing and other activities offering financial and related services primarily to its operating companies. One of these subsidiaries, GTE Service Corporation, furnishes, at cost, advisory and consulting services related to administration, operations, accounting methods and procedures, insurance, human resources, financing, Federal and state taxes and other matters to operating companies of Parent. Parent and its subsidiaries had approximately 102,000 employees at December 31, 1996. The principal executive offices of Parent and Purchaser are located at One Stamford Forum, Stamford, Connecticut 06904. The telephone number of Parent and Purchaser such offices is (203) 965-2000.


                                  THE MERGER

General

     Pursuant to the terms of the Merger Agreement, as soon as practicable after the satisfaction or waiver of the conditions set forth in the Merger Agreement, Parent will acquire the Company through the merger of Purchaser with and into the Company. Following the Merger, the Company will be the surviving corporation and will continue in existence as a wholly owned subsidiary of Parent. The Merger will become effective upon the filing of Articles of Merger with the Massachusetts Secretary of State in accordance with the MBCL. Such filing shall be made no later than the second business day after the last of the conditions to the Merger set forth in the Merger Agreement is satisfied or waived.

     At the Effective Time, each Outstanding Share will be cancelled, extinguished and converted into the right to receive $29.00 per Share in cash, without interest, all as more fully set forth and described in this Information Statement and the Merger Agreement, a copy of which is attached as Exhibit B to this Information Statement.

Background

     In an effort to meet the competitive demands of the Internet industry, the Company has, on an ongoing basis, sought to obtain additional sources of capital and strategic partners to continue to expand the Company's Internet business and pursue other growth opportunities. In order to facilitate this effort, in June 1996 the Company authorized Alex. Brown, the Company's financial advisor, to seek out sources of capital and strategic partners for the Company, as well as to explore other strategic opportunities.

     In addition to exploring several possible joint venturing and strategic partnering opportunities, a number of potential acquirors were identified, including Parent. In July, 1996, a representative of Alex. Brown contacted Robert C. Calafell, Senior Vice President-Corporate Planning and Development of Parent, regarding the possibility of a strategic opportunity involving Parent and the Company. Thereafter, representatives of the Company had several discussions with representatives of Parent concerning a variety of possible strategic transactions.

     On October 22, 1996, George H. Conrades, Chief Executive Officer and President of the Company and Roger D. Wellington, a director of the Company, met with Charles R. Lee, Chairman and Chief Executive Officer of Parent, and Mr. Calafell. No firm proposals resulted from this meeting. On November 26, 1996, the Company and Parent entered into a mutual confidentiality agreement.

     Over the period from October 1996 to February 1997, representatives of the Company met with Parent and also had preliminary meetings with a number of other potential strategic partners to review the Company's business and explore possible transactions. As a culmination of this process, Parent and one other potential acquiror expressed significant interest in acquiring the Company. Throughout February and March 1997, the Company met with the other potential acquiror to discuss the Company's business and a possible acquisition.

     On January 20, 1997, James A. Attwood, Vice President--Corporate Planning and Development for GTE Service Corporation, an affiliate of Parent, and certain other representatives of Parent, met in Boston with Bruce Linton, a Vice President of BBN Planet, and discussed, among other things, the Company's strategic plans. Mr. Calafell and Mr. Attwood met with Mr. Linton on March 5, 1997 and indicated Parent's interest in exploring an acquisition of the Company. The parties also discussed the possibility of a significant minority investment by Parent in the Company and the possibility of joint ownership in the Company's network. Detailed discussions were scheduled and Mr. Calafell requested that Mr. Linton contact Parent if, as a result of other opportunities available to the Company, Parent should move quickly in its review of a possible transaction.

     On March 25, 1997, Mr. Conrades met with Mr. Kent B. Foster, President of Parent, in Dallas, Texas to review the status of discussions between the parties and to discuss the data telecommunications market generally. Subsequently, Mr. Conrades telephoned Mr. Foster to advise him that a third party had accelerated discussions regarding an acquisition of the Company and had indicated that it would make a proposal shortly. Mr. Foster then agreed to accelerate Parent's scheduled due diligence review.

     During early and mid April 1997, both Parent and the other potential acquiror commenced intensive due diligence reviews of the Company and its business. On April 9, 1997, Mr. Calafell, Mr. Attwood and other representatives of Parent met with Mr. Conrades, Ralph A. Goldwasser, Chief Financial Officer of the Company, and other representatives of the Company to discuss issues related to a possible acquisition of the Company by Parent, including issues related to retention and motivation of employees. From April 26, 1997 through April 29, 1997, senior managers of Parent and representatives of the Company had various due diligence discussions. On April 26, 1997 the Company and Parent entered into an additional Confidentiality Agreement which included certain standstill and employee non-solicitation commitments on the part of Parent.

     On April 29, 1997, the other potential acquiror confirmed a proposal to acquire the Company in a stock-for-stock merger to be accounted for as a pooling of interests. The proposal contained certain significant conditions which the other potential acquiror indicated would need to be satisfied prior to signing a definitive agreement.

     During the week of April 28, 1997, both Parent and the other potential acquiror submitted draft merger agreements to the Company for review. The draft merger agreement from Parent contemplated a cash tender offer for the Shares, followed by a merger of a subsidiary of Parent into the Company after completion of the tender offer. No price was proposed in the draft merger agreement from Parent.

     On May 2, 1997, representatives of the Company, the other potential acquiror, and their respective legal counsel met to review the stock-for-stock merger agreement proposed by the other potential acquiror and to discuss the conditions required by the other potential acquiror.

     Following a meeting of Parent's Board of Directors of May 2, 1997, Mr. Foster telephoned Mr. Conrades and made a proposal pursuant to which Parent, through a subsidiary, would acquire the Company for $27.00 per share in cash, subject to the negotiation of mutually acceptable terms and conditions.

     On May 2, 1997, the Board of Directors held a special meeting to consider the two proposals and review the negotiations. After discussion, it was agreed that management would continue discussions with both Parent and the other potential acquiror to improve the economic terms of the proposals and to refine the terms and conditions of each of the proposals.

     Following the meeting of the Board of Directors on May 2, 1997, representatives of Alex. Brown reported to Goldman, Sachs & Co., Parent's financial advisor, that Parent's proposal had not been accepted by the Company, but that the Company was interested in pursuing discussions if Parent were willing to increase its offer. In a conversation early on May 3, 1997, Mr. Conrades confirmed to Mr. Foster that Parent's proposal had not been accepted. On May 3, 1997, Mr. Conrades also informed the other potential acquiror that the conditions to its proposal were problematic for the Company and would need to be resolved or removed before the Company could consider the proposal further.

     On May 4, 1997, Mr. Foster called Mr. Conrades and, after discussion, increased Parent's offer to $29.00 per share cash, provided the terms of the merger agreement, including terms regarding payment of a termination fee and the terms of a stock option agreement exercisable when a termination fee is payable could be finalized to Parent's satisfaction. On May 4, 1997, Mr. Conrades also spoke with the other potential acquiror and confirmed that the conditions to the other potential acquiror's proposal had not been removed or resolved.

     The Board of Directors of the Company met later on May 4th to review the status of discussions. Mr. Conrades informed the Board that Parent had increased its offer to $29.00 per share and that the other potential acquiror had confirmed that its stock-for-stock proposal remained outstanding subject to certain conditions which had not been resolved. After discussion of the terms of both proposals, representatives of Ropes & Gray, legal counsel to the Company, described the Board's responsibilities in considering the proposed acquisition proposals and reviewed the terms of the two proposed merger agreements, including the stock option termination agreement proposed by Parent. Alex. Brown then made a presentation to the Board with respect to the Offer and subsequently stated that subject to the terms of a final merger agreement, Alex. Brown was of the opinion that the $29.00 cash price to be paid in the transaction was fair to the stockholders of the Company from a financial point of view. The Board instructed management to continue to negotiate the terms of a merger agreement with Parent.

     From May 3, 1997 through May 6, 1997, representatives of Parent and the Company negotiated the final terms of the Merger Agreement and the other definitive documents for the transaction.

     On the evening of May 5, 1997 the Board of Directors of the Company met to further consider the Offer from Parent and to review the current terms of the Merger Agreement and associated documentation. Following a review of the terms of the Merger Agreement, discussion and a rendering by Alex. Brown of its fairness opinion, the Board unanimously approved the Merger Agreement and resolved to recommend the Offer and the Merger to the stockholders of the Company. On the morning of May 6, 1997, the Board of Directors of the Company met again to review the final terms of the Merger Agreement. After discussion and following confirmation by Alex.

Brown of its fairness opinion, the Board of Directors confirmed the resolutions taken at the May 5, 1997 Board meeting. The Merger Agreement and Stock Option Agreement were finalized and executed promptly thereafter.

     On May 6, 1997, prior to the opening of trading, the Company and Parent separately announced the transaction. On May 12, 1997, Purchaser commenced the Offer. The Offer expired at 12:00 midnight, New York City time, on June 9, 1997, at which time approximately 20,492,853 Shares, including Shares tendered subject to guarantee of delivery, had been tendered pursuant to the Offer and not withdrawn, representing approximately 95.78% of the total number of Shares outstanding on June 9, 1997. Purchaser acquired 20,432,435 Shares (which number excludes Shares tendered subject to guarantee of delivery for which Share certificates were not received), representing approximately 94.67% of the Shares outstanding on June 17, 1997 (or 85.81% of the Shares that would be outstanding if all of the Subordinated Notes were converted). The aggregate consideration paid by Purchaser for the Shares tendered was $592,540,615.

     Effective June 10, 1997, Messrs. Albertine, Hopper, McKenna and Wellington and Ms. Fjeldstad resigned as directors of the Company and effective June 17, 1997, the remaining directors (Messrs. Conrades, Levy and Nichols (the "Continuing Directors")) elected Kent B. Foster, Thomas W. White, Gerald K. Dinsmore, Robert C. Calafell and J. Michael Kelly, each an officer of Parent or GTE Service Corporation, to fill the resulting vacancies on the Board. The Continuing Directors (other than Mr. Conrades) have indicated that they will resign as of the Effective Time.

Recommendation of the Board and Reasons for the Merger

     In light of the Board's review of the Company's competitive and financial position, recent operating results and prospects, the Board determined that the Offer and the Merger, taken together, are fair to, and in the best interests of, the Company and its stockholders. In making such recommendation and in approving the Merger Agreement and the transactions contemplated thereby, the Board considered a number of factors, including, but not limited to, the following:

          (i) the terms and conditions of the Merger Agreement and associated agreements;

         (ii) the financial condition, results of operations, business and prospects of the Company and the need for additional capital for the Company;

        (iii) the prospects of the Company if the Company were to remain independent and the risks inherent in remaining independent;

         (iv) the current status of the Internet industry and the competitive advantage in the industry of large telecommunications companies with significant distribution capacity, installed infrastructure, compatible service offerings and financial resources;

          (v) the trading price of the Shares prior to entering into the Merger Agreement and that the $29.00 per Share paid in the Offer and to be paid as the consideration in the Merger represents a premium of approximately 28.2% over the $22.63 closing sale price for the Shares on the NYSE on May 5, 1997, the last trading day prior to the public announcement of the execution of the Merger Agreement, and a premium of approximately 64.5% over the $17.63 closing sale price for the Shares on the NYSE one month prior, on April 7, 1997;

         (vi) the fact that the proposal made by the other potential acquiror was contingent on certain significant conditions which had to be satisfied prior to signing a definitive agreement, and that, although the stock-for-stock transaction proposed implied a nominally higher price for the Shares based on the then current market price of the other potential acquiror's stock, the stock-for-stock proposal was subject to significant risk, including market risk with respect to the other potential acquiror's stock and potential damage to significant business relationships of the Company;

        (vii) that in view of the efforts of the Company and Alex. Brown to find strategic partners and potential acquirors, it was not likely that any other party or Parent would consider a transaction that was more favorable to the Company and its stockholders;

       (viii) the financial presentations of Alex. Brown made on May 4 and May 5, 1997 and the oral opinion of Alex. Brown delivered to the Board at the May 5, 1997 Board meeting (subsequently confirmed orally at the Board meeting on May 6, 1997 and by delivery of a written opinion dated May 6, 1997) to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the cash consideration of $29.00 per Share to be received by holders of Shares (other than Parent and its affiliates) in the Offer and the Merger was fair, from a financial point of view, to such holders. Alex. Brown's opinion is directed only to the fairness, from a financial point of view, of the cash consideration to be received in the Offer and the Merger to holders of Shares (other than Parent and its affiliates) and is not intended to constitute, and does not constitute, a recommendation as to whether any stockholder should tender Shares pursuant to the Offer. The full text of the opinion of Alex. Brown is attached as Exhibit C to this Information Statement and is incorporated herein by reference. Stockholders are urged to read the opinion of Alex. Brown in its entirety;

         (ix) the Merger Agreement permits the Board, in the exercise of its fiduciary duties, to furnish information and data, and enter into discussions and negotiations, in connection with an unsolicited acquisition proposal and recommend an unsolicited acquisition proposal to the Company's stockholders;

          (x) the Merger Agreement permits the Board, in the exercise of its fiduciary duties, to terminate the Merger Agreement in favor of an alternative acquisition proposal; upon such termination, the Company must pay Parent a fee of $13.5 million (representing approximately 2.2% of the total value of the consideration to be paid in the Offer and the Merger with respect to currently outstanding Shares) and Parent will be permitted to exercise an option to purchase 4,225,000 Shares at an exercise price of $29.00; and

         (xi) the transactions contemplated by the Merger Agreement provided for an all cash payment to stockholders, with no financing condition.

     The Board did not assign relative weights to the above factors or determine that any factor was of particular importance. Rather, the Board viewed its position and recommendations as being based on the totality of the information presented to and considered by it. In addition, it is possible that different members of the Board assigned different weights to the factors.

Opinion of the Company's Financial Advisor

     The Company retained Alex. Brown on April 6, 1995 to act as the Company's financial advisor with regard to the Company's review and analysis of available financial alternatives consistent with its strategic objectives. Alex. Brown acted as the Company's financial advisor in connection with the Offer and the Merger, including rendering its opinion to the Board of Directors of the Company as to the fairness, from a financial point of view, of the consideration to be received by the Company's stockholders in the Offer and the Merger.

     At the May 5, 1997 meeting of the Board of Directors, representatives of Alex. Brown made a presentation with respect to the Offer and the Merger and rendered to the Board its oral opinion, subsequently confirmed orally and in writing on May 6, 1997, that, as of such date, and subject to the assumptions made, matters considered and limitations set forth in such opinion and summarized below, the consideration to be received by the Company's stockholders in the Offer and the Merger was fair, from a financial point of view, to the Company's stockholders. No limitations were imposed by the Board upon Alex. Brown with respect to the investigations made or procedures followed by it in rendering its opinion.

     The full text of Alex. Brown's written opinion dated May 6, 1997 (the "Alex Brown Opinion"), which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Exhibit C and is incorporated herein by reference. The Company's stockholders are urged to read the Alex. Brown Opinion in its entirety. The Alex. Brown Opinion is directed to the Board, addresses only the fairness, from a financial point of view, to the Company's stockholders, of the consideration to be received by the Company's stockholders in the Offer and the Merger and does not constitute a recommendation to the Company's stockholders as to whether they should tender their Shares in the Offer or how they should vote their Shares at the Meeting. The Alex. Brown Opinion was rendered to the Board for its consideration in determining whether to approve the Merger Agreement. The discussion of the Alex. Brown Opinion in this Information Statement is qualified in its entirety by reference to the full text of the Alex. Brown Opinion.

     In connection with the Alex. Brown Opinion, Alex. Brown reviewed certain publicly available financial information and other information concerning the Company and Parent and certain internal analyses and other information furnished to it by the Company. Alex. Brown also held discussions with the members of the senior management of the Company regarding the business and prospects of the Company. In addition, Alex. Brown (i) reviewed the reported prices and trading activity for the Shares, (ii) compared certain financial and stock market information for the Company with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

     In conducting its review and arriving at its opinion, Alex. Brown assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with it for purposes of rendering its opinion. With respect to the financial projections of the Company, Alex. Brown assumed that such projections and other information were reasonably prepared and reflected the best currently available judgments and estimates of the management of the Company. The financial projections of the Company that were provided to Alex. Brown and were utilized and relied upon by Alex. Brown are described under the headings "Analysis of Certain Other Publicly Traded Companies" and "Discounted Cash
Flow Analysis" summarized below. Alex. Brown did not make an independent evaluation or appraisal of the assets of the Company and Parent, nor has Alex. Brown been furnished with any such evaluations or appraisals. The Alex. Brown Opinion is based on market, economic and other conditions as they existed and could be evaluated as of the date of the opinion letter.

     The following is a summary of the analyses performed and factors considered by Alex. Brown in connection with the rendering of the Alex. Brown Opinion.

Historical Financial Position

     In rendering its opinion, Alex. Brown reviewed and analyzed the historical and current financial condition of the Company which included (i) an assessment of the Company's recent financial statements and (ii) an analysis of the Company's revenue, growth and operating performance trends.

Historical Stock Price Performance

     Alex. Brown reviewed and analyzed the daily closing market prices and trading volume for the Shares from May 3, 1992 to May 2, 1997. Alex. Brown also reviewed the daily closing market prices of the Shares and compared the movement of such daily closing prices with the movement of the S&P 500 index over the period from May 3, 1995 through May 2, 1997. Alex. Brown noted that, on a relative basis, the Company underperformed the S&P 500 index. Alex. Brown also reviewed the daily closing market prices of the Shares and compared the movement of such closing prices with the movement of an Internet Service Providers and Online Services composite average (consisting of America Online, Inc., Compuserve Corp., Digex Inc., IDT Corp., Netcom On-Line Communication Services Inc. and PSINet Inc., the "ISPs/OSPs") and a Government Contractors and Technology Consultants composite average (consisting of BDM International Inc., CACI International Inc, Logicon Inc., Nichols Research Corp. and VSE Corp., the Government Contractors") over the period from May 3, 1995 through May 2, 1997. On a relative basis the price of the Shares outperformed the ISPs/OSPs composite average and underperformed the Government Contractors composite average. This information was presented to give the Board background information regarding the stock prices of the Company over the periods indicated.

Analysis of Certain Other Publicly Traded Companies

     This analysis examines a company's valuation in the public market as compared to the valuation in the public market of other selected publicly traded companies. Alex. Brown calculated certain financial information (based on the commonly used valuation measurements described below) from two groups of publicly traded related companies (consisting of the ISPs/OSPs and the Government Contractors, collectively, the "Selected Companies") and compared that to corresponding financial information for the Offer, based on the consideration of $29.00 per Share. Such financial information included, among other things, (i) common equity market valuation; (ii) capitalization ratios;
(iii) operating performance; (iv) ratios of common equity market value as adjusted for debt and cash ("Adjusted Value") to revenues and operating income, each for the latest reported 12 month period ("LTM") and to revenues for estimated calendar years 1997 and 1998, as derived from publicly available information, Alex. Brown research and third-party research; and (v) ratios of common equity market prices per share ("Equity Value") to earnings per share ("EPS"). The financial information used in connection with the multiples provided below with respect to the Company and the Selected Companies was based on the LTM period as derived from publicly available information and on estimated EPS for calendar years 1997 and 1998 for the Company as provided by the Company's management and for the Selected Companies as reported by the Institutional Brokers Estimating System ("IBES"). Alex. Brown noted that, on a trailing LTM basis, the multiple of Adjusted Value to revenues was 0.6x to 4.0x, with a mean of 2.0x, for the ISPs/OSPs, and a range of 0.2x to 0.9x, with a mean of 0.7x for the Government Contractors. The Company's LTM revenue multiple based on the Offer was 2.0x. The multiple of Adjusted Value to LTM operating income was not meaningful for the Company since the Company had an operating loss for the LTM period. Alex. Brown also noted that on an estimated basis, the multiple of Adjusted Value to calendar 1997 revenues was 0.4x to 2.2x, with a mean of 1.1x, for the ISPs/OSPs, and a range of 0.6x to 0.9x, with a mean of 0.7x, for the Government Contractors. The Company's estimated 1997 revenue multiple based on the Offer was 1.5x based on Alex. Brown research estimates and 1.4x based on Company management estimates. The multiple of Adjusted Value to 1998 revenues was 0.3x to 1.7x, with a mean of 0.9x, for the ISPs/OSPs, and a range of 0.5x to 0.8x, with a mean of 0.7x, for the Government Contractors. The Company's estimated 1998 revenue multiple based on the Offer was 1.1x based on Alex. Brown research estimates and 1.0x based on Company management estimates. Alex. Brown also weighted the mean revenue multiples of the two groups of Selected Companies by the Company's historical and projected revenue mix and noted that the implied weighted revenue multiples (the "Blended Multiples") were 1.3x, 0.9x and 0.8x on an LTM, estimated 1997 and estimated 1998 basis, respectively. Alex. Brown further noted that the multiples of Equity Value to trailing LTM EPS, calendar year 1997 EPS and calendar year 1998 EPS were not meaningful for the Company since the Company was not and is not estimated to be materially profitable. As a result of the foregoing procedures, Alex. Brown noted that the multiples for the Offer were within the range of the multiples for the ISPs/OSPs and above the range for the Government Contractors and above the Blended Multiples. In addition, Alex. Brown calculated an implied Adjusted Value of the Company's Internet business segment, BBN Planet, by subtracting the proposed adjusted purchase price by the implied Adjusted Value of the Company's Government Contractor business segment, BBN Systems and Technologies, which was determined by multiplying the BBN Systems and Technologies LTM revenue by the mean LTM revenue multiple for the Government Contractors.

Analysis of Selected Mergers and Acquisitions

     Alex. Brown reviewed the financial terms, to the extent publicly available, of eight proposed, pending or completed mergers and acquisitions since November 1994 in the Internet Service Provider industry segment and 10 proposed, pending or completed mergers and acquisitions since August 1994 in the Government Contractors and Technology Consultants industry segment (collectively, the "Selected Transactions"). Alex. Brown calculated various financial multiples based on certain publicly available information for each of the Selected Transactions and compared them to corresponding financial multiples for the Offer, based on the consideration of $29.00 per Share. The Internet Service Provider transactions reviewed, in reverse chronological order of public announcement, were: CERFnet Services, Inc./Teleport Communications Group Inc., EUnet Deutschland/UUNET Technologies, Inc.,

ImagiNation Network, Inc./America Online, Inc., UUNET Technologies, Inc./MFS Communications Co., Inc., Unipalm Group plc/UUNET Technologies, Inc., SPRY Inc./H&R Block (Compuserve Corp.), The Pipeline Network Inc./Performance Systems International (PSINet Inc.) and Advanced Network & Services (ANS)/America Online, Inc. The Government Contractors and Technology Consultants transactions reviewed in reverse chronological order of public announcement, were:
Bellcore/Science Applications International Corporation, Cordant, Inc./Tracor, Inc., I-Net, Inc./Wang, Advanced Marine Enterprises, Inc./Nichols Research Corp., SHL Systemhouse, Inc./MCI Communications Corp., IMI Systems, Inc./Olsten Corporation, Geodynamics Corp./Logicon Inc., Syscon Corp./Logicon Inc., GDE Systems, Inc./Tracor, Inc. and Coleman Research Corp./Thermo Electron Corp. Alex. Brown noted that the multiple of adjusted purchase price (value of consideration paid for common equity adjusted for debt, preferred stock and cash) to trailing LTM revenues was 2.0x for the Offer and 3.5x for the implied Adjusted Value of BBN Planet, as described above, versus a range of 3.9x to 16.8x, with a mean of 9.5x, for the Internet Service Provider transactions, and a range of 0.3x to 1.3x, with a mean of 0.6x for the Government Contractors and Technology Consultants. Alex. Brown also calculated the premium paid over market for 12 transactions involving a publicly traded target in the Internet Service Provider, Government Contractors and Technology Consultants, and Communications Services industry segments. These transactions were effected at a range of premiums to the target's per share market price one day prior to announcement and to the target's per share market price four weeks prior to announcement of - 5.8% to 125.6%, with a mean of 36.4%, and -9.6% to 125.9%, with a mean of 48.3%, respectively, versus transaction premiums of 28.2% and 64.5%, respectively, for the Offer (based on the per Share market price one day prior to and four weeks prior to the May 6, 1997 announcement of the proposed transaction). All multiples for the transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period which the transactions occurred.

Discounted Cash Flow Analysis

     Alex. Brown performed a discounted cash flow analysis for  the Company.
The discounted cash flow approach values a business based on the current value of the future cash flow that the business will generate. To establish a current value under this approach, future cash flow must be estimated and an appropriate discount rate determined. Alex. Brown used estimates of projected financial performance for the Company for the fiscal years ended June 30, 1998 through 2002 prepared by the Company's management. Alex. Brown aggregated the present value of the cash flows through 2002 with the present value of a range of terminal values. Alex. Brown discounted these cash flows at discount rates ranging from 18% to 22%. The terminal values were computed based on projected revenue in fiscal year 2002 at a range of terminal multiples of 1.1x to 1.5x and based on projected earnings before interest, taxes, depreciation and amortization in fiscal year 2002 at a range of 7.0x to 9.0x. Alex. Brown arrived at such discount rates based on its judgment of the weighted average cost of capital of the Company and the Selected Companies, and arrived at such terminal values based on its review of the trading characteristics of the common stock of the Selected Companies as well as certain companies providing communications services and exhibiting growth characteristics similar to those projected in fiscal year 2002. This analysis indicated a range of values of $17.90 to $27.89 per Share.

Relevant Market and Economic Factors

     In rendering its opinion, Alex. Brown considered, among other factors, the condition of the U.S. stock markets, particularly in the Internet Service Provider sector, and the current level of economic activity. Alex. Brown also considered the overall changes in the telecommunications industry, with respect to recent deregulation, industry consolidation and competition, and their effects on the Internet Service Provider sector in general, and the Company in particular.

     No company used in the analysis of other publicly traded companies nor any transaction used in the analysis of selected mergers and acquisitions summarized above is identical to the Company, or the Offer or Merger. Accordingly, such analyses must take into account differences in the financial and operating characteristics of the Selected Companies and the companies in the Selected Transactions and other factors that would affect the public trading value and acquisition value of the Selected Companies and the Selected Transactions, respectively.

     While the foregoing summary describes all analyses and factors that Alex. Brown deemed material in its presentation to the Board, it is not a comprehensive description of all analyses and factors considered by Alex. Brown. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Alex. Brown believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Alex. Brown Opinion. In performing its analyses, Alex. Brown considered general economic, market and financial conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold.

     Pursuant to a letter agreement dated April 6, 1995, as amended, between the Company and Alex. Brown, the fees to date payable to Alex. Brown for rendering the Alex. Brown Opinion have been $500,000, which amount will be credited against the final fee of $7.0 million, payable upon consummation of the Offer. In addition, the Company has agreed to reimburse Alex. Brown for its reasonable out-of-pocket expenses incurred in connection with rendering financial advisory services, including fees and disbursements of its legal counsel. The Company has agreed to indemnify Alex. Brown and its directors, officers, agents, employees and controlling persons, for certain costs, expenses, losses, claims, damages and liabilities related to or arising out of its rendering of services under its engagement as financial advisor.

     The Board retained Alex. Brown to act as its advisor based upon Alex. Brown having served as placement agent for a private offering of the Company's common stock, having provided financial advisory services with respect to the sale of its Lightstream subsidiary and the divestiture of a majority interest in its BBN Domain subsidiary, general advisory services, and based upon Alex. Brown's qualifications, reputation, experience and expertise. Alex. Brown may actively trade the equity securities of the Company and Parent for its own account and for the account of its customers and accordingly may at any time hold a long or short position in such securities. Alex. Brown regularly publishes research reports regarding the communications services industry and the businesses and securities of the Company and other publicly traded companies in the communications services industry.

Payment of Merger Consideration for the Shares

     Promptly after consummation of the Merger, the Paying Agent will send a transmittal letter and instructions to each person that was a Record Holder of the Outstanding Shares immediately prior to the Effective Time advising such holder of the procedure for surrendering his or her certificate or certificates in exchange for $29.00 in cash for each formerly outstanding Share. To receive the payment to which they are entitled pursuant to the terms of the Merger Agreement, stockholders must comply with the instructions on such transmittal letter and return it, along with their certificates, to the Paying Agent pursuant to the terms thereof. Properly surrendered Share certificates will be cancelled and the stockholder will receive $29.00 per Share, without interest, for each Share represented by such certificates. DO NOT SEND SHARE CERTIFICATES AT THIS TIME.

     All questions as to the form of all documents and the validity, form and acceptance of any certificates representing the Shares for payment will be determined by the Company, whose determination will be final and binding.

     Interest will not be paid on the amounts payable upon surrender of certificates which formerly represented the Shares. It is therefore recommended that certificates be surrendered promptly after consummation of the Merger. If, with respect to any Shares, the cash price of $29.00 per Share is to be paid to a person who is not the holder of record of such Shares, the amount of any applicable stock transfer taxes will be required to be paid by the record holders or such other person prior to the payment of the $29.00 amount per Share unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted to the Paying Agent. None of the

Paying Agent, Parent, Purchaser or the Company shall be liable to a holder of Shares for any cash delivered pursuant to the Merger Agreement to any public official pursuant to applicable abandoned property, escheat and similar laws.

Purpose of the Merger and Plans for the Company

     The purpose of the Merger is for Purchaser to acquire the entire equity interest in the Company. Consummation of the Offer resulted in Purchaser owning in excess of two-thirds equity interest in the Company. The Merger will allow Purchaser to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer and a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from the public stockholders of the Company to Parent. The purchase of Shares pursuant to the Offer increased the likelihood that the Merger will be consummated.

     Parent has announced its strategy of being a national provider of a full bundle of communications services--voice, video and data. Parent plans to offer customers end to end managed network solutions and a superior high speed network that is affordable, reliable and secure. By acquiring the Company, Parent will acquire significant expertise and value-added services to supplement its data initiatives. Parent and Purchaser plan to assess various aspects of the Company's business and operations to identify how best to maximize the Company's strengths in implementing Parent's long-term strategy.

Accounting Treatment

     In accordance with generally accepted accounting principles, the Merger will be accounted for under the "purchase" method of accounting, whereby the purchase price for the Company and certain costs of the Merger will be allocated to the identifiable assets and liabilities of the Company and its subsidiaries based on their estimated fair values with the excess purchase price allocated to goodwill.

Financing of the Merger

     Purchaser estimates that the total amount of consideration required in connection with the Merger based on the number of Shares outstanding on June 17, 1997, assuming no additional Subordinated Notes are converted and no Rights are exercised, and to pay fees and expenses related to the Merger will be approximately $33.5 million. If all Subordinated Notes are converted, the total funds needed would increase by approximately $64.6 million.

     Purchaser plans to obtain all funds needed for the Merger through a capital contribution, which will be made by Parent to Purchaser prior to the Effective Time. Parent intends to obtain the funds necessary to make this capital contribution from internally generated funds. Parent does not expect to make any borrowings under any of its existing credit agreements to obtain funds needed for the Merger.

Regulatory and Other Approvals

     There are no material federal or state regulatory requirements which remain to be complied with to consummate the Merger. The Company is not aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Merger or, except for the filing of Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts, of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the Merger.

Antitrust

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Offer could not be consummated until notifications had been given and certain information had been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division"). The waiting period under the HSR Act expired on May 31, 1997.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. The termination of the HSR Act waiting period does not preclude the Antitrust Division or the FTC from challenging the Merger on antitrust grounds. Accordingly, at any time, before or after the Effective Time, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest.

State Anti-takeover Statutes

     A number of states, including Massachusetts, have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states.

     In Edgar v. MITE Corporation, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in CTS Corp. v. Dynamics Corp. of America, addressing Indiana's Control Share Acquisition Act, the Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable under certain conditions, in particular, that the corporation has a substantial number of stockholders in the state and is incorporated there.

     The Company conducts business in a number of states throughout the United States, some of which have enacted "takeover" statutes. Purchaser does not know whether any of these statutes, by their terms, apply to the Offer or the Merger, and has not complied with any such statutes. To the extent that certain provisions of these statutes purport to apply to the Offer or the Merger, Purchaser believes that there are reasonable bases for contesting such statutes. If any person should seek to apply any state takeover statute, Purchaser would take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to consummate the Merger, or be delayed in continuing or consummating the Merger.

Appraisal Rights

     A Record Holder may exercise appraisal rights by complying with Sections 86 through 98 of the MBCL. The rights described in Sections 85 through 98 of the MBCL are referred to as "Appraisal Rights" and stockholders who exercise their Appraisal Rights are called "Dissenting Stockholders." The shares owned by the Dissenting Shareholders are called "Dissenting Shares." If your Shares are held in the name of a bank, broker or another third party, you must direct the third party to follow the procedures described below in order to exercise your Appraisal Rights.

     Prior to the vote on the Merger, you must notify the Company in writing that you intend to exercise your Appraisal Rights. In addition, if you intend to exercise these rights, you may not vote for the Merger.

     IF YOU ARE CONSIDERING EXERCISING APPRAISAL RIGHTS, YOU SHOULD CAREFULLY REVIEW SECTIONS 85 THROUGH 98 OF THE MBCL. THESE SECTIONS ARE REPRINTED IN EXHIBIT A TO THIS INFORMATION STATEMENT.

     THE FOLLOWING MATERIAL SUMMARIZES THE MASSACHUSETTS LAW RELATING TO APPRAISAL RIGHTS. IT IS ONLY A SUMMARY OF SUCH LAWS AND YOU SHOULD REFER TO EXHIBIT A FOR A COMPLETE DISCUSSION OF APPRAISAL RIGHTS AND THE PROCEDURES FOR EXERCISING THOSE RIGHTS. IN ORDER TO EXERCISE APPRAISAL RIGHTS, YOU MUST FOLLOW THE REQUIREMENTS IN THE MBCL EXACTLY. IF YOU FAIL TO COMPLY WITH THE PROCEDURES, YOU WILL LOSE YOUR APPRAISAL RIGHTS. IF YOU ARE CONSIDERING EXERCISING APPRAISAL RIGHTS, WE STRONGLY URGE YOU TO CONSULT WITH YOUR LEGAL ADVISOR.

     If you elect to exercise your Appraisal Rights, you must dissent with respect to all of the Shares you own. If your Shares are held in the name of a
           ---
third party, that third party can only dissent with respect to those of your Shares that such third party holds.

Written Notice to the Company

     To exercise Appraisal Rights, a Record Holder must (1) file with the Company, before the vote on the Merger at the Meeting, a written objection to the Merger stating that the stockholder intends to demand payment for his or her Shares if the Merger is consummated and (2) not vote in favor of the Merger Agreement. A vote in favor of the Merger Agreement with respect to any Shares beneficially owned by a Record Holder will waive such Record Holder's Appraisal Rights with respect to all of such Record Holder's Shares. However, a failure to vote on the Merger Agreement will not in itself be a waiver of the Record Holder's Appraisal Rights. APPRAISAL RIGHTS ARE NOT AVAILABLE UNLESS THE FOREGOING WRITTEN OBJECTION REQUIREMENT IS FULFILLED. The Company requests that such written objection (i) state the name and address of the Record Holder(s),
(ii) include the number of Shares as to which Appraisal Rights are being asserted and (iii) be sent to BBN Corporation, Attention: Clerk, 150 CambridgePark Drive, Cambridge, Massachusetts 02140.

Notice to Dissenters

     If the Merger Agreement is approved and adopted by the stockholders of the Company, within 10 days after the Effective Date of the Merger the Surviving Corporation must give written notice that the Merger has become effective to each stockholder who gave notice before the Meeting of such stockholder's intention to demand payment for his or her Shares and who did not vote in favor of the Merger Agreement.

Payment Demand

     If a Record Holder timely files written objection to the Merger and does not vote in favor of the Merger Agreement, such Dissenting Stockholder may, within 20 days after the mailing by the Company to the Dissenting Stockholders of the notice that the Merger is effective, make written demand (the "Demand Notice") on the Surviving Corporation for the payment of the fair value of such stockholder's Dissenting Shares. Any Record Holder failing to make such Demand Notice for payment within the 20-day period shall be bound by the Merger and such Record Holder's Shares will be treated as having been tendered pursuant to the Merger.

Payment by the Company

     Within 30 days after the expiration of such 20-day notice period for Dissenting Stockholders, the Surviving Corporation will pay the Dissenting Shareholders who have met all statutory conditions the fair value of the Dissenting Shareholders' Shares, plus accrued interest. Pursuant to the MBCL, the fair value of the Dissenting

Shares is the value thereof as of the day immediately preceding the Meeting, excluding any element of value arising from expectation of the Merger.

Payment for Determination of Value

     If, within such 30-day period the Dissenting Stockholders and the Surviving Corporation do not agree as to the fair value of the Dissenting Shares, then within four months after the expiration of such 30-day period any Dissenting Stockholder may file a bill with the Superior Court in the county where the Company has its principal Massachusetts office (the "Court"), in his or her own behalf and in behalf of all other Dissenting Stockholders with whom the Surviving Corporation has not reached agreement as to the fair value of any Dissenting Shares, demanding a determination of the value of the Dissenting Shares. The Surviving Corporation must then file with its answer a duly verified list of all such Dissenting Stockholders with whom the Surviving Corporation has not reached agreement as to the fair value of their Dissenting Shares. A notice of the hearing on the bill will then be sent to all Dissenting Stockholders on such list.

     At the hearing on the bill, the Court will determine which, if any, stockholders have complied with the MBCL and have become entitled to Appraisal Rights and may refer the bill or any question to a special master, who shall file a report of such master's findings with the Court. After the hearing, the Court will determine the fair value of the Dissenting Shares and shall direct payment of that value by the Surviving Corporation, together with interest thereon, subject to receipt of duly endorsed certificates for the Dissenting Shares. All court costs, including reasonable compensation and expenses of any master appointed by the Court, shall be allocated by the Court in a manner it determines to be equitable.

Effect on Dividends and Voting Rights

     Upon consummation of the Merger, each Dissenting Stockholder will cease to have any rights of a stockholder of the Company except the right to be paid the fair value of the Dissenting Shares and the right to receive other distributions, if any, payable to Record Holders prior to the Meeting and any other rights under applicable Massachusetts law. No dividends will be paid on any Dissenting Shares.

The Merger Agreement

The Merger Agreement

     The following is a summary of certain provisions of the Merger Agreement that continue to be applicable after the conclusion of the Offer, a copy of which is attached as Exhibit B and which is incorporated herein by reference. The following summary is qualified in its entirety by reference to the Merger Agreement.

Recommendation

     In the Merger Agreement, the Company states that the Board has unanimously
(i) determined that the Offer and the Merger are fair to and in the best interests of the stockholders of the Company and (ii) resolved to recommend acceptance of the Offer and approval and adoption of the Merger Agreement and the Merger by the stockholders of the Company.

The Merger

     The Merger Agreement provides that, as soon as practicable following the purchase of Shares pursuant to the Offer, and the satisfaction or waiver of the other conditions to the Merger, or on such other date as the parties thereto may agree (such agreement to require the approval of the majority of the Continuing Directors, if at that time there shall be any Continuing Directors), Purchaser will be merged with and into the Company. The Merger will become effective by filing with the Secretary of State of Massachusetts articles of merger (the "Articles of

Merger") in accordance with the relevant provisions of the MBCL at such time (the time the Merger becomes effective being the "Effective Time").

     At the Effective Time, (i) each Share issued and outstanding immediately prior to the Effective Time (other than Shares described in clause (ii) below) will be converted into the right to receive $29.00 in cash, without interest thereon (the "Merger Price"); (ii) (a) each Share held in the treasury of the Company or held by any wholly owned subsidiary of the Company and each Share held by Parent or any wholly owned subsidiary of Parent immediately prior to the Effective Time will be cancelled and retired and cease to exist; (b) each Dissenting Share will not be converted into or be exchangeable for the right to receive the Merger Price; and (iii) each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and exchangeable for one share of common stock of the Surviving Corporation.

     The Merger Agreement provides that the Articles of Organization and Bylaws of the Company as in effect at the Effective Time (including such amendments to the Articles of Organization as are effected by the Articles of Merger) will be the Articles of Organization and Bylaws of the Surviving Corporation until amended in accordance with applicable law. The Merger Agreement also provides that (i) the directors of Purchaser at the Effective Time will be the initial directors of the Surviving Corporation, (ii) the officers of the Company at the Effective Time will be the initial officers of the Surviving Corporation, and
(iii) the initial officers and directors of the Surviving Corporation will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Organization and Bylaws of the Surviving Corporation, or as otherwise provided by applicable law.

Representations and Warranties

     The Merger Agreement contains certain representations and warranties of the parties including representations by the Company as to organization, capitalization, authority relative to the Merger Agreement, no defaults, consents and approvals, financial statements and SEC reports, absence of certain changes concerning the Company's business, litigation and compliance with law, environmental matters, governmental authorizations, offer documents, brokers, employee agreements and benefits, receipt of a fairness opinion, material agreements, title to properties and encumbrances thereon, intellectual property, tax matters, interested party transactions, governmental contracts and takeover statutes.

Certain Agreements Regarding the Board

     The Merger Agreement provides that in the event that Purchaser acquires at least a majority of the Shares outstanding pursuant to the Offer, Parent shall be entitled to designate for appointment or election to the Board, upon written notice to the Company, such number of persons so that the designees of Parent constitute the same percentage (but in no event less than a majority) of the Board (rounded up to the next whole number) as the percentage of Shares acquired pursuant to the Offer. As contemplated by the Merger Agreement, the Board currently consists of six Parent designees and two additional persons who were directors prior to the consummation of the Offer.

     Prior to the Effective Time, any amendment of the Merger Agreement or any amendment to the Articles of Organization or Bylaws of the Company inconsistent with the Merger Agreement, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or any waiver of any of the Company's rights under the Merger Agreement will require the concurrence of a majority of the Continuing Directors.

Interim Operations of the Company

     Except as contemplated by the Merger Agreement, the Company has covenanted and agreed that, during the period from the date of the Merger Agreement to the Effective Time, the Company and its subsidiaries will each conduct its operations according to its ordinary course of business, consistent with past practice, and will use its reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with all persons and entities with which the Company has significant business relations. Without limiting the generality of the foregoing, the Company has agreed that, except as otherwise provided in the Merger Agreement, prior to the Effective Date, neither Company nor any of its subsidiaries will, without the prior consent of Purchaser:

     (i) amend or propose to amend its Articles of Organization or Bylaws (or comparable governing instruments); (ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or any of its subsidiaries including any securities convertible into or exchangeable for shares of stock of any class of the Company or any of its subsidiaries, or enter into any agreement, understanding or arrangement with respect to the purchase or voting of shares of its capital stock, except for the issuance of Shares pursuant to the exercise of Options or the conversion of the Subordinated Notes outstanding on the date of the Merger Agreement, in accordance with their present terms, and issuances of up to 120,000 Shares and options under the ESPP (as defined below) to employees in the ordinary course of business; (iii) split, combine or reclassify any shares of its capital stock, make any other changes in its capital structure, or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to the Company or a subsidiary wholly owned by the Company, or redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities, except for the repurchase of shares of common stock from employees, consultants or directors of the Company upon termination of their relationship with the Company in accordance with existing contractual rights or obligations of repurchase; (iv) (A) except for debt (including, but not limited to, obligations in respect of capital leases) not in excess of $7,000,000 per month or $30,000,000 in the aggregate for all entities combined, create, incur or assume any short-term debt, long-term debt or obligations in respect of capital leases, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person or entity, except for obligations of the Company or any wholly owned subsidiary of the Company in the ordinary course of business consistent with past practice, (C) make any capital expenditures other than in the ordinary course in amounts not to exceed $7,000,000 per month or $30,000,000 in the aggregate, (D) or make any loans, advances or capital contributions to, or investments in, any other person or entity (other than customary relocation loans to employees made in the ordinary course of business consistent with past practice), or (E) acquire the stock or substantially all the assets of, or merge or consolidate with, any other person or entity; (v) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any material assets or properties, real, personal or mixed (except for (A) sales of assets in the ordinary course of business and in a manner consistent with past practice, (B) disposition of obsolete or worthless assets and (C) encumbrances on assets to secure purchase money financings of equipment and capital improvements); (vi) (A) increase the compensation of any of its or their directors, officers or key employees, except pursuant to the terms of agreements or plans currently in effect, (B) pay or agree to pay any pension, retirement or other employee benefit provided in any existing plan, agreement or arrangement to any director, officer or key employee except in the ordinary course and consistent with past practice, (C) commit, other than pursuant to any existing collective bargaining agreement, to any additional pension, profit sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any director, officer or key employee, whether past or present, (D) amend, in any material respect, any such plan, agreement or arrangement, or (E) enter into, adopt or amend any employee benefit plans or employment or severance agreement, or (except for normal increases in the ordinary and usual course of business for employees with annual base cash compensation of less than $80,000) increase in any manner the compensation of any employees; (vii) settle or compromise any claims or litigation involving payments by the Company or any of its subsidiaries of more than $250,000 in any single instance or related instances, or that otherwise are material; (viii) make any tax election or permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated, except in the ordinary and usual course of business consistent with past practices; (ix) enter into any license with respect to intellectual property unless such license is non-exclusive and entered into in the ordinary course consistent with past practice or in accordance with existing contracts or other agreements; (x) take any action or omit to take any action, which action or omission would result in a breach of any of the covenants, representations and warranties of the Company set forth in the Merger Agreement;
(xi) enter into any lease or amend any lease of real property other than in the ordinary course of business consistent with past practice; (xii) change any accounting practices, other than in the ordinary course and consistent with past practice; (xiii) fail to use reasonable business efforts to keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it; (xiv) fail to pay all accounts payable and other obligations, when they become due and payable, in the ordinary course of business consistent with past practice and with the provisions of the Merger Agreement, except if the same are contested in good faith, and, in the case of the failure to pay any material accounts payable or other obligations which are contested in good faith, only after consultation with Purchaser; (xv) fail to comply in all material respects with all laws applicable to it or any of its properties, assets or business and maintain in full force and effect all permits necessary for, or otherwise material to, such business; or (xvi) agree, commit or arrange to do the foregoing.

No Solicitation

     In the Merger Agreement, the Company agreed that the Company and its subsidiaries will not and they will cause each of their respective officers, directors, employees, investment bankers, attorneys and other agents not to (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any Acquisition Proposal (as defined below), (ii) except as described below, engage in negotiations or discussions with, or furnish any information or data to any third party relating to an Acquisition Proposal, (iii) except as described below, enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or (iv) except as described below, participate in any discussions regarding, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal (other than the transactions contemplated by the Merger Agreement). Notwithstanding the foregoing, in response to any unsolicited Acquisition Proposal, the Company may (at any time prior to the consummation of the Offer) furnish information concerning its business, properties or assets to the person or group (a "Potential Acquiror") that was an unsolicited Acquisition Proposal and participate in negotiations with the Potential Acquiror if (x) the Board is advised by one or more of its independent financial advisors that such Potential Acquiror has the financial wherewithal to consummate without undue delay the transaction contemplated by the Potential Acquiror's Acquisition Proposal, (y) the Board reasonably determines, after receiving advice from the Company's financial advisor, that such Potential Acquiror has submitted an Acquisition Proposal that involves consideration to the Company's stockholders that is superior to the Offer and the Merger, and (z) based upon advice of counsel to such effect, the Board determines in good faith that it is necessary to so furnish information and/or negotiate in order to comply with its fiduciary duty to stockholders of the Company. In the event the Company determines to provide any information as described above or receives any offer of the type referred above, it has agreed in the Merger Agreement to (x) promptly inform Parent as to the fact that such an offer has been received and/or information is to be provided, (y) promptly provide Parent with a copy of any written offer or other materials received by Company, its subsidiaries or their respective representatives in connection therewith, and (z) if such offer is not in writing, promptly furnish to Parent in writing the identity of the recipient of such information and/or the proponent of such offer and the terms thereof. The Company has agreed that any non-public information furnished to a Potential Acquiror will be pursuant to a confidentiality agreement with confidential information and no solicitation/no hire provisions substantially similar to those set forth in the Confidentiality Agreement dated April 26, 1997 between the Company and Parent set forth as an exhibit to the Schedule 14D-1/Schedule 13D filed with the SEC by Parent and Purchaser on May 12, 1997. The Company has agreed to keep Parent fully informed of the status and details, including amendments or proposed amendments to any such Acquisition Proposal.

     The Board has agreed in the Merger Agreement that it will not (x) withdraw or modify or propose to withdraw or modify, in any manner adverse to Parent, the approval or recommendation of the Board of the Merger Agreement or the Merger or
(y) approve or recommend, or propose to approve or recommend, any Acquisition Proposal unless, in each case, in connection with a Superior Offer (as defined below), the Board determines in good faith, based on advice of outside legal counsel, that it is necessary to do so in order to comply with the Board's fiduciary duties under applicable law.

     For purposes of the Merger Agreement, "Acquisition Proposal" means any bona fide proposal, whether in writing or otherwise, made by a third party to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of the Company or any of its subsidiaries, or any material equity interest in the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving either the Company or any of its subsidiaries, including any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of any material portion of the assets of, or any material equity interest in, the Company and its subsidiaries. For purposes of the Merger Agreement, the term "Superior Offer" means a bona fide offer to acquire, directly or indirectly, for consideration consisting of cash and/or securities, two-thirds or more of the Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the Board determines in its good faith reasonable judgment to be more favorable to the Company's stockholders than the Offer and the Merger (based on advice of the Company's independent financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Offer and the Merger), for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board, based on advice from the Company's independent financial advisor, is reasonably capable of being financed by such third party and for which the Board determines, in its good faith reasonable judgment, that such proposed transaction is reasonably likely to be consummated without undue delay.

Actions Regarding the Rights

     Prior to the execution of the Merger Agreement, the Company, in accordance with the terms and provisions of the Common Stock Rights Agreement dated as of June 23, 1988 (the "Rights Agreement"), between the Company and The First National Bank of Boston, as Rights Agent, amended the Rights Agreement so that the transactions relating to and contemplated by the Merger Agreement are exempted from certain provisions of the Rights Agreement and a "Common Stock Event" thereunder will not occur as a result of such transactions. In the Merger Agreement the Company has agreed that it will, with the consent of Parent, continue to take all actions necessary to cause the transactions contemplated by the Merger Agreement to remain exempted from such provisions of the Rights Agreement, including, if desirable, entering into further amendments to the Rights Agreement or causing the rights issued under the Rights Agreement to be extinguished, canceled or redeemed.

Miscellaneous Undertakings

     Pursuant to the Merger Agreement, the Company, acting through the Board and in accordance with applicable law, its Articles of Organization and its Bylaws, has: (i) duly called and given notice of, and will convene and hold, the Meeting for the purpose of considering and taking action on the Merger Agreement; (ii) subject to its fiduciary duties under applicable laws as advised as to legal matters by counsel, included herein the recommendation of the Board; and (iii)
(A) obtained and furnished the information required to be included by it herein, and will, after consultation with Parent, respond promptly to any comments made by the SEC with respect hereto and cause this Information Statement to be mailed to its stockholders following the consummation of the Offer and (B) obtain the necessary approvals of the Merger Agreement and the Merger by its stockholders. Parent has provided the Company with the information concerning Parent and Purchaser required to be included herein and will vote, or cause to be voted, all Shares owned by it or its subsidiaries in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby.

     Pursuant to the Merger Agreement, each of Parent, Purchaser and the Company have agreed to use their reasonable best efforts to obtain any permits necessary for the consummation of the transactions contemplated by the Merger Agreement, provided that the Company has agreed not to, without the consent of Parent (which consent will not be unreasonably withheld), agree to any amendment to any material instrument or agreement to which it is a party. Parent, Purchaser and the Company have also agreed to cooperate with one another (i) in promptly determining whether any filings are required to be made or permits are required to be obtained under any law or otherwise (including from other parties to material contracts) in connection with the consummation of the Offer and the Merger and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such permits. Each party has further agreed to use its reasonable best efforts promptly to take, or cause to be taken, all actions and promptly to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by the Merger Agreement; provided that no party shall be required to proffer such party's willingness to accept any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) providing for divestiture of its assets or businesses which amount to 7.5% or more of the Company's assets or earning power. The Company has also agreed to take all actions reasonably requested by Parent to ensure the orderly transition of the business of the Company and to preserve and maintain the Company's business relationships. The Company has further agreed that upon request it will assist Purchaser in any challenge of the applicability to the Offer or the Merger of any state antitakeover statute.

Indemnification

     In the Merger Agreement, Parent agreed that from and after the consummation of the Offer, it will cause the Company, and from and after the Effective Time it will cause the Surviving Corporation, to indemnify, defend and hold harmless the present and former officers and directors of the Company and its subsidiaries (each an "Indemnified Party"), against all losses, claims, damages or liabilities arising out of actions or omissions in their capacity as a director or officer of the Company or a subsidiary occurring on or prior to the consummation of the Offer to the maximum extent permitted or required under the MBCL and the Company's Bylaws in effect on the date of the Merger Agreement, including provisions with respect to advances of expenses incurred in the defense of any action or suit, provided that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the MBCL and the Company's Bylaws shall be made by independent legal counsel selected in good faith by the Surviving Corporation. Parent further agreed in the Merger Agreement that from and after consummation of the Offer it will cause the Company or the Surviving Corporation to advance litigation costs reasonably incurred by any Indemnified Party provided that such party undertakes to repay amounts so advanced if it is ultimately determined that indemnification for such expenses is not authorized under the Merger Agreement or otherwise.

     Pursuant to the Merger Agreement, Parent agreed that from and after consummation of the Offer it will cause the Company and from and after the Effective Time it will cause the Surviving Corporation to maintain the Company's existing directors' and officers' liability insurance ("D&O Insurance") in full force and effect without reduction of coverage for a period of three years after the Effective Time; provided that the Surviving Corporation will not be required to pay an annual premium therefor in excess of 200% of the last annual premium paid prior to the date of the Merger Agreement (the "Current Premium"); and, provided, further, that if the existing D&O Insurance expires, is terminated or cancelled during the 3-year period, the Surviving Corporation will use reasonable efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium on an annualized basis not in excess of 200% of the Current Premium. The Company will maintain, through the Effective Time, the Company's existing D&O Insurance in full force and effect without reduction of coverage.

     The Merger Agreement also provides that if the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger and the continuing or surviving entity does not assume the indemnification obligations of the Surviving Corporation, or
(ii) transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the indemnification obligations of the Surviving Corporation.

Conditions to Merger

     Pursuant to the Merger Agreement, the respective obligations of each of Parent, Purchaser and the Company to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) the Merger Agreement shall have been adopted by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with applicable law, if required by applicable law; and (b) the consummation of the Merger shall not be precluded by any order, decree, ruling or injunction of a court of competent jurisdiction and there shall not have been any action taken or statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any governmental entity that makes consummation of the Merger illegal.

Termination

     Pursuant to Section 8.1 of the Merger Agreement, the Merger Agreement may be terminated and the Merger may be abandoned at any time (whether before or after approval of the Merger by the stockholders of the Company) prior to the Effective Time: (a) by mutual written consent of each of Parent and the Company;
(b) by either Parent and Purchaser or the Company, if any governmental authority has issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties will use their respective reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement or prohibiting Parent or Purchaser from acquiring or holding or exercising rights of ownership of the Shares except such prohibitions which would not reasonably be expected to have a Material Adverse Effect or prevent the consummation of the Offer prior to the Final Termination Date, and such order, decree, ruling or other action shall have become final and non-appealable; or (c) by Parent and Purchaser if any person or group (other than Parent or Purchaser) shall have become the beneficial owner of 20% or more of the outstanding Shares.

     In the event of the termination of the Merger Agreement in accordance with its terms, the Merger Agreement shall become null void and have no effect, without any liability on the part of any party thereto or its affiliates, directors, officers or stockholders, other than the provisions of the Merger Agreement relating to fees and expenses (including the Termination Fee), the Termination Option (as defined below), governing law and confidentiality of information. Notwithstanding the foregoing, no party will be relieved from liability that it may have for willful breach of the Merger Agreement.

Termination Fee and Termination Option

     The Company has agreed to pay to Parent by wire transfer $13.5 million (the "Termination Fee"), upon demand, if (i) the Company terminates the Merger Agreement pursuant to Section 8.1(c)(i) thereof (which generally relates to a change in the Board's recommendation adverse to Parent as a result of a Superior Offer), in which case the Termination Fee must be paid simultaneously with such termination, (ii) Parent or Purchaser terminates the Merger Agreement pursuant to Section 8.1(d)(i) thereof (which generally relates to a change in the Board's recommendation adverse to Parent or an agreement relating to an Acquisition Proposal with a third party), or (iii) the Merger Agreement is terminated for any reason (other than as a result of (x) the failure of Parent or Purchaser to fulfill any material obligation under the Merger Agreement, (y) the applicable waiting period under the HSR Act not having expired or been terminated on or prior to the Final Termination Date or (z) the failure of certain Conditions of the Offer to be satisfied or waived by Parent on or prior to the Final Termination Date), at any time after an Acquisition Proposal has been made and within nine months after such a termination, the Company completes either (x) a merger, consolidation or other business combination between the Company or a subsidiary of the Company and any other person or entity (other than Parent, Purchaser or an affiliate of Parent) or (y) the sale of 30% or more (in voting power) of the voting securities of the Company or of 30% or more (in market value) of the assets of the Company and its subsidiaries, on a consolidated basis.

     Concurrently with the execution of the Merger Agreement the Company issued to Parent the Termination Option to purchase 4,225,000 Shares at a price per Share equal to $29.00 pursuant to a Stock Option Agreement dated as of May 5, 1997 between the Company and Parent. Such option becomes exercisable by Parent when a Termination Fee is payable to Parent.

Amendment

     The Merger Agreement may be amended by action taken by the Company, Parent and Purchaser provided that after the date of adoption of the Merger Agreement by the stockholders of the Company (if stockholder approval of the Merger is required by applicable law), no amendment shall be made which decreases the cash price per Share or that in any other way adversely affects the rights of the Company's stockholders (other than termination of the Merger Agreement) without the approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of the parties or party intended to be bound thereby.

Fees and Expenses

     Except as specifically provided in the Merger Agreement, each party bears its own respective expenses incurred in connection with the Merger Agreement, the Offer and the Merger, including the preparation, execution and performance of the Merger Agreement and the transactions contemplated thereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

Certain Effects of the Merger

     If the Merger is consummated, stockholders will not have an opportunity to continue their common equity interest in the Company as an ongoing operation and therefore will not have the opportunity to share in its future earnings and potential growth, if any.

Certain Tax Considerations

     The following summary addresses the material federal income tax consequences to holders of Shares who sell their Shares in the Merger. The summary does not address all aspects of federal income taxation that may be relevant to particular holders of Shares and thus, for example, may not be applicable to holders of Shares who are not citizens or residents of the United States, who are employees and who acquired their Shares pursuant to the exercise of compensatory stock options, or who are entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code") (such as insurance companies, tax-exempt entities and regulated investment companies); nor does this summary address the effect of any applicable foreign, state, local or other tax laws. The discussion assumes that each holder of Shares holds such Shares as a capital asset within the meaning of
Section 1221 of the Code. The federal income tax discussion set forth below is included for general information only and is based upon present law. The precise tax consequences of the Merger will depend on the particular circumstances of the holder. Stockholders are urged to consult their own tax advisors as to the specific federal, state, local, foreign and other tax consequences to them of the proposed transaction.

     The receipt of cash for Shares pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder who receives cash for Shares pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. Gain or loss will be calculated separately for each block of Shares tendered pursuant to the Merger.

     Under current law, the maximum federal tax rate applicable to long-term capital gains recognized by an individual is 28%, and the maximum federal tax rate applicable to ordinary income (including dividends and short-term capital gains recognized by individuals) is 39.6%. The maximum federal tax rate applicable to all capital gains and ordinary income recognized by a corporation is 35%. It is possible that legislation may be enacted that would reduce the maximum federal tax rate applicable to long-term capital gains, possibly with retroactive effect. It is not possible to predict whether or in what form any such legislation may be enacted, or the effective date of such legislation if enacted.

Withholding

     Unless a stockholder complies with certain reporting and/or certification procedures, or is an exempt recipient under applicable provisions of the Code (and regulations promulgated thereunder), such stockholder may be subject to a "backup" withholding tax of 31% with respect to any payments received in the Merger or as a result of the exercise of the holder's Appraisal Rights. Stockholders should contact their brokers to ensure compliance with such procedures. Foreign stockholders should consult with their tax advisors regarding U.S. withholding taxes in general.

Dissenters

     A stockholder who does not sell Shares in the Merger and who exercises and perfects such stockholder's rights under the MBCL to demand fair value for such Shares will recognize capital gain or loss (and may recognize an amount of interest income) attributable to any payment received pursuant to the exercise of such rights based upon the principles described above.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS. IN ADDITION, THE DISCUSSION SET FORTH ABOVE MAY NOT APPLY TO PARTICULAR CATEGORIES OF STOCKHOLDERS, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, FOREIGN CORPORATIONS, OR ENTITIES THAT ARE OTHERWISE SUBJECT TO SPECIAL TAX TREATMENT.


                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

With respect to the Merger, stockholders should be aware that certain current and former members of the Company's management and Board have certain interests that are described below.

Common Stock Ownership of Certain Beneficial Owners and Management

     As of June 17, 1997, there were 21,582,426 Shares outstanding. The Company knows of no person who may be deemed to own beneficially more than five percent of the Shares outstanding as of such date, except as follows:

                                                                     Amount         Percent
       Title of                     Name and Address of           Beneficially        of
         Class                       Beneficial Owner                Owned           Class
         -----                       ----------------                -----           -----
Common Stock.................  GTE Massachusetts Incorporated      20,432,435        94.67%

     The following table sets forth certain information with respect to the beneficial ownership of Shares as of June 17, 1997 (i) individually by the Chief Executive Officer, each of the four other most highly paid executive officers of the Company in fiscal 1996 (the "Named Executive Officers") and each director of the Company, and (ii) by all current executive officers and directors of the Company as a group:

                                                             Amount
                                                          Beneficially          Percent of
  Title of Class             Name or Group                  Owned(1)             Class(2)
  --------------      ---------------------------           --------             --------
   Common Stock     George H. Conrades(3)(4).......             0
                    David N. Campbell(5)...........             0
                    John T. Kish, Jr.(6)...........             0
                    Paul R. Gudonis (7)............             0
                    Ralph A. Goldwasser (8)........             0
                    Steven R. Levy (9).............             0
                    John M. Albertine (10).........             0
                    Lucie J. Fjeldstad (10)........             0
                    Max D. Hopper (10).............             0
                    Regis McKenna (10).............             0
                    Andrew L. Nichols (11).........             0
                    Roger D. Wellington (10).......             0
                    Kent B. Foster (12)............             0
                    Thomas W. White (12)...........             0
                    Gerald K. Dinsmore (12)........             0
                    Robert C. Calafell (12)........             0
                    J. Michael Kelly (12)..........             0
                    All current directors
                    and executive
                    officers as a group
                    (8 persons)(12)(13)(14)........             0

---------

(1) The inclusion herein of any Shares deemed beneficially owned under the rules of the SEC does not constitute an admission of beneficial ownership of such Shares.

(2) If such percentage exceeds 1%.

(3) Mr. Conrades owns $50,000 principal amount of the Subordinated Notes.

(4) In connection with the Offer, Mr. Conrades tendered to Purchaser an aggregate of 37,202 Shares beneficially owned by him (including Shares beneficially owned with his spouse) and is entitled to received therefore an aggregate of $1,078,858 in cash. Mr. Conrades also elected under the terms of the Merger Agreement to (i) convert an option for 1,000 Shares into a fully vested option for 1,500 shares of Parent common stock expiring in January 2001; and (ii) deposit into an account (denominated in Parent common stock units) established on his behalf in the GTE deferred compensation plan an aggregate of approximately $13,436,000, being the difference between the Offer price and the option prices of other Company options held by him under the Company's option plans, all of which became fully vested on the Closing Date of the Offer.

(5) In connection with the Offer, Mr. Campbell tendered to Purchaser an aggregate of 15,000 Shares beneficially owned by him and is entitled to received therefore an aggregate of $435,000 in cash. Mr. Campbell also elected under the terms of the Merger Agreement to (i) convert options for an aggregate of 40,300 Shares into fully vested options for 60,450 shares of Parent common stock expiring at various dates to May 2003; (ii) deposit into an account (denominated in Parent common stock units) established on his behalf in the GTE deferred compensation plan an aggregate of approximately $40,800, being the difference between the Offer price and the option prices of certain Company options held by him under the Company's option plans, which became fully vested on the Closing Date of the Offer; and (iii) convert options for an aggregate of 150,000 Shares into options for that number of shares of Parent common stock vesting over a period to and expiring in July 2002.

(6) Mr. Kish is no longer an executive officer or in the employ of the Company. Where included, information concerning Mr. Kish has been provided to the Company by Mr. Kish.

(7) In connection with the Offer, Mr. Gudonis tendered to Purchaser an aggregate of 53,750 Shares beneficially owned by him and is entitled to received therefore an aggregate of $1,558,750 in cash. Mr. Gudonis also elected under the terms of the Merger Agreement to (i) convert options for an aggregate of 110,050 Shares into fully vested options for 165,075 shares of Parent common stock expiring at various dates to January 2003; and (ii) deposit into an account (denominated in Parent common stock units) established on his behalf in the GTE deferred compensation plan an aggregate of approximately $506,250, being the difference between the Offer price and the option prices of other Company options held by him under the company's option plans, all of which became fully vested on the Closing Date of the Offer.

(8) In connection with the Offer, Mr. Goldwasser tendered to Purchaser an aggregate of 20,492 Shares beneficially owned by him and is entitled to received therefore an aggregate of $594,268 in cash. Mr. Goldwasser also elected under the terms of the Merger Agreement to (i) convert options for an aggregate of 35,114 Shares into fully vested options for 52,671 shares of Parent common stock expiring at various dates to May 2003; and (ii) deposit into an account (denominated in Parent common stock units) established on his behalf in the GTE deferred compensation plan an aggregate of approximately $728,500, being the difference between the Offer price and the option prices of Company options held by him under the Company's option plans, all of which became fully vested on the Closing Date of the Offer.

(9) In connection with the Offer, Mr. Levy tendered to Purchaser an aggregate of 72,227 Shares beneficially owned by him and is entitled to received therefore an aggregate of $2,094,583 in cash. Mr. Levy also is entitled to receive under the terms of the Merger Agreement an aggregate of $15,000, being the difference between the Offer price and the option prices of Company options held by him under the Company's option plans, which became fully vested on the Closing Date of the Offer.

(10) Consistent with the terms of the Merger Agreement, effective June 10, 1997, the following directors of the Company resigned: John M. Ablertine, Lucie J. Fjeldstad, Max D. Hopper, Regis McKenna, and Roger D. Wellington. In connection with the Offer, all such former directors tendered to Purchaser an aggregate of 41,587 Shares beneficially owned by them (including Shares beneficially owned with their spouses) and are entitled to received therefore an aggregate of $1,206,023 in cash. As a group, they also are entitled to receive an aggregate of $243,187, being the difference between the Offer price and the option prices of Company options held by them under the Company's option plans, all of which became fully vested on the Closing Date of the Offer. In addition, three of the directors are entitled to receive an aggregate of $1,140,514, being the Offer price times the number of share units held in their deferred compensation account with the Company under the deferred compensation plan for non-employee directors.

(11) In connection with the Offer, Mr. Nichols tendered to Purchaser an aggregate of 12,450 Shares beneficially owned by him and is entitled to received therefore an aggregate of $361,050 in cash. Mr. Nichols also is entitled to receive under the terms of the Merger Agreement an aggregate of $43,875, being the difference between the Offer price and the option prices of Company options held by him under the Company's option plans, all of which became fully vested on the Closing Date of the Offer.

(12) Each individual is an officer of Parent or GTE Service Corporation, and is a designee of Parent on the Board of Directors. Purchaser owns 20,432,435 Shares, constituting approximately 94.67% of the Shares outstanding on June 17, 1997.

(13) In connection with the Offer, all current directors (excluding the designees of Parent) and executive officers as a group (8 persons) tendered to Purchaser an aggregate of 19,959 Shares beneficially owned by them (including Shares beneficially owned with their spouses) and are entitled to receive therefor an aggregate of $578,811 in cash. As a group, they also elected under the terms of the Merger Agreement to (i) convert options for an aggregate of 24,265 Shares into fully vested options for 36,397.5 shares of Parent common stock expiring at various dates to May 2003; (ii) deposit into accounts (denominated in Parent common stock units) established on their behalf in the GTE deferred compensation plan an aggregate of approximately $671,000, being the difference between the Offer price and the option prices of certain Company options held by them under the Company's option plans, all of which became fully vested on the Closing Date of the Offer; and (iii) convert options for an aggregate of 25,000 Shares into options for that number of shares of Parent common stock vesting over a period to and expiring no later than December 2002; in addition, 2 directors are entitled to receive an aggregate of $58,875, being the difference between the Offer price and the option prices of Company options held by them under the Company's option plans, all of which became fully vested on the Closing Date of the Offer.

(14) In connection with the Offer, all current officers of the Company (excluding executive officers) as a group (5 persons) tendered to Purchaser an aggregate of 19,959 Shares beneficially owned by them (including Shares beneficially owned with their spouses) and are entitled to received therefore an aggregate of $578,811 in cash. As a group, they also elected under the terms of the Merger Agreement to (i) convert options for an aggregate of 24,265 Shares into fully vested options for 36,397.5 shares of Parent common stock expiring at various dates to May 2003; (ii) deposit into accounts (denominated in Parent common stock units) established on their behalf in the GTE deferred compensation plan an aggregate of approximately $671,000, being the difference between the Offer price and the option prices of certain Company options held by them under the Company's option plans, all of which became fully vested on the Closing Date of the Offer; and (iii) convert options for an aggregate of 25,000 Shares into options for that number of shares of Parent common stock vesting over a period to and expiring in no later than December 2002.

   The agreement with Mr. Conrades provides that if his employment is terminated by the Company without cause, the Company will pay him an amount equal to one year's base salary, as full termination benefits. It is currently contemplated by Parent and Mr. Conrades that Mr. Conrades will become an Executive Vice President of Parent.

   As part of the bonus payments made to Mr. Gudonis in the 1995 fiscal year, $88,500 was paid to him to reimburse him for forfeitures under a bonus plan at his former employer. Mr. Gudonis' agreement with the Company provides that in the event that he resigns from the Company during the first four years of employment, he is responsible for reimbursing a pro-rata share of this payment made to him.

     In connection with the successful completion of the Offer the Company paid bonuses to each of Messrs. Goldwasser, Montjoy and Gudonis and four of the other current officers of the Company (excluding executive officers) as a group, of $75,000, $50,000, $10,000 and $62,500, respectively.

Change-of-Control Arrangements

     The Company has termination agreements with Messrs. Conrades, Campbell, Gudonis, and Goldwasser. Such agreements obligate the related employee to remain in the employ of the Company during the pendency of any change-of-control proposal. In consideration for such agreement, the Company agreed to pay severance benefits to each such individual, consisting of payment of approximately three times his then most recent five-year average annual salary and cash bonus, together with certain other benefits (including the acceleration of the exercisability of outstanding stock options and continued participation for one year in accident and health insurance) and payment of an amount equal to a "gross-up" payment with respect to any excise taxes payable by the individual as a result of the severance benefits. The benefits are payable in the case of Mr. Conrades if his employment terminates (including a voluntary termination on his part) for any reason other than death, disability, normal retirement, or as the result of commission by him of a felony; the benefits are payable in the case of each of the other named individuals only if his employment is terminated by the Company for any reason other than for "cause" or is terminated by such individual as the result of specified justification, in all cases during a period of two years following a "change of control" of the Company. A change of control is defined to include the acquisition of 30% or more of the then-outstanding Shares, and other changes of control as determined by regulatory authorities. Pursuant to the Offer, Purchaser acquired more than two-thirds of Shares and, therefore, the consummation of the Offer resulted in a change of control. Such severance payments would not be reduced for compensation received by the individual from any new employment. Under the agreements, based upon the average annual compensation paid by the Company to the individual with respect to the last five calendar years or shorter period he has been with the Company (and assuming no gross-up payment), change of control cash severance payments would, if payable, be approximately $1,200,000, $900,000, $800,000, and $515,000, respectively, for
Messrs. Conrades, Campbell, Gudonis, and Goldwasser.

Certain Provisions in the Merger Agreement

     In the Merger Agreement, the Company agreed, with certain exceptions, that it would not grant to any non-employees, including non-employee members of the Board of Directors ("Directors"), and former employees (collectively "Non-Employees"), or to any current employees any options to purchase Shares, stock appreciation rights, restricted stock, restricted stock units or any other real or phantom stock or stock equivalents on or after the date of the Merger Agreement. Options to acquire Shares which were outstanding as of the date of the Merger Agreement and which were granted to employees or Non-Employees under any stock option plan, program or similar arrangement of the Company or any of its subsidiaries ("Options"), other than Options which constitute Restricted Stock (as defined below) and Options under the ESPP were treated in the Merger Agreement as follows:

          (i) Each employee of the Company as of the date of the Merger Agreement whose annual base salary was $80,000 or more ("Key Employee") and who held Options which had an exercise price ("Exercise Price") less than the Offer Price ("In the Money Options") and which were vested as of the date on which the consummation of the Offer occurred (the "Closing Date") could make an irrevocable election on a grant by grant basis to be effective immediately following the Closing Date to receive in exchange for cancellation of each such vested In the Money Option either (A) a credit to an individual deferred compensation book account equal to the excess of the Offer Price over the Exercise Price of such In the Money Option times the number of Shares subject to such In the Money Option, such deferred compensation book account to have the terms described below, or (B) an option to purchase a number of shares of Parent common stock (a "Parent Option") equal to 150% of the number of Shares subject to the Key Employee's In the Money Option; provided that (x) the Parent Option received in the exchange is fully vested and has the same expiration date as the vested In the Money Option exchanged therefor, (y) the Exercise Price of the Parent Option is equal to the Fair Market Value (as defined below), and (z) the Parent Option is governed by the provisions of the GTE Corporation 1997 Long-Term Incentive Plan ("LTIP") and by applicable LTIP award agreements. For purposes of the relevant portions of the Merger Agreement, the deferred compensation book account is denominated in Parent phantom stock units, and dividend equivalent payments will be credited to such deferred compensation book account at such time and in such manner as dividends are paid on Parent common stock. Before the third anniversary of the Closing Date, no distribution may be made in respect of the deferred compensation book account to a Key Employee who is employed by Parent or an affiliate of Parent. The dividend equivalent payments on the deferred compensation book account are subject to forfeiture in the event the Key Employee is not employed by Parent or an affiliate of Parent on any date that precedes the third anniversary of the Closing Date. Parent will determine administrative procedures and provisions with regard to the deferred compensation book account. In the event a Key Employee did not make such an irrevocable election before the Closing Date, the Key Employee was deemed to have irrevocably elected the deferred compensation book account credit as described in clause (A) of the first sentence of this paragraph (i), and all In the Money Options were canceled. "Fair Market Value" means the average of the high and low sales price of the Parent common stock on the composite tape of the NYSE issues as of the Closing Date.

         (ii) Each employee of the Company whose annual base salary as of the date of the Merger Agreement was less than $80,000 ("Employee") who held In the Money Options which were vested as of the Closing Date could make an irrevocable election on a grant by grant basis to be effective immediately following the Closing Date to receive in exchange for cancellation of each such vested In the Money Option either (A) a cash payment equal, for each such In the Money Option, to the excess of the Offer Price of a Share over the Exercise Price of such In the Money Option times the number of Shares subject to such In the Money Option, or (B) a Parent Option to purchase a number of shares of Parent common stock equal to 150% of the number of Shares subject to the Employee's In the Money Option; provided that (x) the Parent Option received in the exchange is fully vested and has the same expiration date as the vested In the Money Option exchanged therefor, (y) the Exercise Price of the Parent Option is equal to the Fair Market Value, and (z) the Parent Option is governed by the provisions of the LTIP and by applicable LTIP award agreements. In the event an Employee did not make such election before the Closing Date, the Employee was deemed to have irrevocably elected the cash payment described in clause (A) of the preceding sentence, and all In the Money Options were canceled.

        (iii) Options of Key Employees or Employees had an Exercise Price equal to or in excess of the Offer Price ("Under-Water Options"), regardless of whether such Under-Water Options were vested as of the Closing Date, were cancelled immediately following the Closing Date and exchanged for Parent Options to purchase a number of shares of Parent common stock equal to 100% of the number of Shares subject to the Key Employee's or Employee's Under-Water Options, provided that (x) the Parent Options received in the exchange have the same vesting schedule and expiration date as the Under-Water Options exchanged therefor, (y) the Exercise Price of the Parent Options is equal to the Fair Market Value, and (z) the Parent Options are governed by the provisions of the LTIP and by applicable LTIP award agreements. Notwithstanding the foregoing, if, on or after the date of the Merger Agreement, a Key Employee exercised vested In the Money Options that, on the date of the Merger Agreement, represent 50% or more of the dollar value of the Key Employee's vested In the Money Options, all of such Key Employee's Under-Water Options were canceled immediately, the exchange provisions of this paragraph (iii) did not apply to such Key Employee, and such Key Employee received the sum of one dollar ($1.00) as good and valuable consideration for all of such Key Employee's Under-Water Options. For purposes of the immediately preceding sentence, the dollar value of a vested In the Money Option equals the excess of the Offer Price over the Exercise Price of such In the Money Option times the number of Shares subject to the vested In the Money Option.

         (iv) In the Money Options of individuals who were Non-Employees as of the date of the Merger Agreement, including Directors, which were vested as of the Closing Date were canceled immediately following the Closing Date and exchanged for a cash payment equal, for each vested In the Money Option, to the excess of the Offer Price of a Share over the Exercise Price of such In the Money Option times the number of Shares subject to such In the Money Option. All other Options of Non-Employees, including Directors, were canceled immediately as of the Closing Date and each such Non-Employee received the sum of one dollar ($1.00) as good and valuable consideration for all such Options.

          (v) With respect to In the Money Options of Key Employees, Employees and Non-Employees, including Directors, the Board of Directors or an appropriate committee thereof, provided for the full and immediate vesting of such In the Money Options as of the Closing Date. Except as provided in the immediately preceding sentence on or after the date of the Merger Agreement, the Board of Directors did not make any other changes to the terms and conditions of any outstanding Options, stock appreciation rights, restricted stock, restricted stock units or any other real or phantom stock or stock equivalents.

        Pursuant to the Merger Agreement, on the Closing Date, employees of the Company who held Shares subject to a risk of forfeiture within the meaning of
Section 83(a) of the Code, or Options with an exercise price of zero dollars ($0.00) ("Restricted Stock") received in exchange for such Restricted Stock a right to receive a number of Parent phantom stock units pursuant to a phantom stock plan ("Phantom Stock Units") determined by dividing (A) the product of (i) the number of shares of Restricted Stock held by such employee on the Closing Date, and (ii) the Offer Price, by (B) the Fair Market Value. Such Phantom Stock Units will be credited with dividend equivalent units at such time and in such manner as dividends are normally paid on Parent common stock, and the Phantom Stock Units and dividend equivalent units will be subject to the same vesting schedule as the Restricted Stock which was exchanged for the Phantom Stock Units. Upon the Phantom Stock Units vesting, the employee will receive payment of the vested amounts in cash (less applicable withholding taxes). Parent will determine administrative procedures and provisions with regard to Phantom Stock Units. The Merger Agreement also provides that immediately following the Closing Date, Restricted Stock purchased by certain Key Employees and Directors pursuant to the Company's 1996 Restricted Stock Plan will no longer be subject to a risk of forfeiture within the meaning of Section 83(a) of the Code and will be tendered to Purchaser in exchange for cash equal to the Offer Price times the number of Shares so tendered. At the Closing Date, Company stock units in the deferred compensation account of each Director who participated in the Company's Deferred Compensation Plan for Directors (the "DCP") were converted into a number of Phantom Stock Units determined by dividing (A) the product of (i) the number of Company stock units credited to the Director's deferred compensation account under the DCP as of the Closing Date, and (ii) the Offer Price, by (B) the Fair Market Value. Such Phantom Stock Units will be credited with dividend equivalent units at such time and in such manner as dividends are paid on Parent common stock. A cash payment equal to the Phantom Stock Units will be made to the Directors as soon as practicable after January 1, 1998. Parent will determine administrative procedures and provisions with regard to the Phantom Stock Units.

        The Merger Agreement also required that, prior to the Closing Date, the Board of Directors, or an appropriate committee thereof, cause written notice of the Merger Agreement to be given to persons holding "options" (as defined in the Company's Employee Stock Purchase Plan (the "ESPP")) to purchase Shares ("Purchase Rights") under the ESPP. The Merger Agreement required that immediately following the Closing Date, all Purchase Rights be accelerated as if the Closing Date was the last day of the "option period" (as defined in the ESPP), such Purchase Rights be automatically canceled and terminated on such day and the contributions to the ESPP during such option period be refunded to the holder of the Purchase Right (the "Refund Amount"), and each holder of a Purchase Right be entitled to receive as soon as practicable thereafter from the Company in consideration for such cancellation an amount in cash (less applicable withholding taxes, but without interest) equal to (a) the product of
(i) the number of Shares (and fractions thereof) subject to such Purchase Right of such holder as of the Closing Date, multiplied by (ii) the Offer Price, less
(b) the Refund Amount of such holder. The foregoing is subject to the right of an ESPP participant to terminate the participant's payroll deduction authorization under the ESPP and to cancel the participant's option and withdraw from the ESPP at any time prior to the Closing Date.

        In the Merger Agreement, Parent agreed that from and after the consummation of the Offer, it will cause the Company, and from and after the Effective Time it will cause the Surviving Corporation, to indemnify, defend and hold harmless the present and former officers and directors of the Company and its subsidiaries (each an "Indemnified Party"), against all losses, claims, damages or liabilities arising out of actions or omissions in their capacity as a director or officer of the Company or a subsidiary occurring on or prior to the consummation of the Offer to the maximum extent permitted or required under the MBCL and the Company's Bylaws in effect on the date of the Merger Agreement, including provisions with respect to advances of expenses incurred in the defense of any action or suit, provided that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the MBCL and the Company's Bylaws shall be made by independent legal counsel selected in good faith by the Surviving Corporation. Parent further agreed in the Merger Agreement that from and after consummation of the Offer it will cause the Company or the Surviving Corporation to advance litigation costs reasonably incurred by any Indemnified Party provided that such party undertakes to repay amounts so advanced if it is ultimately determined that indemnification for such expenses is not authorized under the Merger Agreement or otherwise.

        Pursuant to the Merger Agreement, Parent agreed that from and after consummation of the Offer it will cause the Company and from and after the Effective Time it will cause the Surviving Corporation to maintain the Company's existing directors' and officers' liability insurance ("D&O Insurance") in full force and effect without reduction of coverage for a period of three years after the Effective Time; provided that the Surviving Corporation will not be required to pay an annual premium therefor in excess of 200% of the last annual premium paid prior to the date of the Merger Agreement (the "Current Premium"); and, provided, further, that if the existing D&O Insurance expires, is terminated or cancelled during the 3-year period, the Surviving Corporation will use reasonable efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium on an annualized basis not in excess of 200% of the Current Premium. The Company will maintain, through the Effective Time, the Company's existing D&O Insurance in full force and effect without reduction of coverage.

        The Merger Agreement also provides that if the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger and the continuing or surviving entity does not assume the indemnification obligations of the Surviving Corporation, or (ii) transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the indemnification obligations of the Surviving Corporation.


                    SUMMARY FINANCIAL OUTLOOK OF THE COMPANY

Projected Financial Information

        In connection with Parent's review of the Company and in the course of the negotiations described in the section above entitled "The Merger-- Background," the Company and its representatives provided Parent with certain business and financial information which Parent and Purchaser believe is not publicly available. Following is a summary of the material forecast and financial model information:

              SUMMARY FINANCIAL OUTLOOK (as of February 7, 1997)
                (dollars in millions, except per share amounts)

                                                 Forecast      Financial Model
                                                 --------      ---------------
                                               Fiscal Year       Fiscal Year
                                               -----------       -----------
                                             Ending June 30,   Ending June 30,
                                             ---------------   ---------------
                                                   1997              1998
                                                   ----              ----
INCOME STATEMENT DATA
Revenue
    BBN Planet..............................    $     180.8       $     345.1
    BBN System & Technologies...............          186.3             215.0
    Eliminations of interdivisional sales
      between business units................           (2.7)             (3.8)
                                                 ----------        ----------
                                                $     364.4       $     556.3
Loss from operations
    Planet..................................    $     (48.5)      $     (22.2)
    System & Technologies...................            5.8              10.0
    Unallocated corporate expenses, net.....           (3.1)             (4.1)
                                                 ----------        ----------
                                                $     (45.8)      $     (16.3)

Interest expense, net.......................    $      (0.2)      $      (4.0)
                                                 ----------        ----------

Net loss....................................    $     (46.0)      $     (20.3)
                                                 ==========        ==========

Net loss per share..........................    $     (2.15)      $     (0.94)
                                                 ==========        ==========


        According to the Company, the fiscal year 1998 financial model information (i) reflects revenue from an Internet Services Agreement with AT&T Corp. ("AT&T"), but does not reflect the impact of certain material disagreements between the Company and AT&T regarding the terms of such agreement and (ii) assumes that the percentage of BBN Planet's revenue derived from the Company's contract with America OnLine, Incorporated will be consistent with the percentage of revenue derived from such contract reported for fiscal year 1997. The costs estimate was based on historical experience and the achievement of certain operating efficiencies, as well as other estimates. The model was prepared on a stand-alone basis and does not give effect to the Offer or the Merger.

     In reaching its decision to acquire the Company, Parent made certain assumptions of its own with regard to revenues and operations of the Company's businesses as a wholly owned subsidiary, which assumptions are not reflected in the above financial information.

     Further, the Company has advised Parent and Purchaser that the foregoing forecast and financial model information (the "projections") were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections. The projections are included in this Information Statement only because they were provided to Parent. None of Parent, Purchaser, the Company or any of their respective advisors or any other party who received such information assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections. Although presented with numerical specificity, the projections are based upon a variety of assumptions relating to the businesses of the Company, industry performance, general business and economic conditions and other matters, all of which may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. There can be no assurance that the projections set forth above will be realized, and actual results may vary materially from those shown. The projections have not been examined or compiled by the Company's independent public accountants. For these reasons, as well as the bases on which such projections were compiled, there can be no assurance that actual results will not differ materially from those estimated. The inclusion of such projections herein should not be regarded as an indication that Parent, Purchaser, the Company, any of their respective advisors or any other party who received such information considers it an accurate prediction of future events. Parent did an independent assessment of the Company's value and did not rely to any material degree upon the foregoing projections. None of the Company, Parent, Purchaser or any other party intends publicly to update or otherwise publicly revise the projections set forth above even if experience or future changes make it clear that such projections will not be realized.

      The projections set forth above constitute forward-looking information. For a discussion of factors regarding such forward-looking information see "-- Cautionary Statement Regarding Forward-Looking Information."

Cautionary Statement Regarding Forward-Looking Information

     For purposes of the Private Securities Litigation Reform Act of 1995, Parent and Purchaser identify the following important factors which could cause the Company's actual results to differ materially from the foregoing projections:

     (a) the development and expansion of the market for Internet access services and products and of the networks which comprise the Internet;

     (b) the Company's ability to continue and expand its business relationships, including relationships with existing major customers;

     (c) the capacity, reliability, cost and security of the Company's network infrastructure;

     (d) the Company's ability to finance expansion of its network;

     (e) the Company's ability to develop or acquire the rights to price competitive products and services;

     (f) competition from larger competitors with more resources;

     (g) the Company's ability to attract and retain highly qualified management, technical, marketing and sales personnel;

     (h) the Company's ability to manage growth;

     (i) the Company's ability to improve its operating margins; and

     (j) effects of the Offer and Merger.


     With respect to the factor described in clause (b) above, Parent and Purchaser note that the Company and AT&T have initiated the dispute resolution procedures provided in the Internet Services Agreement between the two companies in order to resolve material disagreements regarding the terms of such agreement.

     Many of the foregoing factors have been discussed in more detail in the Company's prior filings with the SEC. The foregoing review of factors pursuant to the Private Litigation Securities Reform Act of 1995 should not be construed as exhaustive.



                      MARKET PRICES AND DIVIDEND MATTERS

     The Shares are traded under the symbol "BBN" primarily on the NYSE and to a lesser extent on the Boston, Cincinnati, Midwest, Pacific and Philadelphia exchanges. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on the NYSE.


                                                              High      Low
                                                            --------- ---------
     Fiscal Year Ended June 30, 1995:
          Quarter ended September 30, 1994................    $18 3/4   $10
          Quarter ended December 31, 1994.................    $20 7/8   $12 5/8
          Quarter ended March 31, 1995....................    $22 1/4   $14 5/8
          Quarter ended June 30, 1995.....................    $30       $16 1/2

     Fiscal Year Ended June 30, 1996:
          Quarter ended September 30, 1995................    $39 3/8   $27 1/4
          Quarter ended December 31, 1995.................    $48 3/4   $28 1/4
          Quarter ended March 31, 1996....................    $40 7/8   $24 1/8
          Quarter ended June 30, 1996.....................    $30 3/4   $20 1/4

     Fiscal Year Ended June 30, 1997:
          Quarter ended September 30, 1996................     $22 3/4  $15 5/8
          Quarter ended December 31, 1996.................     $24 3/4  $17
          Quarter ended March 31, 1997....................     $27 5/8  $16 1/2
          Quarter ended June 30, 1997 [(through June 9,
            1997)]........................................     $29 3/8  $15 1/8

     No cash dividends have been declared or paid on the Shares since June 30, 1992. The Merger Agreement prohibits the Company from declaring or paying any dividends until the effectiveness of the Merger.

     On April 7, 1997, approximately one month prior to the public announcement of the execution of the Merger Agreement, the closing sale price on the NYSE was $17 5/8. On May 5, 1997, the last full trading day prior to the announcement of the terms of the Merger Agreement, the last reported sales price per Share on the NYSE was $22 5/8. On May 9, 1997, the last full trading day prior to the commencement of the Offer, the last reported sales price per Share on the NYSE was $28 5/8. On [_____________, 1997,] the latest practicable date prior to the printing of this Information Statement, the reported closing sales price per share on the NYSE was [$__________.] Stockholders are urged to obtain a current market quotation for the Shares.

     The purchase of the Shares pursuant to the Offer has reduced the number of Shares that trade publicly and the number of holders of the Shares and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     While the Company expects that the Shares will continue to be listed and traded on the NYSE until the consummation of the Merger, no assurances can be given that the NYSE will not (i) determine at any time prior to the consummation of the Merger that the Shares and/or the Company no longer satisfy the NYSE's listing criteria and (ii) initiate delisting proceedings against the Company. Were the Shares to be delisted from the NYSE, no assurances can be given that an alternative trading market would develop for the Shares. Any delisting of the Shares could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Following the consummation of the Merger, the Shares will be delisted by the NYSE and application will be made by the Company, pursuant to Section 12(g)(4) of the Exchange Act, to terminate the registration of the Shares under the Exchange Act. Such termination will substantially reduce the information required to be furnished by the company to the commission and will render inapplicable certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b). Additionally, following termination of registration of the Shares under the Exchange Act, the Shares will cease to be "margin securities" under the rules of the Board of Governors of the Federal Reserve System.



                  SELECTED HISTORICAL CONSOLIDATED FINANCIAL
                          INFORMATION OF THE COMPANY

     The following table sets forth certain summary consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the audited financial statements contained in the Company 10-K and the unaudited financial information contained in the Company's Quarterly Reports on Form 10-Q for the nine months ended March 31, 1996 and 1997. More comprehensive financial information is included in such reports and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such documents (which may be inspected and obtained as described above), including the financial statements and related notes contained therein.



                                BBN CORPORATION

                        SELECTED FINANCIAL INFORMATION
                     (In thousands, except per share data)

                                   Nine Months Ended
                                       March 31                               YEAR ENDED JUNE 30,
                                   -----------------                          ------------------
                                   1997          1996          1996          1995          1994          1993          1992
                                 --------      --------      --------      --------      --------      --------      -------
RESULTS OF
 OPERATIONS                      $254,145      $165,607      $234,339      $175,603      $160,711      $197,655      $216,588
                                 ========      ========      ========      ========      ========      ========      ========
Revenue........................

Income (loss) from
 operations(1).................   (33,574)      (44,024)      (56,382)      (16,507)       (9,748)      (33,397)        4,035

Interest and other income
 (expense),
 net(2)........................       428           418          (120)       97,392           779           242        (2,611)
                                 --------      --------      --------      --------      --------      --------      --------

                                BBN CORPORATION

                        SELECTED FINANCIAL INFORMATION
                     (In thousands, except per share data)



                                   Nine Months Ended
                                       March 31                               YEAR ENDED JUNE 30,
                                   -----------------                          ------------------
                                   1997          1996          1996          1995          1994          1993          1992
                                 --------      --------      --------      --------      --------      --------      -------
Income (loss) from
continuing operations before
income taxes and
extraordinary item.............  (33,146)      (43,606)      (56,502)        80,885       (8,969)       (33,155)        1,424

Income tax provision
 (benefit).....................                 (4,953)       (6,600)        13,783
                                 --------      --------      --------      --------      --------       --------      --------

Income (loss) from
continuing operations before
extraordinary
item...........................  (33,146)      (38,653)      (49,902)        67,102       (8,969)       (33,155)        1,424

Income (loss) from
discontinued operations net
of applicable income
taxes(3).......................   20,000        (7,029)       (6,740)        (2,258)       1,145            891         2,729

Extraordinary
item(4)........................                                                                                         3,648
                                 --------      --------      --------      --------      --------      --------       --------

Net income
(loss)......................... $(13,146)     $(45,682)     $(56,642)     $  64,844   $   (7,824)    $  (32,264)     $  7,801
                                =========     =========     =========     =========   ==========     ==========       ========
Per-share amounts:
Continuing
operations.....................  $ (1.54)     $  (2.19)     $  (2.80)     $    3.73     $  (0.55)    $    (2.11)     $   0.09

Discontinued
operations(3)..................      .93          (.40)        (0.38)         (0.12)        0.07           0.06          0.16

Extraordinary
item(4)........................                                                                                          0.22
                                 --------      --------      --------      --------      --------      --------       --------
Net income
(loss).........................  $  (.61)      $ (2.59)     $  (3.18)     $    3.61     $  (0.48)    $    (2.05)     $   0.47
                                 ========      =========     =========     ========      ========      ========       ========
Cash dividends declared per
share..........................                                                                                      $   0.06

Shares used in per-share
calculations...................  21,566,000    17,670,000   17,818,000    17,984,000   16,179,000    15,705,000    16,504,000
                                 ===========   ===========  ===========   ===========  ===========   ===========   ===========
FINANCIAL POSITION
(at end of period)
Cash, cash equivalents and
temporary investments(5).......    $104,442       $70,961     $120,275      $107,608    $  63,115       $54,552      $ 43,541

Working capital................      85,099        83,275      120,111       116,003       65,308        66,829        88,132

Property, plant and
equipment, net.................      73,327        33,963       48,069        24,195       16,346        16,922        23,057

Total assets...................     272,107       177,836      249,337       203,964      122,712       128,036       147,799

                                BBN CORPORATION

                        SELECTED FINANCIAL INFORMATION
                     (In thousands, except per share data)


                                    Nine Months Ended
                                        March 31                               YEAR ENDED JUNE 30,
                                    -----------------                          ------------------
                                    1997          1996          1996          1995          1994          1993          1992
                                  --------      --------      --------      --------      --------      --------      -------
Redeemable convertible
preferred stock of
subsidiary.....................                   8,000          8,000

Redeemable common
stock(6).......................     8,000

Capital lease
obligations....................    24,323                       12,733

Convertible
debentures.....................    73,170        73,170         73,170        73,510        73,510       73,775        73,912

Shareholders'
equity.........................    69,016        36,832         79,336        82,552         7,271       10,042        41,887

GENERAL
INFORMATION AND
RATIOS
Additions to property, plant
and equipment..................   $40,546       $17,289        $34,407       $14,133        $5,595       $6,703        10,701

Revenue per average
number of
employees......................       165           128            132           112           110          120           112

Employees at end of
period.........................     2,200         1,788          1,895         1,662         1,466        1,445         1,861

Shareholders of record at
end of period..................     2,183         2,027          2,234         2,080         2,225        2,709         3,108

Current ratio..................       1.8           2.4            2.5           3.6           2.6          2.5           3.8

Debt to equity ratio...........       1.4           2.0            1.1           0.9          10.1          7.3           1.8

(1) The nine months ended 3/31/96 and FY 1996 include a charge of $20.7 million or $1.16 per share related primarily to the write-off of goodwill and related costs in association with the Company's reorganization effective April 1, 1996. FY1993 includes a restructuring charge of $20.5 million, or $1.30 per share, associated with employee severance and related facilities costs.

(2) Interest and other income (expense), net for the year ended June 30, 1995 includes the gain on the sale of assets of LightStream Corporation, amounting to approximately $105.0 million before minority interest of $11.8 million and provision for income taxes of $13.5 million and amounts arising from contracts which were substantially completed in prior years.

(3) In July FY1997 the Company completed the divestiture of a majority interest in BBN Domain Corporation.

(4) Results for fiscal year 1992 included an extraordinary gain of $3.6 million, or S.22 per share, from the purchase and early retirement of $9.8 million of the Subordinated Notes.

(5) Includes restricted cash of $4.7 million and $12.1 million at June 30, 1996 and June 30, 1995, respectively.

(6) On August 6, 1996 the redeemable convertible preferred stock of subsidiary was exchanged for 400,000 shares of the Company's redeemable common stock.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or portions of documents filed with the SEC by the Company (File No. 1-6435) pursuant to the Exchange Act are incorporated by reference in this Information Statement and are deemed to be a part hereof:

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996;

     (2) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996;

     (3) The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996;

     (4) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

     (5) The Company's Current Reports on Form 8-K dated November 14, 1996, May 8, 1997 (and amended pursuant to the Form 8-K/A filed on May 9, 1997) and June 19, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Information Statement and prior to the date of the Meeting shall be deemed to be incorporated by reference into this Information Statement. Any statement contained in a documents incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Information Statement modified or replaces such statement.

     The Company undertakes to provide by first class mail, without charge, to any person to whom a copy of this Information Statement has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated in this Information Statement by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to Investor Relations, BBN Corporation, 150 CambridgePark Drive, Cambridge, Massachusetts 02140, telephone number (617) 873-4000. In order to ensure delivery prior to the Meeting, requests should be received by the Company by [____________, 1997.]

                                   EXHIBIT A
                                      TO
                                 SCHEDULE 14C

                            MASSACHUSETTS APPRAISAL
                               RIGHTS PROVISIONS

   (S)85 Dissenting stockholder; right to demand payment for stock; exception -- A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

   (S)86 Sections applicable to appraisal; prerequisites -- If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

   (S)87 Statement of rights of objecting stockholders in notice of meeting; form -- The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

   "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

     (S)88 Notice of effectiveness of action objected to -- The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

     (S)89 Demand for payment; time for payment -- If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

     (S)90 Demand for determination of value; bill in equity; venue -- If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

     (S)91 Parties to suit to determine value; service -- If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

     (S)92 Decree determining value and ordering payment; valuation date -- After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

     (S)93 Reference to special master -- The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

     (S)94 Notation on stock certificates of pendency of bill -- On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

     (S)95 Costs; interest -- The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

     (S)96 Dividends and voting rights after demand for payment -- Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

     (1)  A bill shall not be filed within the time provided in section ninety;

     (2)  A bill, if filed, shall be dismissed as to such stockholder; or

     (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

     Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

     (S)97 Status of shares paid for -- The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

     (S)98 Exclusive remedy; exception -- The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                                                      EXHIBIT B
                                                                         TO
                                                                    SCHEDULE 14C



                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                GTE CORPORATION

                         GTE MASSACHUSETTS INCORPORATED

                                      AND

                                BBN CORPORATION

                            DATED AS OF MAY 5, 1997

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
                                        ARTICLE 1.
 THE OFFER................................................................   1
    Section 1.1  The Offer...............................................    1
    Section 1.2  Company Actions.........................................    2
    Section 1.3  Stockholder Lists.......................................    3
    Section 1.4  Composition of the Board of Directors; Section 14(f)....    3
    Section 1.5  Action by Continuing Directors..........................    3

                                        ARTICLE 2.
 THE MERGER...............................................................   3
    Section 2.1  The Merger..............................................    3
    Section 2.2  Effective Time..........................................    4
    Section 2.3  Effects of the Merger...................................    4
    Section 2.4  Articles of Organization and By-Laws....................    4
    Section 2.5  Directors...............................................    4
    Section 2.6  Officers................................................    4
    Section 2.7  Conversion of Shares....................................    4
    Section 2.8  Conversion of Purchaser's Common Stock..................    5
    Section 2.9  Stock Options...........................................    5
                 Restricted Stock Conversion and Directors Defined
    Section 2.10 Compensation............................................    6
    Section 2.11 Employee Stock Purchase Plan............................    7
    Section 2.12 Stockholders' Meeting...................................    7
    Section 2.13 Closing.................................................    8

                                        ARTICLE 3.
 DISSENTING SHARES; EXCHANGE OF SHARES....................................   8
    Section 3.1  Dissenting Shares.......................................    8
    Section 3.2  Exchange of Shares......................................    8

                                        ARTICLE 4.
 REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................   9
    Section 4.1  Organization............................................    9
    Section 4.2  Capitalization..........................................   10
    Section 4.3  Authority...............................................   10
    Section 4.4  No Default; Effect of Agreement.........................   10
    Section 4.5  Financial Statements; SEC Reports.......................   11
    Section 4.6  Absence of Certain Changes or Events....................   11
    Section 4.7  Compliance with Law; Litigation.........................   12
    Section 4.8  Environmental Matters...................................   12
    Section 4.9  Governmental Authorizations and Regulations.............   12
    Section 4.10 Schedule 14D-9, Offer Documents and Schedule 14D-1......   12
    Section 4.11 Brokers.................................................   12
    Section 4.12 Employee Agreements and Benefits........................   13
    Section 4.13 Fairness Opinion........................................   14
    Section 4.14 Material Agreements.....................................   14
    Section 4.15 Title to Properties; Encumbrances.......................   14
    Section 4.16 Intellectual Property...................................   15
    Section 4.17 Tax Matters.............................................   15
    Section 4.18 Interested Party Transactions...........................   17
    Section 4.19 Government Contracts....................................   17
    Section 4.20 Takeover Statutes.......................................  18

                                                                           PAGE
                                                                           ----
                                        ARTICLE 5.
 REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER...................  18
    Section 5.1  Organization............................................   18
    Section 5.2  Authority...............................................   18
    Section 5.3  Schedule 14D-1, Offer Documents and Schedule 14D-9......   18
    Section 5.4  Effect of Agreement.....................................   18
    Section 5.5  Financing...............................................   19
    Section 5.6  Brokers.................................................   19

                                        ARTICLE 6.
 COVENANTS................................................................  19
    Section 6.1  No Solicitation.........................................   19
    Section 6.2  Appraisal Rights........................................   20
    Section 6.3  Conduct of Business of the Company......................   20
    Section 6.4  Access and Information..................................   22
    Section 6.5  Certain Filings, Consents and Arrangements..............   22
    Section 6.6  State Takeover Statutes.................................   23
    Section 6.7  Compliance with Antitrust Laws..........................   23
    Section 6.8  Press Releases..........................................   23
    Section 6.9  Indemnification; Insurance..............................   23
    Section 6.10 Notification of Certain Matters.........................   24
    Section 6.11 Fees and Expenses.......................................   24
    Section 6.12 Actions Regarding the Rights............................   24
    Section 6.13 Shareholder Litigation..................................   24

                                        ARTICLE 7.
 CONDITIONS TO THE MERGER.................................................  25
                 Conditions to the Obligations of Parent, Purchaser and
    Section 7.1  the Company.............................................   25
    Section 7.2  Conditions to the Obligations of Parent and Purchaser...   25
    Section 7.3  Condition to the Company's Obligation...................   25
    Section 7.4  Exception...............................................   26

                                        ARTICLE 8.
 MISCELLANEOUS............................................................  26
    Section 8.1  Termination.............................................   26
    Section 8.2  Effect of Termination...................................   27
                 Non-Survival of Representations, Warranties and
    Section 8.3  Agreements..............................................   28
    Section 8.4  Waiver and Amendment....................................   28
    Section 8.5  Entire Agreement........................................   28
    Section 8.6  Applicable Law..........................................   28
    Section 8.7  Headings................................................   28
    Section 8.8  Notices.................................................   28
    Section 8.9  Counterparts............................................   29
    Section 8.10 Parties in Interest; Assignment.........................   29
    Section 8.11 Specific Performance....................................   29
    Section 8.12 Certain Undertakings of Parent..........................   29
    Section 8.13 Interpretation..........................................   30
    Section 8.14 Severability............................................   30
    Exhibit A    Conditions of the Offer.................................  A-1
    Exhibit B    Form of Termination Option..............................  B-1

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of May 5, 1997 (this "AGREEMENT"), among GTE CORPORATION, a New York corporation ("PARENT"), GTE MASSACHUSETTS INCORPORATED, a Massachusetts corporation and a wholly owned subsidiary of Parent ("Purchaser"), and BBN CORPORATION, a Massachusetts corporation (the "COMPANY").

                                   RECITALS

  WHEREAS, the Boards of Directors of the Company, Parent and Purchaser deem it advisable and in the best interests of their respective stockholders that Parent acquire the Company pursuant to the terms and conditions set forth in this Agreement;

  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                  ARTICLE 1.
                                   THE OFFER

  SECTION 1.1 The Offer.

  (a) Subject to this Agreement not having been terminated in accordance with the provisions of Section 8.1 hereof, Purchaser shall, and Parent shall cause Purchaser to, as promptly as practicable, but in no event later than five business days from the date of the public announcement of the terms of this Agreement or the Offer, commence an offer to purchase for cash (as it may be amended in accordance with the terms of this Agreement, the "OFFER") all shares of common stock, $1.00 par value, of the Company (including the common stock purchase rights referred to in Section 6.12 hereof (collectively, the "SHARES")) outstanding immediately prior to the consummation of the Offer, subject to the conditions set forth in Exhibit A hereto (the "CONDITIONS"), at a price of $29.00 per Share, net to the seller in cash. Subject to this Agreement not having been terminated in accordance with the provisions of
Section 8.1 hereof and to the Conditions, Purchaser shall, and Parent shall cause Purchaser to, accept for payment and pay for all Shares validly tendered pursuant to the Offer, and not withdrawn prior to the expiration date of the Offer, as promptly as practicable following the expiration date of the Offer. If all of the Conditions are not satisfied on the initial expiration date of the Offer, and the Agreement has not been terminated in accordance with the provisions of Section 8.1, Parent shall, and shall cause Purchaser to, extend (and re-extend) the Offer to provide time to satisfy such Conditions provided that Purchaser or Parent may but in no event shall be obligated to extend the period of time the Offer is open beyond August 15, 1997 or, if Purchaser has elected, in its judgment, to extend the Offer beyond August 15, 1997 pursuant to the last sentence of this Section 1.1(a), November 15, 1997 (such applicable date being known as the "Final Termination Date"). Purchaser expressly reserves the right to amend the terms and conditions of the Offer; provided, that without the consent of the Company, no amendment may be made which (i) decreases the price per Share or changes the form of consideration payable in the Offer, (ii) decreases the number of Shares sought, or (iii) imposes additional conditions to the Offer or amends any other term of the Offer in any manner adverse to the holders of Shares (it being understood that extensions of the Offer as contemplated by this Section 1.1(a) are not adverse to the holders of Shares). Notwithstanding the foregoing, Purchaser shall, in its judgment, have right to extend and re-extend the Offer, from time to time, but in no event beyond November 15, 1997, if it believes that such extension is advisable in order to facilitate the orderly transition of the business of the Company and preserve and maintain the Company's business relationships.

  (b) The Company will not, nor will it permit any of its Subsidiaries (as defined below) to, tender into the Offer any Shares beneficially owned by it. For purposes of this Agreement, "SUBSIDIARY" means, as to any Person (as defined below), any corporation, limited liability company, partnership or joint venture, whether now existing or hereafter organized or acquired: (i) in the case of a corporation, of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (other than stock having such voting power solely by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person and/or one or more of its Subsidiaries or (ii) in the case of a limited liability company, partnership or joint venture, in which such Person or a Subsidiary of such Person is a managing member, general partner or joint venturer or of which a majority of the partnership or other ownership interests are at the time owned by such Person and/or one or more of its Subsidiaries. For purposes of this Agreement, "PERSON" means any individual, corporation, company, voluntary association, limited liability company, partnership, joint venture, trust, unincorporated organization or other entity.

  (c) On the date of the commencement of the Offer, Purchaser shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on
Schedule 14D-1 with respect to the Offer which will contain an offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, the "OFFER DOCUMENTS"). The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to the filing of such Offer Documents with the SEC. Purchaser agrees to provide the Company and its counsel copies of any written comments Purchaser and its counsel may receive from the SEC or its staff with respect to the Offer Documents and a summary of any such comments received orally promptly after the receipt thereof.

  SECTION 1.2 Company Actions. The Company hereby consents to the Offer and represents that its Board of Directors (the "BOARD" or "BOARD OF DIRECTORS") (at a meeting duly called and held) has unanimously (i) approved the Offer and the Merger (as defined in Section 2.1 hereof), as provided in Section 78 of the Business Corporation Law of the Commonwealth of Massachusetts, as amended (the "MASSACHUSETTS BCL"), (ii) determined that the Offer and the Merger are fair to and in the best interests of the stockholders of the Company and (iii) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by the stockholders of the Company. The Company further represents that Alex. Brown & Sons Incorporated (the "FINANCIAL ADVISOR") has delivered to the Board its opinion to the effect that, as of the date of this Agreement, the cash consideration to be received by the holders of Shares (other than Parent and its affiliates) in the Offer and the Merger is fair to such holders from a financial point of view. Subject to its fiduciary duties under applicable Laws (as defined in Section 2.4) as advised as to legal matters by outside counsel, the Company hereby agrees to file a Solicitation/Recommendation Statement on Schedule 14D-9 (the "SCHEDULE 14D-9") containing the recommendation referred to in clause (iii) above with the SEC (and the information required by Section 14(f) of the Securities Exchange Act of 1934, as amended (together with all rules and regulations thereunder, the "EXCHANGE ACT"), so long as Parent shall have furnished such information to the Company in a timely manner) and to mail such Schedule 14D-9 to the stockholders of the Company. The Company will use its best efforts to cause the Schedule 14D-9 to be filed on the same date as Purchaser's Schedule 14D-1 is filed and mailed together with the Offer Documents; provided, that in any event the Schedule 14D-9 shall be filed and mailed no later than 10 business days following the commencement of the Offer. Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the Company's filing of the Schedule 14D-9 with the SEC. The Company agrees to provide Parent and its counsel copies of any written comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 and a summary of any such comments received orally promptly after the receipt thereof. Parent, Purchaser and the Company each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that any such information shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the stockholders of the Company, in each case as and to the extent required by applicable securities laws.

  SECTION 1.3 Stockholder Lists. In connection with the Offer, at the request of Parent or Purchaser, from time to time after the date hereof, the Company will promptly furnish Purchaser with mailing labels, security position listings and any available listing or computer file maintained for or by the Company containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish Purchaser with such additional information reasonably available to the Company and assistance as Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, Purchaser and its affiliates and associates shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, will deliver to the Company all copies of such information in their possession.

  SECTION 1.4 Composition of the Board of Directors; Section 14(f). In the event that Purchaser acquires at least a majority of the Shares outstanding pursuant to the Offer, Parent shall be entitled to designate for appointment or election to the Board, upon written notice to the Company, such number of persons so that the designees of Parent constitute the same percentage (but in no event less than a majority) of the Board (rounded up to the next whole number) as the percentage of Shares acquired pursuant to the Offer. Effective upon such purchase of at least a majority of the Shares pursuant to the Offer (sometimes referred to herein as the "consummation" of the Offer), the Company will increase the size of the Board or obtain the resignation of such number of directors as is necessary to enable such number of Parent designees to be so elected. In connection therewith, the Company will mail to the stockholders of the Company the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder unless such information has previously been provided to such stockholders in the Schedule 14D-9. Parent and Purchaser shall provide to the Company in writing, and will be solely responsible for, any information with respect to such companies and their nominees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Notwithstanding the provisions of this Section 1.4, the parties hereto shall use their respective reasonable best efforts to ensure that at least two of the members of the Board shall, at all times prior to the Effective Time (as defined in Section 2.2 hereof) be, Continuing Directors (as defined below). For purposes hereof, the term "CONTINUING DIRECTOR" shall mean
(i) any member of the Board as of the date hereof, (ii) any member of the Board who is unaffiliated with, and not a designee or nominee of Parent or Purchaser, or (iii) any successor of a Continuing Director who is (A) unaffiliated with, and not a designee or nominee, of Parent or Purchaser, and
(B) recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board, and in each case under clause (iii) who is not an employee of the Company.

  SECTION 1.5 Action by Continuing Directors. Following the election or appointment of Purchaser's designees pursuant to Section 1.4 and prior to the Effective Time (as defined below), any amendment of this Agreement or any amendment to the Articles of Organization or By-Laws of the Company inconsistent with this Agreement, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or any waiver of any of the Company's rights hereunder will require the concurrence of a majority of the Continuing Directors.

                                  ARTICLE 2.
                                  THE MERGER

   SECTION 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the applicable provisions of the Massachusetts BCL, Purchaser shall be merged (the

"MERGER") with and into the Company as soon as practicable following the satisfaction or waiver of the conditions set forth in Article 7 hereof or, subject to Section 1.5, on such other date as the parties hereto may agree. Following the Merger the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and the separate corporate existence of Purchaser shall cease.

  SECTION 2.2 Effective Time. The Merger shall become effective by filing with the Secretary of State of Massachusetts of articles of merger in accordance with the relevant provisions of the Massachusetts BCL in a form reasonably acceptable to Parent and the Company (the "ARTICLES OF MERGER"). The time at which the Merger becomes effective is referred to as the "EFFECTIVE TIME."

  SECTION 2.3 Effects of the Merger. The Company will continue to be governed by the laws of the Commonwealth of Massachusetts, and the separate corporate existence of the Company and all of its rights, privileges, powers and franchises as well of a public as of a private nature, and being subject to all of the restrictions, disabilities and duties as a corporation organized under the Massachusetts BCL, will continue unaffected by the Merger. The Merger will have the effects specified in the Massachusetts BCL. As of the Effective Time the Company shall be a wholly-owned Subsidiary of Parent.

  SECTION 2.4 Articles of Organization and By-Laws. The Articles of Organization and By-laws of the Company as in effect at the Effective Time (including such amendments to the Articles of Organization as are effected by the Articles of Merger) shall be the Articles of Organization and By-laws of the Surviving Corporation, until amended in accordance with applicable Law (as defined below). For purposes of this Agreement, (i) "LAW" or "LAWS" means any valid constitutional provision, statute, ordinance or other law (including common law), rule, regulation, decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity (as defined below), as any of these may be in effect from time to time, and (ii) "GOVERNMENTAL ENTITY" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

  SECTION 2.5 Directors. The directors of Purchaser at the Effective Time shall be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Organization and By-laws of the Surviving Corporation, or as otherwise provided by Law.

  SECTION 2.6 Officers. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Organization and By-laws of the Surviving Corporation, or as otherwise provided by Law.

  SECTION 2.7 Conversion of Shares.

  (a) At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or held by any wholly-owned Subsidiary, and other than Dissenting Shares (as defined in Section 3.1 hereof)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $29.00 in cash, or any higher price paid per Share in the Offer (the "MERGER PRICE"), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Share.

  (b) At the Effective Time, each Share held in the treasury of the Company or held by any wholly owned Subsidiary of the Company and each Share held by Parent or any wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist.

  SECTION 2.8 Conversion of Purchaser's Common Stock. Each share of common stock, $0.01 par value, of Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one share of common stock of the Surviving Corporation.

  SECTION 2.9 Stock Options. The Company shall not grant to any non-employees, including non-employee members of the Board of Directors ("Directors"), and former employees (collectively "NON-EMPLOYEES"), or to any current employees any options to purchase Shares, stock appreciation rights, restricted stock, restricted stock units or any other real or phantom stock or stock equivalents on or after the date of this Agreement except as set forth in Attachment A to
Schedule 4.2(a). Options to acquire Shares which are outstanding as of the date of this Agreement and which were granted to employees or Non-Employees under any stock option plan, program or similar arrangement of the Company or any Subsidiaries ("Options"), other than Options described in Sections 2.10 and 2.11, shall be treated as follows:

    (i) Each current employee as of the date of this Agreement whose annual base salary as of the date of this Agreement is $80,000 or more ("Key Employee") and who is holding Options which have an exercise price ("Exercise Price") less than the Closing Price (as defined below) ("In the Money Options") and which are vested as of the Closing Date shall be given the opportunity by the Company to make an irrevocable election on a grant by grant basis to be effective immediately following the Closing Date to receive in exchange for cancellation of each such vested In the Money Option either (A) a credit to an individual deferred compensation book account equal to the excess of the Closing Price of a Share over the Exercise Price of such In the Money Option times the number of Shares subject to such In the Money Option, such deferred compensation book account to have the terms described below, or (B) an option to purchase a number of shares of Parent common stock (a "Parent Option") equal to 150% of the number of Shares subject to the Key Employee's In the Money Option; provided that (x) the Parent Option received in the exchange shall be fully vested and have the same expiration date as the vested In the Money Option exchanged therefor, (y) the Exercise Price of the Parent Option shall equal the Fair Market Value (as defined below), and (z) the Parent Option shall be governed by the provisions of the GTE Corporation 1997 Long-Term Incentive Plan ("LTIP") and by applicable LTIP award agreements. For purposes of this Section 2.9(i), the deferred compensation book account shall be denominated in Parent phantom stock units, and dividend equivalent payments shall be credited to such deferred compensation book account at such time and in such manner as dividends are paid on Parent common stock. Before the third anniversary of the day of the Closing Date, no distribution may be made in respect of the deferred compensation book account to a Key Employee who is employed by Parent or an affiliate of Parent. The dividend equivalent payments on the deferred compensation book account shall be subject to forfeiture in the event the Key Employee is not employed by Parent or an affiliate of Parent on any date that precedes the third anniversary of the day of the Closing Date. Parent shall determine administrative procedures and provisions with regard to the deferred compensation book account. In the event a Key Employee does not make an irrevocable election described in this Section 2.9(i) before the Closing Date, the Key Employee shall be deemed to have irrevocably elected the deferred compensation book account credit as described in clause (A) above and all In the Money Options shall be canceled. For purposes of this
  Section 2.9, Section 2.10, and Section 2.11, (i) "Closing Price" shall mean the purchase price per share of the Shares as set forth in Section 1.1(a),
  (ii) "Fair Market Value" shall mean the average of the high and low sales price of the Parent common stock on the composite tape of the New York Stock Exchange issues as of the Closing Date, or, in the event that no trading occurs on such day, then the applicable value shall be determined on the last preceding day on which trading took place and (iii) "Closing Date" shall mean the day of the consummation of the Offer.

    (ii) Each current employee whose annual base salary as of the date of this Agreement is less than $80,000 ("Employee") who is holding In the Money Options which are vested as of the

  Closing Date shall be given the opportunity by the Company to make an irrevocable election on a grant by grant basis to be effective immediately following the Closing Date to receive in exchange for cancellation of each such vested In the Money Option either (A) a cash payment equal, for each such In the Money Option, to the excess of the Closing Price of a Share over the Exercise Price of such In the Money Option times the number of Shares subject to such In the Money Option, or (B) a Parent Option to purchase a number of shares of Parent common stock equal to 150% of the number of Shares subject to the Employee's In the Money Option; provided that (x) the Parent Option received in the exchange shall be fully vested and have the same expiration date as the vested In the Money Option exchanged therefor, (y) the Exercise Price of the Parent Option shall equal the Fair Market Value, and (z) the Parent Option shall be governed by the provisions of the LTIP and by applicable LTIP award agreements. In the event an Employee does not make an irrevocable election described in this
  Section 2.9(ii) before the Closing Date, the Employee shall be deemed to have irrevocably elected the cash payment described in clause (A) above, and all In the Money Options shall be canceled.

    (iii) Options of Key Employees or Employees which have an Exercise Price equal to or in excess of the Closing Price ("Under-Water Options"), regardless of whether such Under-Water Options are vested as of the Closing Date, shall immediately following the Closing Date, be canceled and exchanged for Parent Options to purchase a number of shares of Parent common stock equal to 100% of the number of Shares subject to the Key Employee's or Employee's Under-Water Options; provided that (x) the Parent Options received in the exchange shall have the same vesting schedule and expiration date as the Under-Water Options exchanged therefor, (y) the Exercise Price of the Parent Options shall equal the Fair Market Value, and
  (z) the Parent Options shall be governed by the provisions of the LTIP and by applicable LTIP award agreements. Notwithstanding the foregoing, if, on or after the date of this Agreement, a Key Employee exercises vested In the Money Options that, on the date of this Agreement, represent 50% or more of the dollar value of the Key Employee's vested In the Money Options, all of such Key Employee's Under-Water Options shall be canceled immediately, the exchange provisions of this Section 2.9(iii) shall not apply to such Key Employee, and such Key Employee shall receive the sum of one dollar ($1.00) as good and valuable consideration for all of such Key Employee's Under-Water Options. For purposes of the immediately preceding sentence, the dollar value of a vested In the Money Option shall be equal to the excess of the Closing Price over the Exercise Price of such In the Money Option times the number of Shares subject to the vested In the Money Option.

    (iv) In the Money Options of individuals who are Non-Employees as of the date of this Agreement, including Directors, which are vested as of the Closing Date shall, immediately following the Closing Date, be canceled and exchanged for a cash payment equal, for each vested In the Money Option, to the excess of the Closing Price of a Share over the Exercise Price of such In the Money Option times the number of Shares subject to such In the Money Option. All other Options of Non-Employees, including Directors, shall be canceled immediately as of the Closing Date and each such Non-Employee shall receive the sum of one dollar ($1.00) as good and valuable consideration for all such Options.

    (v) With respect to In the Money Options of Key Employees, Employees, and Non-Employees, including Directors, the Board of Directors or an appropriate committee thereof, shall provide for the full and immediate vesting of such In the Money Options as of the Closing Date. Except as provided in the immediately preceding sentence on or after the date of this Agreement, the Board of Directors shall not make any other changes to the terms and conditions of any outstanding Options, stock appreciation rights, restricted stock, restricted stock units or any other real or phantom stock or stock equivalents.

  SECTION 2.10 Restricted Stock Conversion and Directors Deferred
Compensation.

  (a) Notwithstanding anything herein to the contrary other than Section 2.10(b) below, on the Closing Date, employees of the Company who hold Shares subject to a risk of forfeiture within the meaning of Section 83(a) of the Internal Revenue Code of 1986, as amended, (the "CODE"), or Options with an exercise price of zero dollars ($0.00) ("Restricted Stock") shall receive in exchange for such Restricted Stock a right to receive a number of Parent phantom stock units pursuant to a phantom stock plan ("Phantom Stock Units") determined by dividing (A) the product of
(i) the number of shares of Restricted Stock held by such employee on the Closing Date, and (ii) the Closing Price, by (B) the Fair Market Value. Such Phantom Stock Units shall be credited with dividend equivalent units at such time and in such manner as dividends are normally paid on Parent common stock, and the Phantom Stock Units and dividend equivalent units shall be subject to the same vesting schedule as the Restricted Stock which was exchanged for the Phantom Stock Units. Upon the Phantom Stock Units vesting, the employee shall receive payment of the vested amounts in cash (less applicable withholding taxes). Parent shall determine administrative procedures and provisions with regard to Phantom Stock Units.

  (b) Immediately following the Closing Date, Restricted Stock purchased by two Key Employees and three Directors pursuant to the Company's 1996 Restricted Stock Plan shall no longer be subject to a risk of forfeiture within the meaning of Section 83(a) of the Code and shall be tendered to Purchaser in exchange for cash equal to the Closing Price times the number of Shares so tendered.

  (c) At the Closing Date, Company stock units in the deferred compensation account of each Director who participates in the Company's Deferred Compensation Plan for Directors (the "DCP") will be converted into a number of Parent Phantom Stock Units determined by dividing (A) the product of (i) the number of Company stock units credited to the Director's deferred compensation account under the DCP as of the Closing Date, and (ii) the Closing Price, by
(B) the Fair Market Value. Such Phantom Stock Units shall be credited with dividend equivalent units at such time and in such manner as dividends are paid on Parent common stock. A cash payment equal to the Phantom Stock Units shall be made to the Directors as soon as practicable after January 1, 1998. Parent shall determine administrative procedures and provisions with regard to Phantom Stock Units.

  SECTION 2.11 Employee Stock Purchase Plan. Prior to the Closing Date, the Board of Directors, or an appropriate committee thereof, shall cause written notice of this Agreement to be given to persons holding "options" (as defined in the Company's Employee Stock Purchase Plan ("ESPP")) to purchase Shares ("Purchase Rights") under the ESPP. Immediately following the Closing Date, all Purchase Rights shall be accelerated as if the day of the Closing Date was the last day of the "option period" (as defined in the ESPP), such Purchase Rights shall be automatically canceled and terminated on such day and the contributions to the ESPP during such option period shall be refunded to the holder of the Purchase Right (the "Refund Amount"), and each holder of a Purchase Right shall be entitled to receive as soon as practicable thereafter from the Company in consideration for such cancellation an amount in cash (less applicable withholding taxes, but without interest) equal to (a) the product of (i) the number of Shares (and fractions thereof) subject to such Purchase Right of such holder as of the Closing Date, multiplied by (ii) the Closing Price, less (b) the Refund Amount of such holder. The foregoing is subject to the right of an ESPP participant to terminate the participant's payroll deduction authorization under the ESPP and to cancel the participant's option and withdraw from the ESPP at any time prior to the day of the Closing Date.

  SECTION 2.12 Stockholders' Meeting. If required by applicable Law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable Law, its Articles of Organization and its By-laws, as soon as practicable:

  (i) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following the consummation of the Offer for the purpose of considering and taking action upon this Agreement (the "STOCKHOLDERS' MEETING");

  (ii) subject to its fiduciary duties under applicable Laws as advised as to legal matters by counsel, include in the proxy statement or information statement prepared by the Company for distribution to stockholders of the Company in advance of the Stockholders' Meeting in accordance with Regulation 14A or Regulation 14C promulgated under the Exchange Act (the "PROXY STATEMENT") the recommendation of the Board referred to in Section 1.2 hereof; and

  (iii) use its reasonable efforts to (A) obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders following the consummation of the Offer and (B) obtain the necessary approvals of this Agreement and the Merger by its stockholders.

  Parent will provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement and will vote, or cause to be voted, all Shares owned by it or its Subsidiaries in favor of approval and adoption of this Agreement and the transactions contemplated hereby.

  SECTION 2.13 Closing. Prior to the filings referred to in Section 2.2, a closing will be held at the offices of O'Melveny & Myers LLP, 153 East 53rd Street, New York, New York (or such other place as the parties may agree), for the purpose of confirming all of the foregoing. The closing will take place one business day after the later of (i) the business day immediately following the receipt of approval or adoption of this Agreement by the Company's stockholders and (ii) the business day on which the last of the conditions set forth in Article 7 is satisfied or duly waived, or at such other time as the parties may agree.

                                  ARTICLE 3.
                     DISSENTING SHARES; EXCHANGE OF SHARES

  SECTION 3.1 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have perfected any dissenters' rights provided under the Massachusetts BCL, if applicable (the "DISSENTING SHARES"), shall not be converted into or be exchangeable for the right to receive the consideration provided in Section 2.7(a) of this Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to appraisal and payment under the Massachusetts BCL. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the consideration provided for in Section 2.7(a) of this Agreement, without any interest thereon.

  SECTION 3.2 Exchange of Shares.

  (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as exchange agent in the Merger (the "EXCHANGE AGENT"). Immediately prior to the Effective Time, Parent will take all steps necessary to enable and cause the Company to deposit with the Exchange Agent the funds necessary to make the payments contemplated by Section 2.7(a) on a timely basis.

  (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "CERTIFICATES") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor, in each case customary for transactions such as the Merger.

Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration set forth in Section 2.7(a) hereof, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this
Section 3.2, each Certificate (other than Certificates representing Shares held by Parent or any wholly owned Subsidiary of Parent, Shares held in the treasury of the Company or held by any wholly owned Subsidiary of the Company and Dissenting Shares) shall represent for all purposes only the right to receive the consideration set forth in Section 2.7(a) hereof, without any interest thereon.

  (c) After the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided in Section 2.7(a) hereof in accordance with the procedures set forth in this Article 3.

                                  ARTICLE 4.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  Except as otherwise disclosed to Parent and Purchaser in a schedule delivered to them at or prior to the execution hereof (the "DISCLOSURE SCHEDULE") with respect to matters specifically set forth in this Article 4, the Company represents and warrants to each of Parent and Purchaser as follows:

  SECTION 4.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Section 4.1 of the Disclosure Schedule lists all Subsidiaries of the Company. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization except where the failure to be so organized, existing and in good standing would not in the aggregate be reasonably expected to have a Material Adverse Effect. The Company and its Subsidiaries have all necessary corporate power and authority to own their respective properties and assets and to carry on their respective businesses as now conducted and are duly qualified or licensed to do business as foreign corporations in good standing in all jurisdictions in which the character or the location of the assets owned or leased by any of them or the nature of the business conducted by any of them requires licensing or qualification except where the failure to be so qualified would not in the aggregate be reasonably expected to have a Material Adverse Effect. For purposes of this Agreement, the term "Material Adverse Effect" shall mean any change, effect, matter or circumstance that has or would reasonably be expected to have a material adverse effect on the business, assets or properties (including intangible assets or properties), liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, other than any such changes, effects or circumstances (i) specifically referred to in the Disclosure Schedule, (ii) generally affecting the United States economy or
(iii) resulting from both (x) the proposed acquisition of Company and (y) the fact that the acquiror is Parent. Section 4.1 of the Disclosure Schedule lists the current directors and executive officers of the Company. True, correct and complete copies of the articles of organization and bylaws of the Company as in effect on the date hereof have been delivered to Parent.

  SECTION 4.2 Capitalization.

  (a) On the date hereof, the authorized capital stock of the Company consists solely of 100,000,000 Shares. As of the opening of business on the date hereof, (i) 21,230,097 Shares were validly issued and outstanding, fully paid and nonassessable and not subject to preemptive rights, (ii) 3,733,729 Shares would be issuable upon exercise of outstanding Options (both vested and unvested), (iii) 2,823,000 Shares would be issuable upon exercise of the Company's 6% Convertible Subordinated Notes due 2012 (the "SUBORDINATED NOTES"), and (iv) 4,225,000 Shares were reserved for issuance upon exercise of the Termination Option as defined in Section 8.2. Except for the Stock Options, Subordinated Notes, the Rights (as defined in Section 6.12 hereof) and the Termination Option, and except as set forth in Section 4.2(a) of the Disclosure Schedule, Shares issued pursuant thereto and as set forth above in this Section 4.2(a), there are no shares of capital stock of the Company issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the Company to issue, transfer or sell any of its securities.

  (b) Except as set forth in Section 4.2(b) of the Disclosure Schedule, the Company or one of its Subsidiaries owns all of the outstanding shares of capital stock of each Subsidiary of the Company. Section 4.2(b) of the Disclosure Schedule sets forth each other Person whose equity securities are held by the Company or any of its Subsidiaries (the "MINORITY OWNED ENTITIES") and the percentage interest held by the Company or such Subsidiary. Except as set forth in Section 4.2(b) of the Disclosure Schedule, there are not now, and there will not be as a result of the transactions contemplated by this Agreement (including the Offer and the Merger), any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Company's Subsidiaries or otherwise obligating the Company or any such Subsidiary to issue, transfer or sell any such securities.

  (c) Except as set forth in Section 4.2(c) of the Disclosure Schedule, there are no voting trusts or shareholder agreements or agreements providing for the issuance of capital stock to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company, any of its Subsidiaries or any of the Minority Owned Entities.

  SECTION 4.3 Authority. The Company has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to approval of the Merger, if necessary, by the stockholders of the Company as provided in Section 2.12. This Agreement and the Merger have been unanimously approved by the Board of Directors. This Agreement has been duly executed and delivered by, and is a valid and binding obligation of, the Company enforceable against the Company in accordance with its terms, except as (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the courts before which any proceedings thereafter may be brought. The Board has unanimously determined that the Offer and the Merger are fair and in the best interests of the Company and its stockholders and has unanimously resolved to recommend acceptance of the Offer and approval of the Merger by the Company's stockholders.

  SECTION 4.4 No Default; Effect of Agreement. Except as set forth in Section
4.4 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the making and consummation of the Offer, will not constitute a breach or violation of or default under, nor is the Company or any of its

Subsidiaries otherwise in breach or violation of or default under, (i) the charter or the bylaws of the Company or such Subsidiary, as the case may be,
(ii) any applicable Laws, (iii) any Permit (as defined in Section 4.9 hereof) issued by any Governmental Entity or otherwise, or (iv) any Material Contract, other than, in the case of (i) through (iv) above, such breaches, violations and defaults that would not in the aggregate have a Material Adverse Effect. Except for compliance with the HSR Act (as defined below), the Exchange Act, the securities laws of the various states, stockholder approval of the Merger, and the filing of articles of merger pursuant to the Massachusetts BCL, the consummation of the transactions contemplated hereby by the Company will not require the consent or approval of or filing with any Governmental Entity or other third party, other than consents and approvals the failure of which to be obtained would not in the aggregate reasonably be expected to have a Material Adverse Effect.

  SECTION 4.5 Financial Statements; SEC Reports.

  (a) Since June 30, 1993, the Company has filed with the SEC all Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy materials, registration statements and other materials required to be filed by it pursuant to the federal securities laws and has made all other filings with the SEC required to be made (collectively, the "SEC FILINGS"). Except as set forth in Section 4.5(a) of the Disclosure Schedule, the SEC Filings did not (as of their respective filing dates, mailing dates or effective dates, as the case may be) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  (b) The audited and unaudited consolidated financial statements of the Company included in the SEC Filings present fairly, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and changes in financial position for the respective periods then ended in conformity with generally accepted accounting principles applied on a consistent basis (except as stated in such financial statements or notes thereto). The foregoing sentence is subject, in the case of the unaudited financial statements, to normal year-end audit adjustments. Except as set forth in Section 4.5(b) of the Disclosure Schedule or as disclosed in the Annual Report on Form 10-K for the fiscal year ended June 30, 1996, or in subsequent SEC Filings made prior to the date hereof, the Company and its Subsidiaries have no liabilities, contingent or otherwise, that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with generally accepted accounting principles as applied in preparing the consolidated balance sheet of the Company and its consolidated Subsidiaries as at June 30, 1996 (the "BALANCE SHEET"). None of the Company's Subsidiaries is required to file any statements or reports with the SEC.

  SECTION 4.6 Absence of Certain Changes or Events. Except as disclosed in the SEC Filings made prior to the date hereof or in Section 4.6 of the Disclosure Schedule, since June 30, 1996, there has not been (i) any Material Adverse Effect; (ii) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the Company and its Subsidiaries;
(iii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to the capital stock of the Company;
(iv) any split-up, combination or reclassification of the Shares or the capital stock of any such Subsidiary; (v) any entry into an employment agreement or consulting agreement with former employees calling for annual compensation in excess of $200,000; or (vi) any amendment to the articles or certificate of incorporation or charter, as applicable, or bylaws of the Company or any such Subsidiary which has not been filed with the state in which such entity is organized. No existing or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other collective labor action affecting the Company or any of its Subsidiaries or efforts to unionize the Company's or any of its Subsidiaries' employees exists on the date hereof.

  SECTION 4.7 Compliance with Law; Litigation. The businesses of the Company and its Subsidiaries are not being, and have never been, conducted in violation of any Laws, except for violations which in the aggregate do not constitute a Material Adverse Effect. Except as described in the SEC Filings made prior to the date hereof or as reflected in the Company's financial statements (including the notes thereto) referred to in Section 4.5 or in
Section 4.7 of the Disclosure Schedule, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which, if adversely determined, could reasonably be expected to result in liability to the Company or any of its Subsidiaries in an amount in excess of $250,000, or restrain or prohibit consummation of the transactions contemplated hereby; nor is there any decree, injunction, judgment, order, ruling, assessment or writ ("ORDER") outstanding against the Company or any of its Subsidiaries which constitutes in the aggregate a Material Adverse Effect or would restrain or prohibit consummation of the transactions contemplated hereby.

  SECTION 4.8 Environmental Matters. (i) The Company and its Subsidiaries are and have always been in compliance with all applicable Environmental Laws (as hereinafter defined), except where the failure to comply would not reasonably be expected in the aggregate to have a Material Adverse Effect, (ii) except as set forth in Section 4.8(ii) of the Disclosure Schedule there is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries pursuant to Environmental Laws, and (iii) except as set forth in Section 4.8(iii) to the Disclosure Schedule there are no past or present events which reasonably would be expected to prevent compliance with, or have given rise to or will give rise to liability on the part of the Company or any of its Subsidiaries under, Environmental Laws where the failure to comply would not reasonably be expected, in the aggregate, to have a Material Adverse Effect. As used herein the term "ENVIRONMENTAL LAWS" shall mean Laws relating to pollution, waste control, the generation, presence or disposal of asbestos, hazardous or toxic wastes or substances, the protection of the environment, environmental activity or public health and safety.

  SECTION 4.9 Governmental Authorizations and Regulations. Except as set forth in Section 4.9 of the Disclosure Schedule, the Company and its Subsidiaries hold all licenses, permits, franchises, authorizations, consents, certificates of authority, or orders, or any waivers of the foregoing (collectively, "PERMITS") that are required by any Governmental Entity to permit each of them to conduct their respective businesses as now conducted, and all Permits are valid and in full force and effect and will remain so upon consummation of the transactions contemplated by this Agreement, except where the failure to hold or maintain such Permits would not in the aggregate be reasonably expected to have a Material Adverse Effect. No suspension, cancellation or termination of any of such Permits is threatened or imminent that would in the aggregate reasonably be expected to constitute a Material Adverse Effect.

   SECTION 4.10 Schedule 14D-9, Offer Documents and Schedule 14D-1. The
Schedule 14D-9 and any amendments and supplements thereto will, when filed with the SEC, comply in all material respects with the Exchange Act, except that no representation is made by the Company with respect to information supplied by Parent or Purchaser in writing for inclusion therein. None of the information supplied by the Company for inclusion in the Offer Documents or the Schedule 14D-1, and any amendments thereof, or supplements thereto, will, on the respective dates such materials are filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  SECTION 4.11 Brokers. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of the Company or its Subsidiaries or any of their respective affiliates in connection with the negotiation, execution or performance of this Agreement, the Merger or the other transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement, the Merger or such transactions, except that the Financial Advisor has been employed as financial advisor to the Company, pursuant to arrangements that have been disclosed in writing to Parent and Purchaser, and as to whose fees, commissions, expenses and other charges the Company shall have full responsibility.

  SECTION 4.12 Employee Agreements and Benefits.

  (a) Except for those matters set forth in Section 4.12 of the Disclosure Schedule, (i) each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other employee benefit, bonus, incentive, stock option (or other equity-based), severance, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans (whether or not subject to ERISA) maintained or sponsored by the Company or any of its Subsidiaries or by any entity that would be deemed a member of a controlled group of corporations with the Company under Section 414(b) of the Code or a trade or business under common control with the Company under Section 414(c) of the Code (any such entity, an "ERISA AFFILIATE"), for the benefit of any employee or former employee of the Company, any Subsidiary of the Company or any ERISA Affiliate (the "PLANS") is, and has been, operated in all material respects in accordance with its terms and in substantial compliance (including the making of governmental filings) with all applicable Laws, including ERISA and applicable provisions of the Code; (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") in a written determination letter to be so qualified, and to the knowledge of the Company, none of said determinations has been revoked by the IRS, nor has the IRS given any indication to the Company, any Subsidiary of the Company or any ERISA Affiliate that it intends to revoke any such determination, nor has any such Plan been operated in a manner that could reasonably be expected to cause the Plan to lose its tax-qualified status; (iii) neither the Company, nor any Subsidiary of the Company nor any ERISA Affiliate contributes or is obligated to contribute, or at any time within the last six years contributed or was obligated to contribute, to any "multiemployer plan" (as defined in Section 3(37) of ERISA); and (iv) there are no pending or, to the knowledge of the executive officers of the Company (including, but not limited to, the vice president for human resources of the Company), threatened claims by, on behalf of or against any of the Plans or any trusts related thereto, other than routine claims for benefits.

  (b) Neither the Company, nor any Subsidiary of the Company nor any ERISA Affiliate sponsors, maintains or contributes to, or at any time within the past six years has sponsored, maintained or been obligated to contribute to, any Plan subject to Title IV of ERISA.

  (c) Except as set forth in Section 4.12 of the Disclosure Schedule, the Company has provided to Purchaser (i) a copy of the plan document and summary description for each Plan and of any related insurance contracts, insurance policies and trust agreements, and (ii) with respect to each Plan that is subject to ERISA, a copy of the most recent annual report (Form 5500 series) filed for such Plan.

  (d) Neither the Company, nor any Subsidiary of the Company nor any ERISA Affiliate has failed to make any contribution or payment to any Plan which has resulted or could result in the imposition of a material Lien (as defined in Section 4.15) or the posting of a material bond or other material security under ERISA or the Code.

  (e) Except as otherwise set forth in Section 4.12 of the Disclosure Schedule or as expressly provided for in this Agreement, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer or director of the Company, any Subsidiary of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, (ii) entitle any current or former employee or officer of the Company or any ERISA Affiliate to any severance benefit provided for under
Section 183 of Chapter 149 of the General Laws of the Commonwealth of Massachusetts, or (iii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or director.

  (f) Section 4.12 of the Disclosure Schedule lists any employment, material consulting, bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, or other employee benefit arrangements, trusts, plans, funds, or other arrangements for the benefit or welfare of any director, officer, or employee of the Company or any of its Subsidiaries, copies of which have been delivered to Parent.

  (g) Except as set forth in Section 4.12 of the Disclosure Schedule, none of the employees of the Company or any of its Subsidiaries has been or currently is represented by an "employee organization" within the meaning of Section 3(4) of ERISA.

  SECTION 4.13 Fairness Opinion. The Company has received from the Financial Advisor, and provided to Parent, an executed copy of the opinion (the "FAIRNESS OPINION"). The Company has been authorized by the Financial Advisor to include the Fairness Opinion in the Offer Documents and the Proxy Statement and has not been notified by the Financial Advisor that the Fairness Opinion has been withdrawn or modified.

  SECTION 4.14 Material Agreements. Except as set forth in Section 4.14 of the Disclosure Schedule and except as described in, or filed as an exhibit to, the SEC Filings made prior to the date hereof, none of the Company or any of its Subsidiaries is a party to any Material Contract (as defined below). True copies of the Material Contracts, including all amendments and supplements, have been made available to Parent. Except for any of the following the failure of which to be true has not and would not in the aggregate be reasonably expected to have a Material Adverse Effect, (i) each Material Contract is valid and subsisting; (ii) the Company or the applicable Subsidiary has duly performed all its material obligations thereunder to the extent that such obligations to perform have accrued; and (iii) no breaches or defaults, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by the Company, any of its Subsidiaries or, to the best knowledge of the Company, any other party or obligor with respect thereto, has occurred or as a result of this Agreement or performance thereof will occur. Except as described in
Section 4.14 of the Disclosure Schedule, consummation of the transactions contemplated by this Agreement will not (and will not give any Person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, the Company or any of its Subsidiaries under any Material Contract or any other contract to which the Company or any of its Subsidiaries is a party or by which any of their assets are bound except where such terminations, modifications or accelerations would not in the aggregate be reasonably expected to have a Material Adverse Effect. For purposes of this Agreement, "MATERIAL CONTRACT" means any agreement, arrangement, bond, commitment, contract, franchise, indemnity, indenture, instrument, lease, license, understanding or undertaking, whether or not in writing, that (i) after June 30, 1996 obligates the Company or any of its Subsidiaries to pay, or entitles the Company or any of its Subsidiaries to receive, an amount of $2,500,000 or more annually, (ii) involves an extension of credit other than consistent with normal credit terms, (iii) contains non-competition, no solicitation or no hire provisions or (iv) is otherwise required to be described in or filed as an exhibit to the SEC filings.

  SECTION 4.15 Title to Properties; Encumbrances. Except as set forth in
Section 4.15 of the Disclosure Schedule, each of the Company and its Subsidiaries has good and marketable title to or other legal right to use all material properties and assets (real, personal and mixed, and tangible, but specifically excluding Intellectual Property which is covered in Section 4.16), including all such properties and assets that it or they purport to own or have a legal right to use as reflected on the Balance Sheet or acquired after the date thereof, except for properties and assets disposed of since June 30, 1996 in the ordinary course of business and consistent with past practice. Except as set forth in Section 4.15 of the Disclosure Schedule, none of such properties or assets reflected on the Balance Sheet or acquired after the date of the Balance Sheet are subject to any Lien except (i) statutory Liens not yet delinquent, (ii) Liens with respect to the properties or assets of the Company and its Subsidiaries taken as a whole that do not materially impair or materially interfere with the present use of the properties or assets subject thereto or affected thereby, or otherwise materially impair present business operations at such properties, (iii) Liens for taxes not yet delinquent or the validity of which are being contested in good faith by appropriate actions, (iv) Liens identified in the SEC Filings made prior to the date hereof, and (v) other Liens which would not be reasonably expected to have in the aggregate a Material Adverse Effect. For purposes of this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind whatsoever in respect of such asset.

  SECTION 4.16 Intellectual Property.

  (a) Section 4.16 of the Disclosure Schedule lists all of the Intellectual Property (as hereinafter defined) in which the Company or any of its Subsidiaries have an ownership interest for which a governmental registration has been issued or applied. The Company and its Subsidiaries own or have the right to use all Intellectual Property utilized in connection with their businesses, as presently conducted, except for such Intellectual Property the absence of which would not in the aggregate be reasonably expected to have a Material Adverse Effect. Except as disclosed in Section 4.16 of the Disclosure Schedule, the Company and its Subsidiaries have not received any written notice to the effect that, or based on the circumstances have no reason to know that, the use of the Intellectual Property by the Company or its Subsidiaries in their business as presently conducted conflicts with any rights of any Person, including any Intellectual Property of any Person, except for any such conflicts would not in the aggregate be reasonably expected to have a Material Adverse Effect.

  (b) Except as set forth on Section 4.16 of the Disclosure Schedule: (i) neither the Company nor its Subsidiaries have granted any exclusive license or other exclusive rights to any Person to the Intellectual Property listed on
Section 4.16 of the Disclosure Schedule; and (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not breach, violate or conflict with or adversely affect the Intellectual Property, except such breaches, violations, conflicts or adverse affects which would not in the aggregate be reasonably expected to have a Material Adverse Effect.

  As used in this Agreement, the following terms shall have the meanings set forth below: (i) "INTELLECTUAL PROPERTY" means any Intellectual Property Rights, unpublished works, inventions, research and development findings, inventories, computer firmware and software (existing in any form), marketing rights, contractual rights, licenses and all related agreements and documentation, other industrial and intellectual property rights, and all Marks; (ii) "INTELLECTUAL PROPERTY RIGHTS" means any and all industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark applications, service marks, service mark applications, copyrights, Know-How, Trade Secrets, and proprietary processes, formulae and other information; (iii) "KNOW-HOW" means any information, including invention records, research and development records and reports, experimental and engineering reports, pilot designs, production designs, production specifications, raw material specifications, quality control reports and specifications, drawings, photographs, models, tools, parts, algorithms, processes, methods, market and competitive analysis, computer software (in any form) and related documentation and other information possessed by the Company or its Subsidiaries, whether or not considered proprietary or a Trade Secret; (iv) "MARK" means any brand name, service mark, trademark, trade name, logo, and all registrations or applications for registration of any of the foregoing; and (v) "TRADE SECRETS" means any Know-How, formulae, patterns, devices, methods, processes, compilations of information, software or any other information, business or technical, (in any form) which is used in connection with the business of the Company or its Subsidiaries, as presently conducted, and which gives an opportunity to obtain an advantage over competitors who do not know or use it.

  SECTION 4.17 Tax Matters.

  (a) Except as set forth in Section 4.17 of the Disclosure Schedule, the Company has paid, or the Balance Sheet contains adequate provision for, all material Company Taxes (as defined herein) for the taxable period ended on the date of the Balance Sheet and all fiscal periods of the Company and its Subsidiaries prior thereto. The Company Taxes paid and/or incurred from the date of the Balance Sheet until the Effective Date include only the Company Taxes incurred in the ordinary course of business determined in the same manner as in the taxable period ending on the date of the Balance Sheet. All Tax Returns (as defined herein) required to be filed with respect to Company Taxes under federal, state, local or foreign Laws by the Company or any Subsidiary have been timely filed (taking into account any extensions of time for filing such Tax Returns), (ii) at the time filed, such Tax Returns were (and, as to Tax Returns not filed as of the date hereof, will be) true, correct and complete in all material respects and each of the Company and each of its Subsidiaries has timely paid all Company Taxes due and payable, (iii) there are no material Liens for Company Taxes upon the assets of the Company or any Subsidiary which are not provided for in the financial statements included in the SEC Filings made prior to the date hereof, except Liens for Company Taxes not yet due, and (iv) there are no material outstanding deficiencies for any Company Taxes proposed, asserted or assessed against the Company or any of its Subsidiaries which are not provided for in the financial statements included in the SEC Filings made prior to the date hereof (other than those which are being contested in good faith and either for which adequate reserves have been established or the amounts are immaterial). In addition, except in each case where the failure to do any of the following would not reasonably be expected in the aggregate to have a Material Adverse Effect, the Company and each of its Subsidiaries has properly accrued in all material respects all Company Taxes for periods subsequent to the periods covered by the Tax Returns filed by the Company or any such Subsidiary. The Company has made available copies of all such Tax Returns to Parent. Except as set forth in Section 4.17 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has filed or entered into, or is otherwise bound by, any election, consent or extension agreement that extends any applicable statute of limitations with respect to taxable periods of the Company. Except as set forth in Section 4.17 of the Disclosure Schedule, no action, audit, examination, suit or other proceeding is pending or, to the Company's knowledge, threatened by any Governmental Entity for assessment or collection from the Company or any of its Subsidiaries of any Company Taxes, no unresolved claim for assessment or collection of any Company Taxes has been asserted against the Company or any of its Subsidiaries (other than those for which adequate reserves have been established, which are being contested in good faith or are immaterial), and all resolved assessments of the Company Taxes have been paid or are reflected in the Balance Sheet.

  (b) Except as disclosed in Section 4.17 of the Disclosure Schedule, there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Company Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any Company Taxes is currently in force. Except as disclosed in Section 4.17 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes. Except as disclosed in Section 4.17 of the Disclosure Schedule, no claim has ever been made or, to the best knowledge of the Company, could be made by an authority in a jurisdiction where any of the Company or its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Except as set forth in Section 4.17 of the Disclosure Schedule none of the Company or its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code (S) 280G. None of the Company or its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any other person or entity (other than any of the Company and its Subsidiaries) under Treas. Reg. (S) 1.1502-6 (or any similar provision of state, local or foreign
Law), as a transferee or successor, by contract or otherwise. The unexpired net operating losses of the Company for federal income tax purposes, as of June 30, 1996, is set forth in Section 4.17 of the Disclosure Schedule.

  (c) As used in this Agreement, (i) "COMPANY TAXES" shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any taxing authority (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) on the Company or any Subsidiary, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments, and (ii) "TAX RETURN" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Company Taxes.

  SECTION 4.18 Interested Party Transactions. Except as set forth in the SEC Filings made prior to the date hereof, since the date of the Company's last proxy statement to its stockholders, no event has occurred that would be required to be reported by the Company as a "Certain Relationship" or "Related Transaction," pursuant to Item 404 of Regulation S-K promulgated by the SEC.

  SECTION 4.19 Government Contracts.

  (a) Except as set forth in Section 4.19 of the Disclosure Schedule and except as would not in the aggregate reasonably be expected to have a Material Adverse Effect, with respect to each and every government contract and subcontract under a government contract, (collectively "GOVERNMENT CONTRACT") of the Company and its Subsidiaries: (i) the Company and its Subsidiaries have complied in all respects with all material terms, conditions, representations and certifications of each government contract and proposal submitted for any such government contract; (ii) the Company and its Subsidiaries have complied in all respects with all requirements of all applicable Laws or agreements, including but not limited to, the cost accounting standards and cost principles, pertaining to each government contract and proposal submitted for any such government contract; (iii) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect or threatened pertaining to any government contract and proposal submitted for any such agreement contract; and (iv) no Governmental Entity has provided the Company or its Subsidiaries with written notice of any cost incurred by the Company and its Subsidiaries pertaining to such government contract which has been questioned, challenged or disallowed or has been the subject of any investigation.

  (b) Except as set forth in Section 4.19 of the Disclosure Schedule, (i) neither the Company or its Subsidiaries nor, to the best knowledge of the Company, any of their directors, officers, employees, consultants or agents engaged in the business of the Company or its Subsidiaries is (or during the last six years has been) under administrative, civil or criminal investigation, notice of proposed debarment or suspension, indictment or information or equivalent official governmental charge or allegation by any Governmental Entity or other Person with respect to any alleged irregularity, misstatement or omission or other matter arising under or relating to any government contract or proposal submitted for any such government contract and
(ii) except as would not in the aggregate reasonably be expected to have a Material Adverse Effect, there is no irregularity, misstatement or omission or other matter arising under or relating to any government contract or proposal therefore that has led or could reasonably be expected to lead, either before or after the Effective Time, to any of the consequences set forth in clause
(i) of this sentence.

  (c) Except as set forth in Section 4.19 of the Disclosure Schedule and except as would not in the aggregate reasonably be expected to have a Material Adverse Effect on the Company, there exist (i) no outstanding claims, requests for equitable adjustment, audits, disputes or other contractual action for relief against the Company and its Subsidiaries, either by the U.S. Government or by any prime contractor, subcontractor, vendor or other person, arising under or relating to any government contract, performance of any government contract or otherwise, and (ii) no settlement, compromise or similar agreements waiving, releasing or abandoning any claim, entitlement, right or defense of the Company or its Subsidiaries relating to the U.S. Government, any prime contractor, subcontractor, vendor or other person.

  (d) Except as set forth in Section 4.19 of the Disclosure Schedule and except as in the aggregate would not reasonably be expected to have a Material Adverse Effect, no government contract contains Organization Conflict of Interest ("OCI") clauses or other similar provisions that might restrict or preclude Parent or any of its affiliates from supplying products or services to any Governmental Entity or supplier thereto.

  SECTION 4.20 Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar antitakeover statue or regulation enacted under state or federal laws in the United States (each a "TAKEOVER STATUTE") including Chapters 110C-110F of the Massachusetts General Laws, applicable to the Company or any of the its Subsidiaries is applicable to the execution, delivery and performance of this Agreement or the consummation of the Offer or the Merger or the other transactions contemplated by this Agreement.

                                  ARTICLE 5.
            REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

  Each of Parent and Purchaser represents and warrants to the Company as follows:

  SECTION 5.1 Organization. Parent is a corporation duly organized and validly existing and in good standing under the laws of the State of New York. Purchaser is a corporation duly organized and validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Parent and Purchaser have all necessary corporate power and authority to own their respective properties and assets and to carry on their respective businesses as now conducted and are duly qualified or licensed to do business as foreign corporations in good standing in all jurisdictions in which the character or the location of the assets owned or leased by any of them or the nature of the business conducted by any of them requires licensing or qualification except where the failure to be so qualified would not have a material adverse effect on the consummation of the transactions contemplated hereby.

  SECTION 5.2 Authority. Each of Parent and Purchaser has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder; the execution, delivery and performance by Parent and Purchaser of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on either of their part and no other corporate proceedings on either of their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes a valid and binding obligation of Parent and Purchaser enforceable against Parent and Purchaser in accordance with its terms, except as (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and the discretion of the courts before which any proceeding therefor may be brought.

  SECTION 5.3 Schedule 14D-1, Offer Documents and Schedule 14D-9. The Offer Documents and the Schedule 14D-1 and all amendments and supplements thereto, will, when filed with the SEC, comply in all material respects with the Exchange Act, except that no representation is made by Parent or Purchaser with respect to information supplied by or on behalf of the Company for inclusion therein. None of the information supplied by Parent or Purchaser for inclusion in Schedule 14D-9 and any amendments thereof or supplements thereto will, on the respective dates such materials are filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  SECTION 5.4 Effect of Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the making of the Offer, by Parent and Purchaser will not constitute a breach or violation of or a default under (i) the Articles of

Incorporation or the Bylaws of Parent or Purchaser, (ii) any applicable Law,
(iii) any Permit issued by a Governmental Entity or otherwise, or (iv) any indenture, agreement or instrument of Parent or Purchaser or to which Parent or Purchaser or any of their respective properties is subject, other than in the case of (i) through (iv) above, breaches, violations or defaults which would not prevent, materially hinder or make materially more burdensome the consummation by Parent or Purchaser of the transactions contemplated hereby. Except for compliance with the HSR Act, the Exchange Act, the securities Laws of the various states and the filing of the Articles of Merger pursuant to the Massachusetts BCL, the consummation by Parent and Purchaser of the transactions contemplated hereby will not require the consent or approval of or filing with any Governmental Entity or other third party.

  SECTION 5.5 Financing. Parent has, and will provide to Purchaser prior to the expiration of the Offer, all funds necessary for the purchase of the Shares pursuant to the Offer. Prior to the Effective Time, Purchaser will have all funds necessary to consummate the Merger and to consummate all other transactions contemplated hereunder.

  SECTION 5.6 Brokers. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Parent or Purchaser or any of their respective affiliates in connection with the negotiation, execution or performance of this Agreement, the Merger or the other transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement, the Merger or such transactions, except that Goldman, Sachs & Co. has been employed as financial advisor to Parent and Purchaser, who have full responsibility for their fees, commissions, expenses and other charges.

                                  ARTICLE 6.
                                   COVENANTS

  SECTION 6.1 No Solicitation.

  (a) The Company and its Subsidiaries will not, and will cause their respective officers, directors, employees and investment bankers, attorneys or other agents retained by or acting on behalf of the Company or any of its Subsidiaries (collectively, the "REPRESENTATIVES"), as applicable, not to, (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any Acquisition Proposal (as defined below), (ii) except as permitted below, engage in negotiations or discussions with, or furnish any information or data to any third party relating to an Acquisition Proposal,
(iii) except as permitted below, enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or (iv) except as permitted below, participate in any discussions regarding, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal (other than the transactions contemplated hereby). Notwithstanding the foregoing, in response to any unsolicited Acquisition Proposal, the Company may (at any time prior to the consummation of the Offer) furnish information concerning its business, properties or assets to the Person or group (a "POTENTIAL ACQUIROR") making such unsolicited Acquisition Proposal and participate in negotiations with the Potential Acquiror if (x) the Company's Board of Directors is advised by one or more of its independent financial advisors that such Potential Acquiror has the financial wherewithal to consummate without undue delay such an Acquisition Proposal, (y) the Company's Board of Directors reasonably determines, after receiving advice from the Company's financial advisor, that such Potential Acquiror has submitted an Acquisition Proposal that involves consideration to the Company's shareholders that are superior to the Offer and the Merger, and (z) based upon advice of counsel to such effect, the Company's Board of Directors determines in good faith that it is necessary to so furnish information and/or negotiate in order to comply with its fiduciary duty to stockholders of the Company. In the event the Company shall determine to provide any information as described above or shall receive any offer of the type referred to in this Section 6.1(a), it shall (x) promptly inform Parent as to the fact that such an offer has been received and/or such an offer has been received and/or information is to be provided, (y) promptly provide Parent with a copy of any written offer or other materials received by Company, its Subsidiaries or Representatives in connection therewith, and (z) if such offer is not in writing, promptly furnish to Parent in writing the identity of the recipient of such information and/or the proponent of such offer and a summary of the terms thereof. The Company agrees that any non-public information furnished to a Potential Acquiror will be pursuant to a confidentiality agreement with confidential information and no solicitation/no hire provisions substantially similar to those set forth in the Confidentiality Agreement (as defined in Section 6.4 hereof). The Company will keep Parent fully informed of the status and details, including amendments or proposed amendments to any such Acquisition Proposal.

  (b) The Board of Directors of the Company (x) shall not withdraw or modify or propose to withdraw or modify, in any manner adverse to Parent, the approval or recommendation of such Board of Directors of this Agreement, the Offer or the Merger or (y) approve or recommend, or propose to approve or recommend, any Acquisition Proposal unless, in each case, in connection with a Superior Offer, such Board of Directors determines in good faith, based on advice of outside legal counsel, that it is necessary to do so in order to comply with such Board of Directors' fiduciary duties under applicable Law.

  (c) For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any bona fide proposal, whether in writing or otherwise, made by a third party to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of the Company or any of Subsidiaries, or any material equity interest in the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving either the Company or any of its Subsidiaries, including any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of any material portion of the assets of, or any material equity interest in, the Company and its Subsidiaries.

  (d) The term "SUPERIOR OFFER" means a bona fide offer to acquire, directly or indirectly, for consideration consisting of cash and/or securities, two-thirds or more of the Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the Board of Directors of the Company determines in its good faith reasonable judgment to be more favorable to the Company's shareholders than the Offer and the Merger (based on advice of the Company's independent financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Offer and the Merger), for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors, based on advice from the Company's independent financial advisor, is reasonably capable of being financed by such third party and for which the Board of Directors determines, in its good faith reasonable judgment, that such proposed transaction is reasonably likely to be consummated without undue delay.

  SECTION 6.2 Appraisal Rights. The Company shall not settle or compromise any claim for appraisal rights in respect of the Merger without the prior written consent of Parent or Purchaser.

  SECTION 6.3 Conduct of Business of the Company. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement (including matters specifically identified in Section 6.3 of the Disclosure Schedule) or as otherwise approved in writing by Parent or Purchaser, the Company shall conduct, and it shall cause each of its Subsidiaries to conduct, its or their businesses in the ordinary course and consistent with past practice, subject to the limitations contained in this Agreement, and the Company shall, and it shall cause each of its Subsidiaries to, use its or their reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with all Persons with which the Company has significant business relations. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, after the date of this Agreement and prior to the Effective Time, neither the Company nor any of its Subsidiaries will, without the prior consent of
Purchaser:

  (i) amend or propose to amend its Articles of Organization or Bylaws (or comparable governing instruments);

  (ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or any of its Subsidiaries including any securities convertible into or exchangeable for shares of stock of any class of the Company or any of its Subsidiaries, or enter into any agreement, understanding or arrangement with respect to the purchase or voting of shares of its capital stock, except for the issuance of Shares pursuant to the exercise of Options or the conversion of the Subordinated Notes outstanding on the date of this Agreement, in accordance with their present terms, and issuances of up to 120,000 Shares and options under the ESPP to employees in the ordinary course of business;

  (iii) split, combine or reclassify any shares of its capital stock, make any other changes in its capital structure, or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to the Company or a Subsidiary wholly owned by the Company, or redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities, except for the repurchase of shares of common stock from employees, consultants or directors of the Company upon termination of their relationship with the Company in accordance with existing contractual rights or obligations of repurchase;

  (iv) (a) except for debt (including, but not limited to, obligations in respect of capital leases) not in excess of $7,000,000 per month or $30,000,000 in the aggregate for all entities combined, create, incur or assume any short-term debt, long-term debt or obligations in respect of capital leases; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any Person, except for obligations of the Company or any wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice; (c) make any capital expenditures other than in the ordinary course in amounts not to exceed $7,000,000 per month or $30,000,000 in the aggregate; (d) or make any loans, advances or capital contributions to, or investments in, any other Person (other than customary relocation loans to employees made in the ordinary course of business consistent with past practice); or (e) acquire the stock or substantially all the assets of, or merge or consolidate with, any other Person;

  (v) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any material assets or properties (including Intellectual Property), real, personal or mixed (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) disposition of obsolete or worthless assets and (iii) encumbrances on assets to secure purchase money financings of equipment and capital improvements);

  (vi) (A) increase the compensation of any of its or their directors, officers or key employees, except pursuant to the terms of agreements or plans currently in effect; (B) pay or agree to pay any pension, retirement or other employee benefit provided in any existing plan, agreement or arrangement to any director, officer or key employee except in the ordinary course and consistent with past practice; (C) commit, other than pursuant to any existing collective bargaining agreement, to any additional pension, profit sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any director, officer or key employee, whether past or present; (D) amend, in any material respect, any such plan, agreement or arrangement; or (E) enter into, adopt or amend any employee benefit plans or employment or severance agreement, or (except for normal increases in the ordinary and usual course of business for employees with annual base cash compensation of less than $80,000) increase in any manner the compensation of any employees;

  (vii) settle or compromise any claims or litigation involving payments by the Company or any of its Subsidiaries of more than $250,000 in any single instance or related instances, or that otherwise are material;

  (viii) make any tax election or permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated, except in the ordinary and usual course of business consistent with past practices;

  (ix) enter into any license with respect to Intellectual Property unless such license is non-exclusive and entered into in the ordinary course consistent with past practice or in accordance with existing contracts or other agreements;

  (x) take any action or omit to take any action, which action or omission would result in a breach of any of the covenants, representations and warranties of the Company set forth in this Agreement;

  (xi) enter into any lease or amend any lease of real property other than in the ordinary course of business consistent with past practice;

  (xii) change any accounting practices, other than in the ordinary course and consistent with past practice;

  (xiii) fail to use reasonable business efforts to keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

  (xiv) fail to pay all accounts payable and other obligations, when they become due and payable, in the ordinary course of business consistent with past practice and with the provisions of this Agreement, except if the same are contested in good faith, and, in the case of the failure to pay any material accounts payable or other obligations which are contested in good faith, only after consultation with Purchaser;

  (xv) fail to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all Permits necessary for, or otherwise material to, such business; or

  (xvi) agree, commit or arrange to do the foregoing.

  SECTION 6.4 Access and Information. The Company shall, upon reasonable notice and subject to government security restrictions and restrictions contained in confidentiality agreements to which it is subject, give to Parent, Purchaser and their representatives full access to all of their employees, and to all the premises and books and records of the Company and its Subsidiaries and shall, and shall cause its Subsidiaries, officers and independent auditors to furnish to Parent, Purchaser and their representatives and designees such financial and operating data and other information, including access to the working papers of its independent auditors, with respect to its business and properties and the business and properties of its Subsidiaries as Parent or Purchaser shall from time to time reasonably request. Any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the Company and its Subsidiaries. No investigation pursuant to this Section shall affect or be deemed to modify any representations or warranties made in this Agreement or the conditions to the obligations of the parties to consummate the Merger. The Confidentiality Agreement dated April 26, 1997 (the "CONFIDENTIALITY AGREEMENT"), between Parent and the Company shall apply to the information provided pursuant to this Section 6.4.

  SECTION 6.5 Certain Filings, Consents and Arrangements.

  (a) Parent, Purchaser and the Company shall use their reasonable best efforts to obtain any Permits necessary for the consummation of the transactions contemplated by this Agreement, provided that the Company shall not, without the consent of Parent (which consent shall not be unreasonably withheld), agree to any amendment to any material instrument or agreement to which it is a party.

  (b) Parent, Purchaser and the Company shall cooperate with one another (i) in promptly determining whether any filings are required to be made or Permits are required to be obtained under any Law or otherwise (including from other parties to Material Contracts) in connection with the consummation of the Offer and the Merger and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such Permits.

  (c) Each party shall use its reasonable best efforts promptly to take, or cause to be taken, all actions and promptly to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement; provided that nothing in this Section 6.5 shall require any party hereto to proffer such party's willingness to accept an Order providing for divestiture of its assets or businesses which amount to 7.5% or more of Company's assets or earning power. The Company shall take all actions reasonably requested by Parent to ensure the orderly transition of the business of the Company and to preserve and maintain the Company's business relationships.

  SECTION 6.6 State Takeover Statutes. The Company shall, upon the request of Parent or Purchaser, take all reasonable steps to assist in any challenge by Parent or Purchaser to the validity or applicability to the Offer or Merger of any state takeover statutes.

  SECTION 6.7 Compliance with Antitrust Laws. Each party shall as promptly as practicable make all filings necessary under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), or to comply with any other request or demand by a Governmental Entity investigating the Offer or the Merger under applicable antitrust Laws. Each party shall use its reasonable best efforts to resolve such objections, if any, as any Governmental Entity may assert with respect to the Offer or the Merger. Nothing in this Section 6.7 shall require any party hereto to proffer such party's willingness to accept an Order providing for divestiture of its assets or businesses which amount to 7.5% or more of Company's assets or earning power.

  SECTION 6.8 Press Releases. Parent, Purchaser and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange.

  SECTION 6.9 Indemnification; Insurance.

  (a) From and after the consummation of the Offer, Parent shall cause the Company and, after the Effective Time, the Surviving Corporation to indemnify, defend and hold harmless the present and former directors and officers of the Company and its Subsidiaries (each an "INDEMNIFIED PARTY") against all losses, claims, damages or liabilities arising out of actions or omissions in their capacity as a director or officer of the Company or a Subsidiary occurring on or prior to the consummation of the Offer to the maximum extent permitted or required under the Massachusetts BCL and the Company's Bylaws in effect on the date hereof, including provisions with respect to advances of expenses incurred in the defense of any action or suit, provided that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the Massachusetts BCL and the Company's Bylaws shall be made by independent legal counsel selected in good faith by the Surviving Corporation. From and after the consummation of the Offer, Parent shall cause the Company and, after the Effective Time, the Surviving Corporation, to pay from time to time in advance of the disposition of any such action, suit or other proceeding expenses, including counsel fees, reasonably incurred by the Indemnified Party in connection with any such action, suit or other proceeding; provided that such Indemnified Party shall undertake to repay the amounts so paid if it is ultimately determined that indemnification for such expenses is not authorized under this Agreement or otherwise.

  (b) From and after the consummation of the Offer, Parent shall cause the Company and, after the Effective Time, the Surviving Corporation to maintain the Company's existing officers' and directors' liability insurance ("D&O INSURANCE") in full force and effect without reduction of coverage for a period of three years after the Effective Time; provided that the Surviving Corporation will not be required to pay an annual premium therefor in excess of 200% of the last annual premium paid prior to the date hereof (the "CURRENT PREMIUM"); and, provided, further, that if the existing D&O Insurance expires, is terminated or canceled during the 3-year period, the Surviving Corporation will use reasonable efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium on an annualized basis not in excess of 200% of the Current Premium.

  (c) The Company will maintain, through the Effective Time, the Company's existing D&O Insurance in full force and effect without reduction of coverage.

  (d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger and the continuing or surviving entity does not assume the obligations of the Surviving Corporation set forth in this Section 6.9, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this
Section 6.9.

  SECTION 6.10 Notification of Certain Matters. The Company shall give prompt notice to Parent and Purchaser, and Parent or Purchaser shall give prompt notice to the Company, of (i) any claims, actions, proceedings or investigations commenced or, to the best of its knowledge, threatened, involving or affecting the Company or any of its Subsidiaries or any of their property or assets, that relate to the Offer or the Merger, (ii) the occurrence, or failure to occur, of any event that would be likely to cause (with the passage of time or otherwise) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or, in the case of the Company, a Material Adverse Effect, and (iii) any material failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

  SECTION 6.11 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses (including, in the case of the Company, the costs of printing the Proxy Statement), whether or not the Offer or the Merger is consummated.

  SECTION 6.12 Actions Regarding the Rights.

  Prior to the execution of this Agreement, the Company, in accordance with the terms and provisions of the Common Stock Rights Agreement dated as of June 23, 1988 between the Company and The First National Bank of Boston, as Rights Agent (the "RIGHTS AGREEMENT"), has amended the Rights Agreement so that the transactions contemplated by this Agreement are exempted from certain provisions of the Rights Agreement and a "Common Stock Event" thereunder will not occur as a result of such transactions. The Company, with the consent of Parent, shall continue to take all actions necessary to cause the transactions contemplated by this Agreement to remain exempted from such provisions of the Rights Agreement, including, if desirable, entering into further amendments to the Rights Agreement or causing the rights issued under the Rights Agreement (the "RIGHTS") to be extinguished, canceled or redeemed.

  SECTION 6.13 Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement; provided, however, that Parent shall have the right to prevent the Company from entering into any such settlement without Parent's consent if Parent agrees to indemnify the Company and each director of the Company for the amount of its, his or her liability, if any, arising from the underlying claim, net of any insurance proceeds received by such person, that is in excess of the amount that such person would have been liable for under such settlement.

                                  ARTICLE 7.
                           CONDITIONS TO THE MERGER

  SECTION 7.1 Conditions to the Obligations of Parent, Purchaser and the Company. The obligations of Parent, Purchaser and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

  (a) the stockholders of the Company shall have duly approved the Merger, if required by applicable Law; and

  (b) the consummation of the Merger shall not be precluded by any order or injunction of a court of competent jurisdiction (each party agreeing to use its reasonable best efforts to have any such order reversed or injunction lifted), and there shall not have been any action taken or any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity that makes consummation of the Merger illegal.

  SECTION 7.2 Conditions to the Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of the following additional conditions:

  (a) the Company shall have performed in all material respects the covenants and agreements set forth herein to be performed by it at or prior to the Effective Time;

  (b) the representations and warranties of the Company in Article 4 shall be true and correct in all material respects on the date as of which made and on the Effective Date with the same force and effect as though made on and as of such date;

  (c) there shall not have occurred after the completion of the Offer any material adverse change in the business of the Company and its Subsidiaries taken as a whole, except for such changes that are caused by the Company's compliance with the terms of this Agreement and the Offer or that are contemplated hereby;

  (d) no governmental or other action or proceeding shall have been commenced after completion of the Offer that (a) in the opinion of Parent's or Purchaser's counsel is more likely than not to be successful, and (b) either
(i) seeks an injunction, a restraining order or any other Order seeking to prohibit, restrain, invalidate or set aside consummation of the Merger or (ii) if successful, would have a Material Adverse Effect; and

  (e) the Company shall have delivered to Parent and Purchaser a certificate, as of the Effective Time, executed by a senior executive officer of the Company, to the effect that, to the best of such officer's knowledge, the conditions set forth in this Section 7.2 have been fulfilled.

  SECTION 7.3 Conditions to the Company's Obligation. The obligation of the Company to consummate the Merger is subject to the satisfaction, at or before the Effective Time, of the following additional conditions:

  (a) Parent and Purchaser shall have performed in all material respects the covenants and agreements set forth herein to be performed by them at or prior to the Effective Time;

  (b) The representations and warranties of Parent and Purchaser set forth in
Article 5 shall be true and correct in all material respects on the date as of which made and on the Effective Date with the same force and effect as though made on and as of such date; and

  (c) Parent and Purchaser shall have each delivered to the Company a certificate, dated the date of the Effective Time and executed in each case by a senior executive officer thereof, that to the best of such officer's knowledge, the conditions set forth in this Section 7.3 have been fulfilled.

  SECTION 7.4 Exception. The conditions set forth in Section 7.2 and 7.3 hereof shall cease to be conditions to the obligations of any of the parties hereto if Purchaser shall have accepted for payment and paid for Shares validly tendered pursuant to the Offer.

                                  ARTICLE 8.
                                 MISCELLANEOUS

  SECTION 8.1 Termination. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof:

  (a) subject to Section 1.5, by the mutual consent of Parent and the Company;

  (b) by either the Company, on the one hand, or Parent and Purchaser, on the other hand:

  (i) if the Shares shall not have been purchased pursuant to the Offer on or prior to the Final Termination Date; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Purchaser to purchase the Shares pursuant to the Offer on or prior to such date; or

  (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their respective reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or prohibiting Parent or Purchaser to acquire or hold or exercise rights of ownership of the Shares except such prohibitions which would not reasonably be expected to have a Material Adverse Effect or prevent the consummation of the Offer prior to the Final Termination Date, and such order, decree, ruling or other action shall have become final and non-appealable;

  (c) by the Company:

  (i) if, prior to the purchase of Shares pursuant to the Offer the Board of Directors shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, this Agreement or the Merger (or the Board of Directors resolves to do any of the foregoing) as a result of a Superior Offer, and if concurrently with such termination the Termination Fee (as defined in Section 8.2) is paid to Parent; or

  (ii) if Parent or Purchaser shall have terminated the Offer, or the Offer shall have expired, without Purchaser purchasing any Shares pursuant thereto; provided that the Company may not terminate this Agreement pursuant to this
Section 8.1(c)(ii) if the Company's failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, termination of the Offer or the failure of Purchaser to purchase any Shares pursuant to the Offer; or

  (iii) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the Conditions, the Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(iii) if the Company's failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Parent, Purchaser or any affiliate to commence the Offer; or

  (iv) prior to the purchase of Shares pursuant to the Offer, (x) if any representation or warranty of Parent and Purchaser set forth in this Agreement shall be untrue in any material respects when made, or (y) upon a breach in any material respect of any covenant or agreement on the part of Parent or Purchaser set forth in this Agreement, in each case where such misrepresentation or breach would result in a failure to satisfy any of the Conditions, provided, that, if any such breach is curable by

Parent or Purchaser through the exercise of its reasonable best efforts prior to the Final Termination Date and for so long as Parent or Purchaser continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 8.1(c)(iv); or

  (d) by Parent and Purchaser:

  (i) if, prior to the purchase of the Shares pursuant to the Offer, the Board of Directors shall have (A) withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, this Agreement or the Merger, (B) recommended an Acquisition Proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Parent, Purchaser, or their affiliates (or the Board of Directors resolves to do any of the foregoing); or

  (ii) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the Conditions, Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided that neither Parent nor Purchaser may terminate this Agreement pursuant to this Section 8.1(d)(ii) if the failure of Purchaser or Parent to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Parent, Purchaser or any affiliate to commence the Offer; or

  (iii) prior to the purchase of Shares pursuant to the Offer, (i) if any representation or warranty of the Company set forth in this Agreement shall be untrue in any material respect when made or (ii) upon a breach in any material respect of any covenant or agreement on the part of the Company set forth in this Agreement, in each case where such misrepresentation or breach would cause any of the Conditions not to be met, provided, that, if any such breach is curable by the Company through the exercise of its reasonable best efforts prior to the Final Termination Date and for so long as the Company continues to exercise such reasonable best efforts, neither Parent nor Purchaser may terminate this Agreement under this Section 8.1(c)(iii); or

  (iv) any Person or group shall have become the beneficial owner of 20% or more of the outstanding Shares; or

  (v) if the Company shall have failed to file its Schedule 14D-9 with the SEC within 10 business days of the commencement of the Offer;

  provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.1(c)(i), and neither Parent nor Purchaser shall terminate this Agreement pursuant to Section 8.1(d)(i), if any Shares are purchased by Purchaser pursuant to the Offer.

  SECTION 8.2 Effect of Termination.

  (a) In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Purchaser or the Company or their respective directors, officers, employees, shareholders, representatives, agents or advisors other than, with respect to Parent, Purchaser and the Company, the obligations pursuant to this Article 8 and the last sentence of
Section 6.4. Nothing contained in this Section 8.2(a) shall relieve Parent, Purchaser or the Company from liability for willful breach of this Agreement.

  (b) The Company shall pay to Parent by wire transfer $13.5 million (the "TERMINATION FEE"), upon demand, if (i) the Company terminates this Agreement pursuant to Section 8.1(c)(i), in which case the Termination Fee must be paid simultaneously with such termination, (ii) Parent or Purchaser terminates this Agreement pursuant to Section 8.1(d)(i), or (iii) this Agreement is terminated for any reason (other than as a result of (x) the failure of Parent or Purchaser to fulfill any material obligation under this Agreement, (y) the applicable waiting period under the HSR Act shall not have expired or been terminated on or prior to the Final Termination Date or (z) the failure of any of the Conditions set forth in paragraph (iii)
(a) of Exhibit A hereto or the Conditions set forth in paragraph (iii) (d) of Exhibit A hereto to be satisfied or waived by Parent on or prior to the Final Termination Date), at any time after an Acquisition Proposal has been made and within nine months after such a termination, the Company completes either (x) a merger, consolidation or other business combination between the Company or a Subsidiary of the Company and any other Person (other than Parent, Purchaser or an affiliate of Parent) or (y) the sale of 30% or more (in voting power) of the voting securities of the Company or of 30% or more (in market value) of the assets of the Company and its Subsidiaries, on a consolidated basis.

  (c) Concurrently with the execution hereof the Company is issuing to Parent an option to purchase 4,225,000 Shares at a price per Share equal to $29.00 (such option is referred to herein as the "TERMINATION OPTION"), in the form set forth as Exhibit B hereto.

  SECTION 8.3 Non-Survival of Representations, Warranties and Agreements. The representations and warranties in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 8.1, as the case may be. The covenants and agreements contained in this Agreement shall survive the Effective Time or termination of this Agreement, as the case may be, and shall continue until they terminate in accordance with their terms.

  SECTION 8.4 Waiver and Amendment. Subject to Section 1.5, any provision of this Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. Subject to Section 1.5, this Agreement may be amended or supplemented at any time, except that after approval hereof by the stockholders of the Company, no amendment shall be made which decreases the Merger Consideration or that in any other way materially adversely affects the rights of such stockholders (other than a termination of this Agreement) without the further approval of such stockholders. No such waiver, amendment or supplement shall be effective unless in writing and signed by the party or parties intended to be bound thereby.

  SECTION 8.5 Entire Agreement. Except for the Confidentiality Agreement, (which is hereby incorporated herein by this reference) and the Termination Option, this Agreement (a) contains the entire agreement among Parent, Purchaser and the Company with respect to the Offer, the Merger and the other transactions contemplated hereby, and supersedes all prior agreements among the parties with respect to such matters, and (b) is not intended to confer upon any other persons any rights or remedies hereunder. The parties hereto acknowledge that the Confidentiality Agreement remains in full force and effect and is unmodified, except that paragraph 7 thereof is terminated and of no further force or effect.

  SECTION 8.6 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in that State, except to the extent Massachusetts law is mandatorily applicable to the Merger.

  SECTION 8.7 Headings. The descriptive headings contained herein are for convenience and reference only and shall not affect in any way the meaning or interpretation of this Agreement.

  SECTION 8.8 Notices. All notices or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested addressed as follows:

      If to the Company:

      BBN Corporation
      150 Cambridge Park Drive
      Cambridge, MA 02140
      Attention: General Counsel
      Telecopy: (617) 873-3408

      With a copy to:

      Ropes & Gray
      One International Place
      Boston, MA 02110
      Attention: Robert Hayes
      Telecopy: (617) 951-7050

      If to Purchaser or Parent:

      GTE Corporation
      One Stamford Forum
      Stamford, CT 06904
      Attention: Senior Vice President
       and General Counsel
      Telecopy: (203) 965-3464

      With a copy to:

      O'Melveny & Myers LLP
      153 East 53rd Street, 54th Floor
      New York, NY l0066
      Attn: Jeffrey J. Rosen, Esq.
      Telecopy: (212) 326-2061

or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

  SECTION 8.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one agreement.

  SECTION 8.10 Parties in Interest; Assignment. This Agreement is binding upon and is solely for the benefit of the parties and their respective successors, legal representatives and assigns except that Section 6.9 shall be for the express benefit of the persons in the categories referred to therein. Parent and Purchaser shall have the right (i) to assign to one or more direct or indirect wholly owned Subsidiaries of the Parent any and all rights and obligations of Purchaser under this Agreement, including the right to substitute in Purchaser's place such a Subsidiary as one of the constituent corporations in the Merger (if such Purchaser assumes all of the obligations of Purchaser in connection with the Merger), (ii) to transfer to one or more direct or indirect wholly owned Subsidiaries of Parent the right to purchase Shares tendered pursuant to the Offer and (iii) to restructure the transaction to provide for the merger of the Company with and into Purchaser or any such other corporation as provided above. If Parent or Purchaser exercise their right to so restructure the transaction, the Company shall promptly enter into appropriate agreements to reflect such restructuring. In any such event the amounts to be paid to holders of Shares shall not be reduced nor shall there be any material delay of the Effective Time.

  SECTION 8.11 Specific Performance. The parties agree that irreparable damage would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, in addition to any other remedy to which any party is entitled at law or in equity.

  SECTION 8.12 Certain Undertakings of Parent. Parent shall perform, or cause to be performed, any obligation of Purchaser (or any successor person pursuant to Section 8.10) under this Agreement which shall have been breached by Purchaser (or such successor).

  SECTION 8.13 Interpretation. The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. The phrase "to the best knowledge of" or any similar phrase shall mean such facts and other information which as of any date of determination are known to any vice president, chief financial officer, controller, or any officer superior to any of the foregoing, of the referenced party. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 5, 1997. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

  SECTION 8.14 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable; provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

                 [Remainder of Page Intentionally Left Blank]

  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the date first written above.

                                          GTE CORPORATION



                                          By:/s/ Kent B. Foster
                                             ----------------------------------
                                             Name: Kent B. Foster
                                             Title: President


                                          By:/s/ Marianne Drost
                                             ----------------------------------
                                             Name: Marianne Drost
                                             Title: Secretary

                                          GTE MASSACHUSETTS INCORPORATED



                                          By:/s/ Robert C. Calafell
                                             ----------------------------------
                                             Name: Robert C. Calafell
                                             President


                                          By:/s/ James A. Attwood
                                             ----------------------------------
                                             Name: James A. Attwood
                                             Treasurer

                                          BBN CORPORATION



                                          By:/s/ John Montjoy
                                             ----------------------------------
                                             Name: John Montjoy
                                             Senior Vice President


                                          By:/s/ Bruce Haskin
                                             ----------------------------------
                                             Name: Bruce Haskin
                                             Treasurer

                                   EXHIBIT A
                                      TO
                         AGREEMENT AND PLAN OF MERGER

                            CONDITIONS OF THE OFFER

  Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including without limitation, Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return Shares promptly after termination or withdrawal of the Offer), pay for, or may delay the acceptance for payment of or payment for, any tendered shares, or may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act shall not have expired or been terminated, (ii) the number of Shares validly tendered and not withdrawn when added to the Shares then beneficially owned by Parent does not constitute two-thirds of the Shares then outstanding, or (iii) on or after the date of this Agreement and at or before the time of payment for the Shares, any of the following events shall occur and be continuing:

  (a) there shall have occurred and be continuing (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, Inc., (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States and having had or being reasonably likely to have a Material Adverse Effect or would restrain, prohibit or delay beyond the Final Termination Date the consummation of the Offer, (4) any limitation or proposed limitation (whether or not mandatory) by any Governmental Entity, or any other event, that materially adversely affects generally the extension of credit by banks or other financial institutions, (5) from the date of this Agreement through the date of termination or expiration of the Offer, a decline of at least 25% in the Standard & Poor's 500 Index or (6) in the case of any of the situations described in clauses (1) through (5) inclusive, existing at the date of this Agreement, a material acceleration, escalation or worsening thereof;

  (b) (i) the representations and warranties of the Company set forth in this Agreement shall not have been true and correct in any material respect on the date hereof or (ii) the representations and warranties of the Company set forth in this Agreement shall not be true and correct in any respect as of the scheduled expiration date (as such date may be extended) of the Offer as though made on or as of such date or the Company shall have breached or failed in any respect to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it except, in each case with respect to clause (ii), (x) for changes specifically permitted by this Agreement and (y) (A) for those representations and warranties that address matters only as of a particular date which are true and correct as of such date or (B) where the failure of representations and warranties (without giving effect to any limitation based on "materiality," "Material Adverse Effect" or words of similar effect set forth therein) to be true and correct, or the performance or compliance with such obligations, agreements or covenants, would not in the aggregate reasonably be expected to have a Material Adverse Effect;

  (c) there shall be any action or proceeding commenced by or before, or threatened in writing by, any Governmental Entity, which has a reasonable likelihood of success and which, if decided adversely to the Company, would have a Material Adverse Effect or would restrain, prohibit or delay beyond the Final Termination Date the consummation of the Offer, and if decided adversely to Parent, would have the effect of (i) making the purchase of, or payment for, some or all of the Shares pursuant to the Offer or the Merger or otherwise illegal, or resulting in a material delay in the ability of Parent or Purchaser to accept for payment or pay for some or all of the Shares, (ii) compelling Parent or Purchaser to dispose of or hold separately all or any material portion of the Company's or Parent's business or assets, (iii) making illegal, or otherwise directly or indirectly restraining or prohibiting or imposing material financial burdens, penalties or, fines or requiring the payment of material damages in connection with the making of, the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of some of or all the Shares by Parent or Purchaser, the consummation of the Offer or the Merger, (iv) otherwise preventing consummation of the Offer or the Merger, or (v) imposing limitations on the ability of Parent or Purchaser effectively (A) to acquire, hold or operate the business of the Company and its Subsidiaries taken as a whole or (B) to exercise full rights of ownership of the Shares acquired by it, including, but not limited to, the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company, which, in either case, would effect a material diminution in the value of the Company or the Shares;

  (d) there shall been any Law enacted, promulgated, entered or deemed applicable to the Offer or the Agreement or any other action shall have been taken or threatened in writing, by any Governmental Entity on or after the date of the Offer that would reasonably be expected to, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above;

  (e) the Board of Directors of the Company shall have publicly (including by amendment of its Schedule 14D-9) withdrawn or adversely modified its recommendation of acceptance of the Offer; or

  (f) since the date hereof, there shall have occurred any event or events that, singly or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect; or

  (g) the Agreement shall have been terminated in accordance with its terms, or Parent or Purchaser shall have reached an agreement or understanding in writing with the Company providing for termination or amendment of the Offer; which, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to any such conditions, makes it in the sole discretion of Parent inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for the Shares.

  The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such condition and may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

                                   EXHIBIT B

                                       TO

                          AGREEMENT AND PLAN OF MERGER

                           FORM OF TERMINATION OPTION

                           [ALEX. BROWN LETTERHEAD]

                                                                     EXHIBIT C
                                                                         TO
                                                                    SCHEDULE 14C


                                          May 6, 1997

BBN Corporation
150 Cambridge Park Drive
Cambridge, MA 02140

Dear Sirs:

  BBN Corporation (the "Company"), GTE Corporation ("Buyer") and GTE Massachusetts Incorporated, a Massachusetts corporation and a wholly owned subsidiary of Buyer ("Purchaser"), have entered into the Agreement and Plan of Merger dated as of May 5, 1997 (the "Agreement"). Pursuant to the Agreement, Purchaser shall commence a tender offer (the "Offer") to purchase all shares of the Company's common stock issued and outstanding at a price of $29.00 per share, net to the seller in cash (the "Cash Consideration"). Thereafter, Purchaser shall be merged with and into the Company and the Company shall continue as the surviving corporation as a subsidiary of Buyer (the "Merger"). Stockholders of the Company other than Buyer shall receive the Cash Consideration in the Merger. You have requested our opinion as to whether the Cash Consideration is fair, from a financial point of view, to the Company's stockholders.

  Alex. Brown & Sons Incorporated ("Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of the Company in connection with the transaction described above and will receive a fee for our services, a portion of which is contingent upon the consummation of the Offer. We have also acted as placement agent for a private offering of the Company's common stock and as the Company's financial advisor with respect to the sale of Lightstream Corporation, the divestiture of a majority interest in its BBN Domain subsidiary and general advisory services. Alex. Brown regularly publishes research reports regarding the communications services industry and the businesses and securities of the Company and other publicly owned companies in the communications services industry. In the ordinary course of business, Alex. Brown may actively trade the securities of both the Company and the Buyer for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in securities of the Company and the Buyer.

  In connection with this opinion, we have reviewed certain publicly available financial information and other information concerning the Company and Buyer and certain internal analyses and other information furnished to us by the Company. We have also held discussions with the members of the senior management of the Company regarding the business and prospects of the Company. In addition, we have (i) reviewed the reported prices and trading activity for the common stock of the Company, (ii) compared certain financial and stock market information for the Company with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part, (iv) reviewed the terms of the Agreement, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

  We have not independently verified the information described above, and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to the information relating to the prospects of the Company, we have assumed that such information reflects the best currently available judgments and estimates of the management of the Company as to the likely future financial performance of the Company. In addition, we have not made an independent evaluation or appraisal of the assets of the Company and Buyer, nor have we been furnished with any such evaluations or appraisals. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

  Our advisory services and the opinion expressed herein were prepared for the use of the Board of Directors of the Company and do not constitute a recommendation to the Company's stockholders as to whether they should tender their shares in the Offer. We hereby consent, however, to the inclusion of this opinion in its entirety in any filing required to be made by the Company with the Securities and Exchange Commission with respect to the Offer and the Merger.

  Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Cash Consideration is fair, from a financial point of view, to the Company's stockholders.

                                         Very truly yours,

                                         ALEX. BROWN & SONS INCORPORATED

                                         By:/s/ Alex. Brown & Sons Incorporated
                                            -----------------------------------

                                      C-2